Exhibit 4.5

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS		2
1.1	Certain Definitions	2
ARTICLE II - THE TRANSACTION		16
2.1	Transaction Conditions Precedent	16
2.2	Purchase and Sale of Equity Rights	16
2.3	Assignment of Shareholder Loans	16
2.4	Merger of the Development Companies	17
2.5	Excluded Companies and Excluded Land	18
2.6	Automatic Teller Machines	18
2.7	Digital Advertising Facility	19
2.8	Good Standing Tenants	19
2.9	Cap Shifting and Combined Cap Restriction	19
2.10	Lease of Separate Storage Areas	20
2.11	Primary Lease Qualification on Delayed Closing	20
2.12	Taxes	20
ARTICLE III - CONSTRUCTION OF THE DEVELOPMENT PROJECT		21
3.1	Undertaking to Construct and Complete	21
3.2	Modifications by Vendor	21
3.3	Modifications by Purchaser	21
3.4	Benchmark Project	22
3.5	Construction Loan Facility	22
3.6	Construction Works	22
3.7	Purchaser’s Surveyor	24
3.8	Insurance	25
3.9	Excusable Delay (Force Majeure)	25
3.10	Development Liability	26
ARTICLE IV - COMPLETION, OPENING AND DELIVERY		27
4.1	Practical Completion	27
4.2	Opening	28
4.3	Project Management	29
4.4	CP Satisfaction Date	29
4.5	Supplemental Due Diligence	30
4.6	Delivery	31
4.7	Failed Transaction Indemnity	31
ARTICLE V - LEASE UP OF THE DEVELOPMENT PROJECT		32
5.1	Lease-Up during Construction	32
5.2	Lease-Up following Closing	32
5.3	Break-Off	32
5.4	General Provisions relating to Lease-Up	33
ARTICLE VI - PAYMENT OF TRANSACTION PRICES		34
6.1	Calculation of the Total Closing Payment Amount	34
6.2	Payment Regime on the Closing Date	35
6.3	Interim Price Adjustment	35
6.4	Final Price Adjustment	35

i

6.5	Transaction Price Cap	37
6.6	Interest	37
6.7	General Provisions relating to Transaction Prices	37
6.8	Prohibition on Double Counting	38
ARTICLE VII - PAYMENT GUARANTEES		38
7.1	The Bank Guarantees	38
7.2	Top-Up Guarantees	39
ARTICLE VIII - NET ASSET VALUE AND VERIFICATIONS		39
8.1	Proforma Closing Accounts	39
8.2	Calculation and Payment of the Closing NAV	40
8.3	Final Closing Accounts and NAV Verification	40
ARTICLE IX - REPRESENTATIONS AND WARRANTIES OF VENDOR		42
9.1	Warranties	42
9.2	Organization, Qualification, and Corporate Power	43
9.3	Authorization	44
9.4	No Conflicts	44
9.5	Consents	44
9.6	Capitalization	45
9.7	Validity of Quotas	45
9.8	Articles of Association and Constitutive Documents	45
9.9	Legal Title	45
9.10	Transferability	46
9.11	Shareholders’ Loans	46
9.12	Construction Loan Facilities	46
9.13	Financial Statements	46
9.14	Undisclosed Liabilities	47
9.15	Events Subsequent to Most Recent Fiscal Period End	47
9.16	Legal Compliance	49
9.17	Tax Matters. In respect of each of the Development Companies:	49
9.18	Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment	49
9.19	Development Project	50
9.20	Intellectual Property	51
9.21	Notes and Accounts Receivable	52
9.22	Insurance	52
9.23	Lease Schedule (Tenant List)	52
9.24	Powers of Attorney	53
9.25	Litigation	53
9.26	No Development Risks	53
9.27	Employees	53
9.28	Environment, Health and Safety	54
9.29	Intergroup Agreements	54
9.30	Complete Copies of Materials	55
9.32	Full Disclosure	55
9.33	Due Diligence Excepted	55
ARTICLE X - REPRESENTATIONS AND WARRANTIES OF PURCHASER		55
10.1	Organization, Qualification, and Corporate Power	55
10.2	Authorization	55
10.3	No Conflicts	56

10.4	Consents	56
ARTICLE XI - PRE-CLOSING COVENANTS		56
11.1	Operation of Business	56
11.2	Execution of Agreements	58
11.3	AMO Approval	59
11.4	Termination of Management Agreement	59
11.5	Notice of Developments	59
11.6	Exclusivity	59
11.7	Reasonable Efforts	60
ARTICLE XII - CLOSING AND COMPLETION		60
12.1	Closing and Completion	60
12.2	Conditions for Closing	60
12.3	Acts to be performed at Closing	61
12.4	No Partial Closing	63
12.5	Merged Development Company	63
12.6	Filing	63
ARTICLE XIII - WITHDRAWAL OPTION		63
13.1	Withdrawal Option	63
13.2	Material Adverse Effect Defined	64
13.3	Right of Withdrawal	64
13.4	Withdrawal Notice and Rectification	64
13.5	Restrictions on Rights of Withdrawal	65
13.6	Consequences of Withdrawal and Termination	65
ARTICLE XIV - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		65
14.1	Representations, Warranties and Covenants	65
ARTICLE XV - INDEMNIFICATION		66
15.1	Indemnification by Vendor	66
15.2	Indemnification by Purchaser	66
15.3	Claims and Third Party Claims	67
15.4	Remedies	68
15.5	Certain Limitations	68
15.6	Specific Indemnities	70
15.7	De-Merger Indemnity	70
ARTICLE XVI - TERMINATION		71
16.1	Termination of the Agreement	71
16.2	Effect of Termination	72
16.3	Entire Transaction	72
ARTICLE XVII - MISCELLANEOUS		72
17.1	Press Releases and Public Announcements	72
17.2	Governing Law	72
17.3	Dispute Resolution	72
17.4	Confidentiality	74
17.5	Additional Documents and Further Assurances	74
17.6	Delivery of Books and Records	74
17.7	Undertaking to act in Good Faith	74
17.8	Perfection of Schedules	74

17.9	No Third-Party Beneficiaries	74
17.10	Entire Agreement and Modification	75
17.11	Amendment	75
17.12	Waivers	75
17.13	Successors and Assigns	75
17.14	Counterparts	76
17.15	Headings	76
17.16	Notices	76
17.17	Severability	77
17.18	Expenses	77
17.19	Construction and Interpretation	77
17.20	Time of Essence	78
17.21	Schedules and Exhibit	79
17.22	Euro	79
17.23	Language	79

AGREEMENT

BY AND AMONG

1.	SYMMETRY ARENA INGATLANKEZELŐ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

As Purchaser

2.	PLAZA CENTERS N.V.

As Vendor

Dated as of July 10TH, 2007

v

AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made and entered into on July 10th, 2007, by and among:

(1)

SYMMETRY ARENA INGATLANKEZELŐ KORLÁTOLT FELELŐ SSÉGŰ TÁRSASÁG, a limited liability company registered in Hungary and bearing company registration number 01-09-725686, of Alkotas utca 50, H-1123 Budapest, Hungary (“Purchaser”); and

(2)	PLAZA CENTERS NV, a Dutch corporation having its registered seat at 241 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n° 33248324 (“Vendor”).

RECITALS

          A.          Vendor is the legal and beneficial and registered owner of the entire Equity Rights in and to the Development Companies, as detailed and specified in the Rights Acquisition Schedule;

          B.          The Development Companies are developing and are the legal and beneficial and registered owners of the entire rights, title and interest in and to the Kerepesi Land (including the Development Project) specified in the Property Schedule (subject to the rights of the Excluded Companies in terms of the Amended Rights of Use Agreements);

          C.          Purchaser desires to acquire from Vendor, and Vendor desires to sell to Purchaser, the entire Equity Rights in and to the Development Companies following the completion of the construction of the Development Project and the satisfaction of the Conditions, all in the terms and subject to the conditions set forth herein;

          D.          Each of the Parties believes that it is in its respective best interests that the Transactions contemplated hereby be completed and, in furtherance thereof, has duly approved this Agreement and the Transactions contemplated hereby.

          E.          Each of the Parties desires to make certain representations, warranties, covenants and other agreements in connection with the Transactions contemplated hereby.

          F.          All capitalized terms in these Recitals shall have the meanings ascribed to them in this Agreement.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I - DEFINITIONS

          1.1      Certain Definitions As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the Recitals and in the text of this Agreement.

                    (a)          “Additional Lease Agreements” means: (i) lease agreements entered into by the Development Companies with tenants in respect of the Primary Areas and/or the Secondary Areas which are valid, binding and in full force and effect on any relevant Calculation Date, but which are for a term of less than 12 (twelve) months; and (ii) Advertising and Promotion Contracts for any period which are valid, binding and in full force and effect on any relevant Calculation Date;

                    (b)          “Additional GOI” means the annualized Gross Income which the Development Companies have contracted for in terms of Additional Lease Agreements; provided, however, that the Additional GOI shall under no circumstances exceed the Additional GOI Cap, subject however to the provisions of § 2.9 below;

                    (c)          “Additional GOI Cap” means the amount of € 400,000 (four hundred thousand Euro);

                    (d)          “Advertising & Promotion Contracts” means binding lease contracts concluded by the Development Companies in respect of the lease of billboards and other forms of promotional activities in and/or at the Development Project (including on its external walls and/or on the Project Property), and which are valid and binding contracts;

                    (e)           “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by voting power, contract or otherwise;

                    (f)          “Amended Rights of Use Agreement” means the Amended and Restated Rights of Use Agreement concluded by and between the Development Companies and the Excluded Companies on the Execution Date in respect of the Excluded Land, a copy of which is attached hereto and marked as Schedule 2.5(b);

                    (g)          “AMO Approval” has the meaning given to § 12.2(b)(i);

                    (h)          “Ancillary Transaction Agreements” means all those ancillary transaction agreements and contracts to be concluded between inter alia the Parties or the Development Companies or any of them and which are required or necessary for the full and proper execution and perfection of the transactions provided for in this Agreement, which include: (i) the Formal Share Purchase Agreement for the purposes of filing with Hungarian company court as referred to in § 12.3(a) below, (ii) the Conditional Trademark License Agreement; (ii) the Bank Guarantee; (iii) the Top-Up Guarantee; (iv) the Closing Agent Agreement; (v) the Call Option Agreement; and (vi) the Purchaser’s Security Documents;

                    (i)          “ATM Leases” means leases for the rental of space for the installation and operation of automatic teller machines which comply with the provisions of §2.6 below, and which are valid, binding and in full force and effect on any relevant Calculation Date;

                    (j)          “ATM Revenues” means any Gross Income generated under ATM Leases, subject to the provisions of §2.6 below;

                    (k)          “Bank Guarantee” shall have the meaning ascribed to it in § 7.1(a) below;

                    (l)          “Bank Guarantee Amount” means the amount of € 390,000,000 (three hundred and ninety million Euro);

                    (m)          “Benchmark Project” means the Poznan Plaza Project, located in the city of Poznan, Poland;

                    (n)          “Books and Records” of the Development Companies means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or other), results of operations and assets of the Development Companies, including without limitation financial statements, ledgers, journals, deeds, title policies, minute books, stock certificates and books, Contracts, Leases, Permits, customer and tenant lists, rent rolls, computer files and programs, retrieval programs, operating data and plans and environmental studies;

                    (o)          “Bring Down Conditions” means those conditions set out in §12.2(a) below;

                    (p)          “Building Permit Date” means the date upon which the Modified Building Permit became final, namely November 29th, 2006;

                    (q)          “Business Day” shall mean a day other than (i) Saturday and Sunday; and (ii) any day on which banks located in Hungary, the United Kingdom, Luxembourg, The Netherlands or Israel are authorized or obligated to close;

                    (r)          “Businesses” shall mean the businesses, commercial utilisation and operations of the Development Companies and/or the Development Project;

                    (s)          “Calculation Date” means the Closing Date, the Interim Price Adjustment Date and the Final Price Adjustment Date, as the case may be;

                    (t)          “Call Option Agreement” means that certain agreement to be entered into by and between the Merged Development Company and Vendor on the Execution Date regarding the award of an option to the Merged Development Company to acquire the entire quota of the Excluded Companies, on the terms and conditions therein specified, a copy of which is attached hereto and marked as Schedule 1.1(t) ;

                    (u)          “Closing” means the completion of the Transaction contemplated hereunder which is to be carried out on the Closing Date and in the manner specified in Article XII below and in accordance with its provisions;

                    (v)          “Closing Additional GOI” means either: (i) the actual Additional GOI as at the Closing Date calculated on the basis of the signed Additional Lease Agreements concluded prior to the

Closing Date; or (ii) the Additional GOI Cap; whichever is the lower amount (subject however to the provisions of § 2.9 below);

                    (w)          “Closing Agent Agreement” means an agreement between the Parties, the Closing Agent and others, substantially in the form and text attached hereto and marked as Schedule 7.1(e);

                    (x)          “Closing Date” shall mean, a date falling not later than 15 (fifteen) days following the occurrence of the CP Satisfaction Date (subject to the provisions of § 12.1 below);

                    (y)          “Closing Primary GOI” means either: (i) the actual Primary GOI as at the Closing Date calculated on the basis of the signed Primary Lease Agreements concluded prior to the Closing Date; or (ii) the Primary GOI Cap; whichever is the lower amount;

                    (z)          “Closing Secondary GOI” means either: (i) the actual Secondary GOI as at the Closing Date calculated on the basis of the signed Secondary Lease Agreements concluded prior to the Closing Date; or (ii) the Secondary GOI Cap; whichever is the lower amount (subject however to the provisions of § 2.9 below);

                    (aa)        “Closing NAV” shall have the meaning ascribed to it in § 8.2(b) below;

                    (bb)        “Closing Protocol” means the protocol to be drawn up and executed by the Parties at the Closing and on the Closing Date in terms of the provisions of § 12.2(c) below, to which shall be attached the updated Schedules in respect of the Development Companies and/or the Development Project as at the Closing Date;

                    (cc)        “Closing Purchase Price” shall have the meaning ascribed to it in § 6.1(a)(v) below;

                    (dd)        “Combined GOI Cap” means that amount which is the aggregate of the Secondary GOI Cap and the Additional GOI Cap, namely € 950,000 (nine hundred and fifty thousand Euro);

                    (ee)        “Competent Authorities” means any Governmental Body or other municipal body or authority having jurisdiction over any matter pertaining to the subject matter of this Agreement, including without limitation the granting of the Modified Building Permit;

                    (ff)        “Completion Criteria” shall mean that the Development Project: (i) has been Practically Completed in accordance with the Construction Documentation in all material respects, save for minor completion items specified on the Completion Punch List which do not impair the operation of or detract from the value of the Development Project; (ii) has obtained the Temporary Occupancy Permit, and such other temporary permits and authorizations required by operation of law for the construction, opening and full operation (including commercial utilisation) of the Development Project, which are legal and valid as at the CP Satisfaction Date and as at the Closing Date; and (iii) has been opened to the public, with all service areas, including pedestrian and vehicular access to public roads and streets, as specified in the Construction Documentation, and all the additional works required pursuant to and/or as a condition to the Modified Building Permit and/or the Temporary Occupancy Permit shall have been completed or fully provided for in the Final Closing Accounts (as defined in § 8.3(n) below);

                    (gg)        “Completion Punch List” shall have the meaning ascribed to it in § 4.1(d) below;

                    (hh)        “Conditions” means the following matters (each a “Condition” and together “Conditions”): (i) Conditions Precedent for Delivery; (ii) Bring Down Conditions; and (iii) Transactions Approvals;

                    (ii)        “Conditions Precedent for Delivery” shall have the meaning ascribed to it in §4.4(a) below;

                    (jj)        “Conditional Trademark License Agreement” means the agreement to be entered into by and among, inter alia, Purchaser, the Management Company and Vendor on the Execution Date, in terms of which Vendor shall award a license for the use by the Development Companies and/or the Development Project of the “Arena Plaza” tradename following the Closing Date, on the terms and conditions specified therein, in the form and text attached hereto as Schedule 1.1(jj);

                    (kk)       “Construction Agreements” means all agreements, contracts and other legally binding instruments to be concluded between the Development Companies and the building contractors, architects, consultants, designers, suppliers and all other relevant disciplines in connection with and/or pertaining to the execution of the Construction Works;

                    (ll)         “Construction Documentation” means collectively, the Modified Building Permit, the Public Road Permit and the Marketing Plan;

                    (mm)      “Construction Loan Facility” means all those construction loans and other financing loans which have been and/or which shall be taken out by the Development Companies in order to finance the Construction Works in terms of § 3.5 below, and which are or shall be specified in the Project Liabilities Schedule at the Closing (Schedule 1.1(iiiii));

                    (nn)        “Construction Loan Repayment Amount” means the aggregate amount to be paid by the Development Companies to the Financing Banks at the Closing Date for the full and final repayment of the Construction Loan Facility, as specified in the Waivers and Consents and in the Project Liabilities Schedule;

                    (oo)        “Construction Permits” means the Modified Building Permit and the Public Roads Permit;

                    (pp)        “Construction Timetable” means the agreed timetable for the execution and completion of the Construction Works;

                    (qq)        “Construction Works” means all the construction, mechanical, engineering and other works and disciplines which are to be executed and performed for and/or in connection with the construction and completion of the Development Project in terms of the Construction Documentation in accordance with the provisions of Articles III and IV below;

                    (rr)        “Contractors” shall have the meaning ascribed to it in § 3.1 below;

                    (ss)        “Contractor’s Agreements” means any and all agreements entered into between the Contractors and the Development Companies in respect of the Construction Works;

                    (tt)        “Critical Tenants” means the anchor and key tenants of the Development Project detailed in the Critical Tenant Schedule attached hereto as Schedule 1.1(tt);

                    (uu)        “CP Satisfaction Date” means the date upon which the Conditions Precedent for Delivery with respect to the Development Project have been either fulfilled or waived by Purchaser;

                    (vv)        “Definitive Closing Accounts” shall have the meaning ascribed to it in § 8.3(a) below;

                    (ww)        “Digital Advertising Facility” means the digital advertising facility which the Vendors propose is to be erected on the external walls of the Development Project, which shall be governed by the provisions of § 2.7 below;

                    (xx)        “Disclosed” means fairly disclosed to Purchaser in the Vendor’s Disclosure Schedule and/or the Supplemental Vendor’s Disclosure Schedule with sufficient clarity and detail to enable Purchaser to identify clearly and accurately the nature, scope and effect of the matter disclosed;

                    (yy)        “Development Companies” means the companies detailed and specified in the Rights Acquisition Schedule;

                    (zz)         “Development Project” means the entire “Arena” shopping and entertainment center (included within the Project Property) together with any service areas (including internal roads) detailed and specified in the Property Schedule, subject to the Rights of Use awarded to the Excluded Companies in terms of the Amended Rights of Use Agreement;

                    (aaa)       “Employee” means any employee of the Development Companies who is employed in connection with the Businesses;

                    (bbb)       “Equity Rights” or “Quota” means the whole of the quota (in Hungarian: üzletrész) representing the equity in the capital of and voting rights in the Development Companies (or the Merged Development Company as the case may be), together with all other rights and interests bestowed by operation of applicable law on the holders thereof, including without limitation the right to receive dividends and other forms of profit distributions, and surplus assets upon liquidation;

                    (ccc)          “Excepted Leases” means: (i) leases with Critical Tenants; (ii) Advertising & Promotion Contracts; (iii) leases in respect of storage areas which are leased separately in terms of the provisions of § 2.10 below; (iv) ATM Leases and/or Additional Lease Agreements which are for periods of less than 12 months; and (v) any leases signed prior to the Execution Date, as specified in the Leases Schedule as at the Execution Date attached hereto as Schedule 9.23(a);

                    (ddd)        “Excluded Companies” means (i) Kerepesi 4 Szálloda Ingatlanfejlesztő Korlátolt Felelő sségű Társaság. (seat: 1062 Budapest, Andrássy út 59., company registration number: 01-09-738976); and (ii) Kerepesi 5 Irodaépület Ingatlanfejlesztő Korlátolt Felelő sségű Társaság. (seat: 1062 Budapest, Andrássy út 59, company registration number: 01-09-738980); both of which are wholly owned subsidiaries of Vendor and the beneficiaries of the Amended Rights of Use Agreement;

                    (eee)       “Excluded Land” means that portion of the Kerepesi Land which is delineated in red on the plan attached to the Property Schedule, and which is the subject of the Amended Rights of Use Agreement;

                    (fff)       “Execution Date” means the date of the signing and execution of this Agreement;

                    (ggg)       “Failed Transaction Costs” means those costs incurred by Purchaser which Vendor has undertaken to reimburse in terms of the provisions of § 4.7 below, in the maximum amounts specified in Schedule 4.7 attached hereto;

                    (hhh)       “Final Closing Accounts” shall have the meaning ascribed to it in § 8.3(n) below;

                    (iii)          “Final Additional GOI” means the Additional GOI calculated on the basis of the Additional Lease Agreements executed by the Development Companies during the period commencing on the day immediately following the Interim Price Adjustment Date and terminating on the Final Price Adjustment Date; provided, however, that (i) the relevant Additional Lease Agreement has not been included in either the Closing Additional GOI or the Interim Additional GOI; and (ii) the Additional GOI Cap is not exceeded (subject however to the provisions of § 2.9;

                    (jjj)          “Final NAV” shall have the meaning ascribed to it in § 8.3(o) below.

                    (kkk)       “Final Occupancy Permit” means the final and valid occupancy permit (in Hungarian: “hasznalatbaveteli engedely”) following the lapse of all rights of challenge under applicable law (subject to the provisions of § 3.10(b)(iv) below), and the final and valid road permit in respect of the Public Roads Permit (in Hungarian: “forgalombahelyezesi engedely”) following the lapse of all rights of challenge under applicable law (subject to the provisions of § 3.10(b)(iv) below), which allow for the opening, operation and commercial utilization of the entire Development Project, and which are to be granted and stamped by the competent Governmental Body in accordance with the Modified Building Permit and the Temporary Occupancy Permit;

                    (lll)          “Final Price Adjustment Date” means that date which is the earlier of: (i) the first anniversary of the Closing Date; or (ii) the Lease-Up Break-Off Date;

                    (mmm)     “Final Price Adjustment Payment” shall have the meaning ascribed to it in § below;

                    (nnn)         “Final Primary GOI” means the Primary GOI calculated on the basis of the Primary Lease Agreements executed by the Development Companies during the period commencing on the day immediately following the Interim Price Adjustment Date and terminating on the Final Price Adjustment Date, provided, however, that: (i) the relevant Primary Area has not been included in either the Closing Primary GOI or the Interim Primary GOI and subsequently been vacated or re-leased; and (ii) the Primary GOI Cap is not exceeded;

                    (ooo)        “Final Secondary GOI” means the Secondary GOI calculated on the basis of the Secondary Lease Agreements executed by the Development Companies during the period commencing on the day immediately following the Interim Price Adjustment Date and terminating on the Final Price Adjustment Date; provided, however, that (i) the relevant Secondary Area has not been included in either the Closing Secondary GOI or the Interim Secondary GOI and subsequently been vacated or re-leased; and (ii) the Secondary GOI Cap is not exceeded (subject however to the provisions of § 2.9;

                    (ppp)        “Financing Banks” means those banking institutions which have granted and/or will grant Construction Loan Facilities to the Development Companies, all as shall be more fully detailed and specified in the Project Liability Schedule;

                    (qqq)        “Financing Banks Securities” means the securities and collaterals granted or to be granted to the relevant Financing Banks in respect of each of the Construction Loan Facilities, all as more fully detailed and specified in the Project Liabilities Schedule, as updated at the Closing Date;

                    (rrr)          “Formal Share Purchase Agreement” means the business quota transfer agreement in the form and text attached hereto as Schedule 12.3(a), which the Parties have undertaken to execute and conclude on the Closing Date in accordance with the provisions of § 12.3(a) below;

                    (sss)        “Future Development” means the future and as yet undetermined project which is to be constructed upon the Excluded Land by the Excluded Companies in terms of the Amended Rights of Use Agreement;

                    (ttt)         “Good Standing Tenants” shall have the meaning ascribed to it in § 2.8 below;

                    (uuu)       “Governmental Body” means any competent (i) nation, province, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) provincial, state, local, municipal, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

                    (vvv)        “Gross Income” means gross income, rentals and revenues paid by and/or received from tenants under any Lease Agreements; which are for the benefit of the Development Companies, excluding service charges, insurance and other re-charged expenses, and value added tax;

                    (www)       “Gross Lettable Area” or “GLA” means the gross area of the Development Project which is available for lease-up and commercialization;

                    (xxx)       “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under leases or (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person;

                    (yyy)        “Interim Additional GOI” means the Additional GOI calculated on the basis of Additional Lease Agreements executed by the Development Companies during the period commencing on the day immediately following the Closing Date and terminating on the Interim Price Adjustment Date, provided, however, that: (i) the relevant Additional Lease Agreement has not been included in the Closing Additional GOI; ; and (ii) the Additional GOI Cap is not exceeded (subject however to the provisions of § 2.9 below;

                    (zzz)       “Interim Price Adjustment Date” means that date which is 90 (ninety) days following the Closing Date;

                    (aaaa)      “Interim Price Adjustment Payment” means the amount of the price adjustment to be paid by Purchaser to Vendor on the Interim Price Adjustment Date, calculated in the manner provided for in § 6.3(a)(iv) below.

                    (bbbb)      “Interim Primary GOI” means the Primary GOI calculated on the basis of Primary Lease Agreement executed by the Development Companies during the period commencing on the day immediately following the Closing Date and terminating on the Interim Price Adjustment Date, (provided, however, that: (i) the relevant Primary Area has not been included in the Closing Primary GOI and subsequently been vacated or re-leased; and (ii) the Primary GOI Cap is not exceeded;

                    (cccc)      “Interim Secondary GOI” means the Secondary GOI calculated on the basis of Secondary Lease Agreement executed by the Development Companies during the period commencing on the day immediately following the Closing Date and terminating on the Interim Price Adjustment Date, provided, however, that: (i) the relevant Secondary Area has not been included in the Closing Secondary GOI and subsequently been vacated or re-leased; and (ii) the Secondary GOI Cap is not exceeded (subject however to the provisions of § 2.9 below;

                    (dddd)      “Issuing Bank” means the bank issuing the Bank Guarantee;

                    (eeee)      “Kerepesi Land” means the entire area of land measuring 122,857 square meters which is comprised of the Project Property and the Excluded Land, as detailed and specified in the Property Schedule;

                    (ffff)          “Knowledge of Vendor” shall mean the actual knowledge of the incumbent officers, employees and directors of Vendor, or of the Development Companies where relevant, or knowledge which the incumbent officers, employees and directors of Vendor, or of the Development Company where relevant, ought reasonably to have had in the circumstances of any particular matter after reasonable investigation;

                    (gggg)       “Land Ownership Criteria” means, that the Development Companies shall be the sole, registered, unrestricted and unencumbered owners of the freehold title in and to the Project Property and the Development Project as at the CP Satisfaction Date and the Closing Date (save only for: (i) the Rights of Use awarded to the Excluded Companies in respect of the Excluded Land in terms of the Amended Rights of Use Agreement referred to in § 2.4 below; and (ii) Permitted Liens; and (iii) the Financing Bank Securities prior to the Closing Date);

                    (hhhh)        “Land Registry Extracts” means (i) the official extracts issued by and/or obtained from the Lands Registry Office in respect of Kerepesi Land, which shall each bear a date of issue not earlier than 7 (seven) Business Days prior to the Execution Date and the Closing Date, as the case may be; together with (ii) the non-official extracts obtained from the electronic database of the Land Registry Office in respect of the Kerepesi Land and which (i) and (ii) both shall be attached as Exhibit B to the Property Schedule (Schedule 1.1(lllll)); and (iii) are to be furnished by Vendors to Purchasers at Closing in terms of the provisions of § 12.2(c)(ii) below;

                    (iiii)          “Law” means any applicable law (including common law), statute, rule, regulation, ordinance, extension order, or other pronouncement having the effect of law in the Kingdom of The Netherlands and/or the Republic of Hungary, as the case may be, or in any other country or Governmental Body having jurisdiction in matters pertaining to the subject matter of this Agreement;

                    (jjjj)          “Lease Agreements” means, collectively, Primary Lease Agreements, Secondary Lease Agreements, Additional Lease Agreements and ATM Leases, including all amendments, extensions, renewals, guaranties and other written agreements with respect thereto, pursuant to which the Development Companies grant and the relevant tenant accepts the right to use or occupy the Primary Areas, Secondary Areas, and other areas which are the subject of Additional Lease Agreements and/or ATM Leases;

                    (kkkk)      “Lease-Up Break-Off Date” shall have the meaning ascribed to it in § 5.3 below;

                    (llll)      “Lease-Up Criteria” means that Primary Lease Agreements have been executed in respect of not less than 70% (seventy percent) of the GLA of the Development Project, of which amount not less than 90% shall satisfy the following lease term ratios, namely: (i) not less than 80% have terms of 5 years or more; (ii) not more than 10% have terms of between 3 (three) to 5 (five) years; and (iii) not more than 10% have terms of less than 3 (three) years and in respect of Primary Lease Agreements with Critical Tenants, these shall have been approved by Purchaser prior to their respective execution, such approval not to be unreasonably withheld or delayed;

                    (mmmm)   “Lease-Up Strategies” means those criteria, procedures and leasing guidelines which have been agreed between the Parties in respect of the lease-up and commercialization of the Development Project, as detailed and specified in the Lease-Up Strategies Schedule attached hereto as Schedule 5.1;

                    (nnnn)      “Liability” means any Indebtedness, obligation or other liability of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due);

                    (oooo)      “Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title, right to acquire, right of pre emption, third party right or interest or other encumbrance of any sort;

                    (pppp)       “Long Stop Date” means: June 30th, 2008;

                    (qqqq)        “Management Company” means Messrs. DTZ Ingatlan Uzemelteto Kft., of Elajosy-Zsilinsky ut. 42-46, H-1054 Budapest (Registration No. 09-698261), being the management company to be appointed jointly by Vendor and Purchaser, to whom the management of the Development Project shall be entrusted prior to and following the Closing Date, as specified in § 4.3 below;

                    (rrrr)           “Marketing Plan” means the marketing plan for the Development Project a copy of which is attached hereto as Schedule 1.1(rrrr), as updated from time to time prior to the Closing Date;

                    (ssss)          “Merged Company Extract” means the official extract from the competent Court of Registration confirming that the merger of the Development Companies referred to in §2.4 below has been finalized and all objection periods allowed under applicable Law have lapsed with no challenges having been filed, which shall be dated not earlier than 7 (seven) days prior to the Closing Date;

                    (tttt)           “Merged Development Company” shall have the meaning ascribed to it in § 2.4(b)(iv) below;

                    (uuuu)        “Modified Building Permit” means the final, lawful and valid modified building permits issued by the Competent Authorities on the Building Permit Date, a copy of which is attached hereto and marked as Schedule 1.1(uuuu);

                    (vvvv)     “Net Asset Methodology Schedule” means the schedule attached hereto as Schedule 1.1(vvvv) setting out the agreed methodologies for the calculation of the Closing NAV and the Final NAV in terms of §§ 8.2(b) and 8.3(o) below;

                    (wwww)    “Order” means any writ, judgment, decree, injunction, administrative order, directive or similar order or directive of any Governmental Body (in each such case whether preliminary or final);

                    (xxxx)      “Permit” means the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from governments and any Governmental Body, and any pending applications relating to the foregoing in respect of and/or in connection with the Development Companies and/or the Development Projects and/or the Businesses and/or the Purchased Assets;

                    (yyyy)       “Permitted Liens” means (i) all Financing Bank Securities in respect of the Construction Loan Facility; (ii) the Amended Rights of Use Agreements (and prior to the registration thereof as contemplated in § 2.5(b) below, the Agreement dated April 17, 2005 as amended by the Agreement dated September 30, 2005 and by the Supplemental Agreement dated November 10, 2005 regarding the land use rights awarded to the Excluded Companies in respect of the Excluded Land); (iii) all specific liens, easements and other registered third party rights recorded in the Land Registry Extracts to be attached hereto as an exhibit to the Property Schedule on the Execution Date (Schedule 1.1(iiiii);; (iv) liens arising by operation of law in respect of goods supplied or services rendered in the ordinary course of business consistent with past practice for amounts that are not due and payable as of the Closing Date or being contested in good faith and for which appropriate reserves have been established in the Proforma Closing Accounts and the Definitive Closing Accounts; and (v) legal easements and rights of access mandated by operation of law whether or not recorded in the Land Registry Extracts which do not violate the current use or occupancy of the Development Project, nor the operation of the Development Project as currently conducted on the Project Property, and which do not and may not detract from the value, use, operation or transfer of the Development Companies and/or the Development Project; provided, however, that no liens, encumbrances or other third party rights, other than Financing Bank Securities which shall terminate and be deleted on the Closing Date, shall be permitted against the Equity Rights to be acquired by Purchaser pursuant to the provisions of this Agreement (subject to the provisions of § 3.5(c) below;

                    (zzzz)       “Person” means any individual, corporation (including any non-profit corporation), company, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity;

                    (aaaaa)      “Practical Completion” shall have the meaning ascribed to it in § 4.1(c) below;

                    (bbbbb)      “Prepayment Costs” means any costs, penalties and other payments (including costs, fines, breakage costs, penalties, prepayment fees, arrangement fees, syndication fees, financial management fees and all other costs and expenses, including legal costs, and other disbursements which may be incurred in consequence of the fact that the Construction Loan Facility is repaid to the Financing Banks on a date other than an interest payment date, and in respect of the early termination of any hedging arrangements or fixed rate contracts) which may become due and payable to the Financing Banks upon the early repayment of the Construction Loan Facility on the Closing Date, provided however that the maximum amount of Prepayment Costs to be borne by Purchaser in terms of the provisions of § 3.5(c) below shall not exceed € 300,000 (three hundred thousand Euro);

                    (ccccc)       “Primary Areas” means shops and retail units (including ancillary storage if leased jointly), storage areas (if leased separately in accordance with the provisions of § 2.10 below), areas in the Amphitheatre and restaurant seating areas;

                    (ddddd)       “Primary GOI” means the annualized Gross Income (including Step-Up Rents) which the Development Companies have contracted for in terms of Primary Lease Agreements; provided, however, that the Primary GOI shall under no circumstances exceed the Primary GOI Cap;

                    (eeeee)       “Primary GOI Cap” means the amount of €23,500,000 (twenty three million five hundred thousand Euro);

                    (fffff)          “Primary GOI Yield” means the agreed capitalization rate to be applied in respect of the Primary GOI at any Calculation Date, as well as in respect of the Vacant Areas on the Final Price Adjustment Date, namely 5.9% (five and nine-tenths percent);

                    (ggggg)       “Primary Lease Agreements” means all lease agreements entered into by the Development Companies in respect of the Primary Areas, which: (i) are valid, binding and in full force and effect on any relevant Calculation Date; (ii) are in the form of the Standard Form Lease in all material respects (save in respect of Excepted Leases); (iii) are for a term of 12 (twelve) months or more; and (iv) are entered into with Good Standing Tenants; subject however to the provisions of § 2.11 below;

                    (hhhhh)       “Proforma Closing Accounts” shall have the meaning ascribed to it in § 8.1(a) below;

                    (iiiii)           “Project Liabilities Schedule” means the schedule attached hereto and marked as Schedule 1.1(iiiii), setting out the details and particulars of the Construction Loan Facilities, as well as all other Liabilities of the Development Companies, as updated on the Closing Date;

                    (jjjjj)           “Project Manager” means the qualified engineer who shall be appointed by Vendor to act as the project manager in charge of the execution of the Construction Works;

                    (kkkkk)       “Project Property” means all parts of the Kerepesi Land which are not Excluded Land, which is owned by the Development Companies, including without limitation: the parcels of land underlying the Development Project; its external areas; access routes owned or leased by the Development Companies; easements and rights of passage enjoyed by the Development Companies over access routes; the internal and external parking facilities; and the underground and air rights, if applicable; all as detailed in the Property Schedule and which is delineated in blue on the map attached to the Property Schedule (Schedule 1.1(kkkkk));

                    (lllll)          “Property Schedule” means the schedule attached hereto as Schedule 1.1(lllll) setting out the details and particulars of the Project Property, including the floor plans of the Development Project appendixed thereto as exhibits, and specifying the nature and conditions of the ownership rights enjoyed by the Development Companies therein;

                    (mmmmm)   “Public Roads Permit” means the final and valid permit for the construction of ingress and egress to and from, and other works related to, the public roads adjacent to the Project Property (in addition to the Modified Building Permit as hereinabove defined), a copy of which is attached hereto comprising part of Schedule 1.1(mmmmm);

                    (nnnnn)      “Purchased Assets” means, refers to and includes all the equipment, machinery, properties, rights, titles, assets (tangible and intangible) and other interests which are owned, used or held for use by the Development Companies and/or the Development Project related to and/or in connection with the Business;

                    (ooooo)     “Purchaser’s Security Documents” means the documents and security instruments which the Purchaser and/or the Development Companies are required to execute and deliver in favour of the Issuing Bank in order to enable the issuance of the Bank Guarantee, as detailed and specified in the Closing Agent Agreement (Schedule 7.1(e));

                    (ppppp)      “Purchaser’s Accountants” means: Messrs. Deloitte Advisory s.r.o., of Apollo BC, Prievozska 2/B, 82109 Bratislava, Slovak Republic;

                    (qqqqq)       “Purchaser’s Group Approvals” means the approval of the Transactions, as incorporated in this Agreement and the Ancillary Transaction Agreements, of the Board of Directors of Purchaser, which has been obtained prior to the Execution Date;

                    (rrrrr)       “Quota” shall mean the Equity Rights;

                    (sssss)     “Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, legal counsel, agents and other representatives;

                    (ttttt)       “Rights Acquisition Schedule” means the schedule of the Equity Rights to be acquired by Purchaser in the Development Companies pursuant to the provisions of this Agreement attached hereto and marked as Schedule 1.1(ttttt);

                    (uuuuu)     “Rights of Use” shall mean those rights awarded to the Excluded Companies in respect of the Excluded Land in terms of the Amended Rights of Use Agreement;

                    (vvvvv)       “Secondary Areas” means kiosks located within the Development Project, the location of which shall be determined in consultation with Purchaser, in good faith and in the best commercial interests of the Development Project;

                    (wwwww) “Secondary GOI” means the annualized Gross Income which the Development Companies have contracted for in terms of Secondary Lease Agreements; provided, however, that the Secondary GOI shall under no circumstances exceed the aggregate amount of € 550,000 (five hundred and fifty thousand Euro), subject however to the provisions of § 2.9 below;

                    (xxxxx)     “Secondary GOI Cap” means the amount of € 550,000 (five hundred and fifty thousand Euro);

                    (yyyyy)     “Secondary GOI Yield” means the agreed capitalization rate to be applied in respect of the Secondary GOI, the Additional GOI and the ATM Revenues at any Calculation Date, namely 7.5% (seven and one-half percent);

                    (zzzzz)       “Secondary Lease Agreements” means all lease agreements entered into by the Development Companies with tenants in respect of the Secondary Areas, which: (i) are valid, binding and in full force and effect on any relevant Calculation Date; (ii) are in all material respects in compliance with the standard form for such contracts presented to Purchaser prior to the Execution Date and attached as Exhibit II to the Lease-Up Strategies Schedule; and (iii) are for a term of 12 (twelve) months or more; provided however that not more than 23 (twenty three) Secondary Lease Agreements will be permitted within the Development Project;

                    (aaaaaa)     “Shareholder Loans” means the shareholder loans advanced or to be advanced by Vendor and/or its Affiliates to the Development Companies, all as detailed and specified in the Shareholder Loan Schedule, which shall be updated as at the Closing Date in respect of both Development Companies;

                    (bbbbbb)     “Shareholder Loan Amounts” means, with respect to each and all of the Shareholder Loans, the entire (100%) aggregate amount of those Shareholder Loans (principal and interest as at the Closing Date), which are due and payable by the Development Companies to Vendor and/or its Affiliates as at the Closing Date, all as specified in the Shareholder Loan Schedule which shall be updated as at the Closing Date in respect of both Development Companies and subject to verification in terms of the provisions of § 8.3 below;

                    (cccccc)     “Shareholder Loan Schedule” means the schedule attached hereto as Schedule 1.1(aaaaaa), specifying the Shareholder Loans and the estimated Shareholder Loan Amount which shall be updated as at the Closing Date in respect of both Development Companies;

                    (dddddd)     “Short Stop Date” means July 20th, 2007 (subject to any agreed extensions in terms of § 2.1(c) below);

                    (eeeeee)       “Step Up Rents” means rentals which are incremented over the life of the relevant Primary Lease Agreement being accounted for on any Calculation Date (other than the base rent provided for in the relevant Primary Lease Agreement which are included in the Primary GOI as at the relevant Calculation Date), which shall be calculated separately in accordance with the methodology attached hereto and marked as Schedule 1.1(eeeeee) and capitalized at the Primary GOI Yield;

                    (ffffff)         “Standard Form Lease” means, the standard form of the Primary Lease Agreements which has been prepared by Vendor and approved by Purchaser, and which comply with the relevant provisions of applicable law in Hungary, a copy of which is attached as Exhibit I to the Lease Up Strategies Schedule, subject to any agreed modifications;

                    (gggggg)     “Supplemental Vendor’s Disclosure Schedule” means a disclosure letter (if any) of even date with the Closing Date from Vendor to Purchaser relating to the Warranties and events occurring after the Execution Date only together with any documents annexed to it;

                    (hhhhhh)     “Target Opening Date” means: the target date for the opening of the Development Project, namely October 30th, 2007;

                    (iiiiii)          “Temporary Occupancy Permit” means the temporary valid occupancy permit (in Hungarian: “ideiglenes hasznalatbaveteli engedely”) and temporary valid road permit in respect of the Public Road Permit (in Hungarian: “ideiglenes forgalombahelyezesi engedely”) allowing for the opening to the public, operation and commercial utilisation of the Development Project, which shall have been issued and stamped by the competent Governmental Body in accordance with the Building Permit and the Public Roads Permits respectively;

                    (jjjjjj)          “Tenant List” means, the exact and complete list (rent roll) of good standing tenants as at any applicable Calculation Date, specifying inter alia, the Primary, Secondary and Additional GOI (and ATM Revenues, if relevant) as at the relevant Calculation Date according to signed, valid and binding Primary, Secondary and Additional Lease Agreements (and ATM Leases, if relevant), and denominated in Euro currency, save as provided to the contrary in terms of the Lease-Up Strategies Schedule;

                    (kkkkkk)      “Top-Up Guarantee” means the bank guarantee to be furnished by Purchaser to Vendor on the Closing Date in an amount equivalent to the Top-Up Amount in terms of the provisions of § 7.2(a) below, in the form and text attached hereto as Schedule 7.2(a);

                    (llllll)           “Top-Up Amount” means that amount by which the Transaction Price Cap exceeds the Total Closing Payment Amount;

                    (mmmmmm) “Total Closing Payment Amount” means that amount which is the aggregate of: (i) the Construction Loan Repayment Amount; (ii) the Shareholder Loan Amount; (iii) the Closing Purchase Price; and (iv) the NAV Payment; all as calculated in accordance with the provisions of §6.1 below;

                    (nnnnnn)        “Transactions” means the transactions which are the subject matter of this Agreement and the Ancillary Transaction Agreements;

                    (oooooo)        “Transaction Accountants” means Messrs. KPMG Hungaria Kft.;

                    (pppppp)        “Transaction Approvals” means all those approvals which are required for the completion of the Transactions are detailed and specified in § 12.2(b) below, namely: (i) the Waivers and Consents; (ii) the AMO Approval, to the extent required; and (iii) the Merged Company Extract;

                    (qqqqqq)        “Transaction Conditions Precedent” shall have the meaning ascribed to it in § 2.1(a) below;

                    (rrrrrr)            “Transaction Price Cap” means the amount of € 400,000,000 (four hundred million Euro);

                    (ssssss)          “Transaction Agreements” means, this Agreement and the Ancillary Transaction Agreements;

                    (tttttt)            “Vacant Areas” means those Primary Areas which remain vacant at the Final Price Adjustment Date, provided that the Gross Income deriving from such vacant areas shall not have been included in the calculation of the Closing Primary GOI or in the Interim Primary GOI;

                    (uuuuuu)        “Vacant Areas Payment” means the amount to be paid by Purchaser to Vendor on the Final Price Adjustment Date in respect of the Vacant Areas, calculated in the manner provided for in § 6.4(a)(vi) below;

                    (vvvvvv)        “Vendor’s Disclosure Schedule” means a disclosure letter of even date with the Execution Date from Vendor to Purchaser relating to the Warranties together with any documents annexed to it which shall be attached hereto as Schedule 9.1;

                    (wwwwww)    “Vendor Group Approvals” means the approval of the Transactions, as incorporated in this Agreement and the Ancillary Transaction Agreements, of the Board of Directors of Vendor, which has been obtained prior to the Execution Date;

                    (xxxxxx)          “Waivers and Consents” means the waivers and consents to be furnished by the Financing Banks in respect of the Transactions, which are to be obtained on or before the Closing Date, copies of which will be attached hereto as Schedule 12.2(b)(ii).

ARTICLE II - THE TRANSACTION

          2.1     Transaction Conditions Precedent.

                    (a) Notwithstanding anything to the contrary contained in this Agreement, it is hereby specifically agreed and understood that the validity and performance of this Agreement is conditional upon the fulfillment of the following conditions precedent (“Transaction Conditions Precedent”) by not later than the Short-Stop Date (subject to any agreed extensions), namely:

                                  (i)          Purchaser shall have furnished Vendor with the Bank Guarantee in the exact form and text attached hereto as Schedule 7.1(a) (subject to any amendments which shall have been agreed to by Vendor in terms of the provisions of § 7.1(a) below); and

                                  (ii)         Purchaser, Vendor, the Closing Agent, the Issuing Bank and all other relevant parties shall have duly and properly signed and executed the Closing Agent Agreement substantially in the form and text attached hereto as Schedule 7.1(e), subject to any amendments agreed by the Parties.

                    (b) In the event that the Transaction Conditions Precedent shall not have been fulfilled by the Short-Stop Date, then and in such event and in the absence of an agreed extension in terms of § 2.1(c) below, either Purchaser or Vendor shall be entitled to terminate this Agreement with immediate effect by written notice to the other Party. Any termination of this Agreement by either Party in terms of this § 2.1(b) shall be without sanction or penalty to either Party, and each Party shall bear its own costs and expenses incurred in respect of and/or in connection with the Transaction and/or this Agreement.

                    (c) Notwithstanding the aforegoing, Vendor shall be entitled in its discretion to extend the Short-Stop Date, and shall not unreasonably refuse a request by Purchaser to do so if there are clear indications that the Transaction Conditions Precedent will be fulfilled within such extended period.

          2.2    Purchase and Sale of Equity Rights. Subject at all times to: (i) the fulfillment of the Transaction Conditions Precedent by the Short-Stop Date (subject to any agreed extensions); and (ii) the fulfillment or waiver of all of the Conditions; Purchaser shall irrevocably purchase from Vendor, and Vendor shall irrevocably sell, convey and transfer with full title guarantee to Purchaser, the entire Equity Rights (representing on the Closing Date 100% of the entire Equity Rights in and to the relevant Development Companies as indicated in the Rights Acquisition Schedule) free and clear of all Liens other than Permitted Liens.

          2.3    Assignment of Shareholder Loans.

                    (a) Subject to § 2.3(d) below, upon the terms and subject to the conditions set forth herein, on the Closing Date, Vendor shall assign and transfer to Purchaser the full amount of the Shareholder Loan Amount, and the Parties shall notify the Development Companies as obligor of such assignment. The Shareholder Loans shall be free and clear of all Liens.

                    (b) In the event that the Final Closing Accounts determined in terms of the provisions of §8.3(n) below shall reveal discrepancies between the Shareholder Loan Amount paid to Vendor on the Closing Date and the final aggregate amount of the outstanding Shareholder Loans as reflected in the Final Closing Accounts, then and in such event an adjustment shall be carried out by not later than the NAV Adjustment Date (as defined in § 8.3(o) below), in such manner that: (i) the amount of the Shareholder Loan Amount shall be increased on a Euro-for-Euro basis, by an amount of the difference, if positive, between the final aggregate amount of the Shareholder Loans as reflected in the Final Closing Accounts and the amount of the Shareholder Loans Amounts paid on the Closing Date as aforesaid, and a corresponding reduction in the price allocated to the sale of the Equity Rights shall be recorded; or (ii) the amount of the Shareholder Loan Amount shall be reduced on a Euro-for-Euro basis, by an amount of the difference, if negative, between the final aggregate amount of the Shareholder Loans as reflected in the Final Closing Accounts and the amount of the Shareholder Loans Amounts paid on the Closing Date as aforesaid, and a corresponding increase in the price allocated to the sale of the Equity Rights shall be recorded. All amounts for payment in terms of this sub-section shall bear interest at the rate specified in §6.6(a) below.

                    (c) In the event that the recorded creditor of any Indebtedness which is to be assigned as a Shareholders’ Loan in terms of this Section is an Affiliate of Vendor, then and in such event Vendor shall cause such Affiliate to assign the relevant agreement to the Purchaser so as to effect the assignment of said loan as contemplated in terms of this Section.

                    (d) Not less than ten Business Days prior to the Closing Date, Purchaser may by written Notice to Vendor request that the Shareholder Loans be either: (i) repaid in full on the Closing Date; or (ii) capitalized and converted into quota of the Development Companies and in either case the provisions of §§2.3(b) and 2.3(c) shall not apply.

                    (e) In the case that Purchaser requests Vendor to repay the Shareholder Loans on the Closing Date in terms of § 2.3(d)(i) above, then Vendor shall, if the Financing Banks so require, ensure that Financing Banks are joined as parties to the Closing Agent Agreement, and shall procure that the Shareholder Loans are fully redeemed and that all Financing Bank Securities are terminated in their entirety as at the Closing Date.

          2.4    Merger of the Development Companies.

                    (a) Vendor hereby declares that it has commenced the merger of the Development Companies, which procedure shall be completed prior to the Closing Date. Subject to the following provisions, by affixing its signature to this Agreement, Purchaser hereby consents to and approves the proposed merger of the Development Companies.

                    (b) The merger of the Development Companies shall be subject to the following provisions, namely:

                              (i)          Copies of all applications, motions, financial statements, amended articles of association and other ancillary documentation required by operation of law to facilitate the merger proceedings before the competent courts in Hungary (“Merger Applications”) have been submitted to Purchaser and/or its legal counsel prior to the Execution Date.

                               (ii)        All future Merger Applications shall be submitted to Purchaser and/or its legal counsel prior to filing with the competent courts for approval, such approval not to be unreasonably or arbitrarily withheld or delayed;

                              (iii)        Vendor undertakes to act diligently in order to cause the processing and finalization of the merger proceedings as expeditiously as possible, and in any event no later than the Closing Date. Vendor undertakes to furnish Purchaser with the Merged Company Extract as a condition for Closing in terms of § 12.2(b)(iii) below;

                              (iv)        Following the finalization of the merger proceedings, on the Closing Date Purchaser shall acquire the entire Equity Rightsin and to the merged entity (“Merged Development Company”). All references in this Agreement to the “Development Companies” shall by agreement be deemed to be a reference to the Merged Development Company, and the provisions of this Agreement shall be amended accordingly, mutatis mutandis.

                             (v)         However, the execution and implementation of the merger proceedings and the creation of the Merged Development Company shall not derogate in any manner from the scope, extent or validity of the representations and warranties given by Vendor in respect of the Development Companies and/or either of them, which shall be deemed to apply mutatis mutandis to the Merged Development Company.

                    (c) Vendor undertakes to procure that following the completion of the merger, all Permits (including without limitation the Modified Building Permit and the Public Roads Permit) and all licenses, consents and other authorizations required by operation of the Businesses in their ordinary course, shall be recorded in the name of the Merged Development Company.

          2.5    Excluded Companies and Excluded Land.

                    (a) It is hereby agreed and understood that equity rights in and to the Excluded Companies are specifically excluded from the ambit of this Agreement.

                    (b) Purchaser hereby declares that the acquisition by it of the Equity Rights (and thereby the indirect acquisition of the ownership rights in and to the Project Property) are subject at all times to the rights and interests of the Excluded Companies pursuant to the provisions of the Amended Rights of Use Agreement, a copy of which is attached hereto and marked as Schedule 2.5(b). Purchaser agrees that Vendor may cause the Development Companies and the Excluded Companies to submit the Amended Rights of Use Agreement for registration at the Lands Registry Office following the Execution Date.

                    (c) It is hereby specifically agreed and understood that the existence of a dispute between Vendor and Purchaser and/or the Development Companies arising out of and/or in connection with the Transaction Agreements (other than the Amended Rights of Use Agreement), whether or not referred to arbitration in terms of the provisions of § 17.3 below, shall not of itself constitute good cause or reason for Purchaser and/or the Development Companies to refuse to grant all and any such consents and approvals required by the Excluded Companies in respect of the development of the Excluded Land pursuant to the provisions of the Amended Rights of Use Agreement.

          2.6    Automatic Teller Machines

                    (a) The Parties have agreed that a maximum of 4 (four) automatic teller machines (ATMs) will be permitted in the public areas of the Development Project (in addition to any ATMs which are operated by banks in the public areas and/or within Primary Areas leased by them under Primary Lease Agreements).

                    (b) Any ATM Revenues which are contracted for by the Development Companies in respect of such ATM Leases will be calculated on any relevant Calculation Date, and the amount of such ATM Revenues capitalized at the Secondary GOI Yield shall be paid by Purchaser to Vendor on the relevant Calculation Date as aforesaid. The provisions of § 6.8 are applicable to the ATM Revenues in all respects.

                    (c) However, the amount of such ATM Revenues shall not be taken into consideration in calculating any of the Primary GOI Cap, the Secondary GOI Cap or the Additional GOI Cap, provided at all times that the Transaction Price Cap is not thereby exceeded.

          2.7    Digital Advertising Facility

                    (a) Vendor has advised Purchaser of its intention to cause the Digital Advertising Facility to be constructed on the external walls of the Development Project following Practical Completion, and Purchaser has agreed in principle thereto.

                    (b) The Parties have agreed that prior to the execution of the lease agreement with the Digital Advertising Facility operator, the Parties shall jointly and in good faith evaluate the terms and conditions of the proposed lease agreement.

                    (c) In the event that Purchaser and/or the Development Companies, acting reasonably, are satisfied that: (i) the lease agreement for the Digital Advertising Facility qualifies as a Primary Lease Agreement and is compatible with the provisions of the Lease-Up Strategies in all material respects; (ii) the operator of the Digital Advertising Facility is a reputable company in that field of activity; and (iii) the rental payments to be paid by the operator of the Digital Advertising Facility qualify as Primary GOI; then and such event the Gross Incomes contracted for by the Development Companies in respect of such Digital Advertising Facility shall be included in the Interim Primary GOI or the Final Primary GOI, as the case may be, subject to the Primary GOI Cap.

          2.8    Good Standing Tenants

                    (a) Subject to the provisions of § 2.8(b) below, all tenants under Primary Lease Agreements shall be of good standing and shall comply with the following tenant covenant (“Tenant Trading Covenant”), namely that it shall have traded as a retail business in the same line of business as such tenant intends to operate in the Development Project, either: (i) for at least 12 months within Hungary; or (ii) in at least 2 (two) countries other than Hungary, irrespective as to the period of such operation.

                    (b) Notwithstanding the provisions of § 2.8(a) above, the following shall be exempted from the Tenant Trading Covenant:

                              (i)          All those tenants listed in the Tenant List (Rent Roll) updated as at the Execution Date only (attached as Schedule 9.23(a)); and

                              (ii)         Critical Tenants; and

                              (iii)        Tenants marketing well known brands who are confirmed by the Management Company to be of good standing and with a trading history in the region; and

                              (iv)        Up to 15% (fifteen percent) by income of the total aggregate Primary GOI not included in sub-sections (i) to (iii) inclusive of this § 2.8(b).

          2.9    Cap Shifting and Combined Cap Restriction. The Parties have agreed that Vendor shall be entitled to cause the Development Companies to enter into Secondary Lease Agreements for Secondary Areas which generate Secondary GOI which exceeds the Secondary GOI Cap, provided however that the aggregate of the Secondary GOI and the Additional GOI does not exceed the Combined GOI Cap, and provided further that the Transaction Price Cap under §6.5 below is not thereby exceeded.

          2.10    Lease of Separate Storage Areas. Regarding the rental of storage areas under separate leases (and not as ancillary to Primary Areas or Secondary Areas) the Parties have agreed as follows:

                    (a) Following the lease-up of at least 95% of the GLA of the Development Project, the Management Company shall approach all existing tenants in writing in an endeavour to lease all remaining and vacant storage areas within the Development Project to existing tenants;

                    (b) In the event that after the elapse of 14 (fourteen) days from the date of such written approach there are storage areas within the Development Project which the existing tenants have not indicated that they wish to lease, then and in such event Vendor shall be entitled to lease such vacant storage areas to third parties who are not existing tenants of the Development Project, provided at all times that the separate lease agreements in respect of such storage areas may be terminated on not more than 45 (forty five) days advance written notice by the Development Companies.

          2.11    Primary Lease Qualification on Delayed Closing. In the event that the Closing Date shall occur on a date which is 6 (six) months following the Target Opening Date, or later, then and in such event the following provisions shall apply:

                              (i)           all the Gross Income received under Primary Lease Agreements shall not qualify as Primary GOI unless the unexpired term of the Primary Lease Agreement as at the Closing Date shall be not less than 9 (nine) months; and

                              (ii)          the definition of Primary Lease Agreements in §1.1(ggggg) above shall be deemed to have been amended by the substitution of sub-section (iii) by the following sub-section, namely: “(iii) are for an unexpired term of not less than 9 (nine) months as at the Closing Date”.

          2.12    Taxes.

                    (a) Subject to the provisions of § 2.12(d) below, Purchaser shall bear all acquisition or transfer taxes, if applicable, which are imposed in any jurisdiction by operation of applicable Law on Purchaser with respect to the acquisition of the Equity Rights of the Development Companies as contemplated in this Agreement.

                    (b) Vendor shall bear all taxes, if applicable, imposed in any jurisdiction by operation of applicable Law on sellers with respect to the sale of the Equity Rights of the Development Companies contemplated in this Agreement.

                    (c) Vendor shall bear all income or capital gains taxes which may be imposed upon it in any jurisdiction by operation of applicable Laws in respect of the completion of the Transaction.

                    (d) For the avoidance of doubt, the obligation to pay Taxes includes the payment of fines, penalties and default interest in the event that such taxes are not paid within the time prescribed by operation of Law.

ARTICLE III - CONSTRUCTION OF THE DEVELOPMENT PROJECT

          3.1    Undertaking to Construct and Complete.

                    (a) Vendor hereby undertakes to procure that the Development Companies diligently and expeditiously construct and complete the Development Project, in accordance with the Construction Documentation in all material respects and within the Construction Timetable (subject to the provisions of § 3.9 below (Excusable Delay)).:

                    (b) In order to facilitate same, Vendor shall cause the Development Companies – to the extent that they have not already done so - to execute agreements with reputable and reliable contractors, sub-contractors, architects, engineers, suppliers, project managers, project supervisors and surveyors, and use their reasonable commercial endeavours to ascertain that same are in good standing and solvent, adequately insured and with the necessary resources to perform the Construction Works in a timely manner (collectively “Contractors”) on market terms and conditions.

          3.2    Modifications by Vendor. Vendor and/or the Development Companies shall be entitled to make modifications and amendments to the Modified Building Permit and/or the Marketing Plan following the Execution Date in order to accommodate lease-up requirements (such as modifications required to accommodate the re-location of anchor tenant units), provided, however, that:

                    (a) all such modifications shall be notified to Purchaser in advance and Vendor shall not require Purchaser’s prior consent for such modifications;

                    (b) In the event that the modifications entail a material reduction in the GLA of the Development Project, then Purchaser shall be entitled to terminate this Agreement without sanction or penalty in terms of § 16.1 below.

                    (c) For the purposes of this Section, the term “material reduction” shall be deemed to occur where the GLA provided for in the Modified Building Permit is reduced by more than 5% (five percent).

          3.3    Modifications by Purchaser. Notwithstanding the aforegoing provisions, any proposals for the modification or amendment of the Construction Documentation which may be proposed by Purchaser during the Construction Period shall require the prior approval of Vendor. However, it is specifically agreed and understood that:

                    (a) if any such proposals which would cause a material increase in the Project Budget, or will cause a critical delay in the Construction Schedule, the Parties shall act reasonably and in good faith to find a mutually acceptable planning solution within a period of 7 (seven) days, failing which the proposals shall be deemed rejected;

                    (b) all and any additional costs and expenses (direct or indirect) which shall be incurred by the Development Companies by reason of the execution of modification requested by Purchaser, shall be for the sole cost and account of Purchaser;

                    (c) for the purposes of this section, a budget increase exceeding 1% (one percent) of the then valid Project Budget, or a delay exceeding 7 (seven) days, will be considered as material; and

                    (d) for the avoidance of doubt, any proposal for modification which necessitates the application for and receipt of a further modification to the Modified Building Permit will not be countenanced.

          3.4    Benchmark Project. The Development Project shall be constructed in all material respects in accordance with the technical specifications of the Benchmark Project, a copy of which is attached hereto as Schedule 3.4.

          3.5    Construction Loan Facility

                    (a) Vendor declares that the Development Companies have taken out the Construction Loan Facilities from the Financing Banks to enable the execution and completion of the Construction Works. In this regard, to the extent that it has not already done so:

                              (i)          Vendor shall ensure that the Construction Loan Facility agreements allow for pre-payment of the Construction Loan Facility on not more than 90 (ninety) days advance written notice.

                              (ii)         Vendor shall cause the Development Companies to execute all such agreements and other documents with the Financing Banks as are required for the award of the Construction Loan Facility, and shall ensure that all the conditions precedent for draw down are satisfied in good time; and

                              (iii)        Vendor shall procure that the Development Companies duly and properly create, perfect and register the Financing Bank Securities.

                    (b) To the extent that it has not already done so, Vendor shall procure that the Development Companies create and register the Financing Bank Securities, including specifically the registration of a mortgage over the Project Property and a pledge over the Equity Rights of the Development Companies, and Purchaser hereby specifically agrees thereto, subject to the provisions of § 3.5(c) below.

                    (c) Unless Purchaser shall by written notice to Vendor elect to retain the Construction Loan Facility at Closing (and the Financing Banks consent to such retention), Vendor shall, if so required by the Financing Banks) ensure that the Financing Banks become a party to the Closing Agent Agreement, that the Construction Loan Facility is fully redeemed, and that the Financing Bank Securities are terminated and are removed in their entirety, as at Closing, provided however that the Prepayment Costs shall be borne by Purchaser up to a maximum amount of € 300,000 (three hundred thousand Euro), and thereafter shall be paid by Vendor. In the event that Purchaser elects to retain the Construction Loan Facility as aforesaid, then and in such event the Closing Purchase Price to be calculated in terms of § 6.1(a) below shall be adjusted accordingly.

                    (d) Vendor undertakes to ensure that no event of default occurs under the Construction Loan Facility prior to the Closing Date, provided that if an event of default shall nonetheless occur, Vendor undertakes to remedy such event of default, or procure a waiver of it by the Financing Banks, within the prescribed remedy period provided for in the Construction Loan Facility agreements, in each case without cost to the Development Companies.

          3.6    Construction Works

                    Commencement

                    (a) Vendor undertakes to procure that the Development Companies -

                              (i)          execute all Construction Agreements with building contractors, architects, consultants, designers, suppliers and other relevant disciplines as are necessary to facilitate the execution and completion of the Construction Works in terms of this Article IV in a timely manner; and

                              (ii)         ensure that all Contractors mobilize in good time; and

                              (iii)        ensure that the Construction Works are carried out in a good and workmanlike manner in accordance with the Construction Documentation.

                    Construction Timetable

                    (b) Prior to the date hereof, Vendor has furnished Purchaser with a detailed Construction Timetable, including milestone dates and time-flow charts, specifying the proposed construction timetable for the execution of the Construction Works, and identifying the target date for the Practical Completion of the Construction Works, which has been approved by Purchaser.

                    Execution of the Construction Works

                    (c) Vendor represents and warrants that it possesses the required professional skills and competence to cause the execution of the Construction Works, and that it is and will be capable of mustering the resources necessary to cause the execution and completion of the Construction Works by the Development Companies and the Contractors within the Construction Timetable.

                    (d) Vendor’s primary and fundamental obligation shall be to procure the construction and completion of the Construction Works, through the agency of the Development Companies, in full and proper compliance with the Construction Documentation and all relevant provisions of applicable Law.

                    (e) Vendor shall ensure that a suitably qualified Project Manager is available at all relevant times during the execution of the Construction Works so as to ensure professional direction and supervision of the conduct of the works.

                    (f) Vendor shall comply with and abide by (and shall procure that the Development Companies comply with and abide by) the terms and provisions of all Construction Agreements, provided that nothing herein contained shall be deemed to derogate from the right of Vendor and/or the Development Companies to institute, prosecute, conduct and defend any legitimate disputes with the parties to such Construction Agreement arising out of and/or in connection with the execution of the Construction Works and in the ordinary course of business.

                    (g) In carrying out all its obligations under this Article, Vendor shall exercise all reasonable skill, care and diligence and put into effect all necessary means to attain the proper performance of the Construction Works and the development of the Development Project fully in accordance with the Construction Documentation. Vendor further covenants that the detailed working plans, designs and specifications of the Development Project shall conform in all respects to the Construction Documentation, and shall be in compliance with the requirements of applicable law and the obligations imposed upon the Development Companies and/or Vendor under their insurance policies or by the Modified Building Permit and/or by any Governmental Body with jurisdiction and authority over the Construction Works.

                    (h) Where any Law, regulation, by-law, or insurance policy provision requires that a separate check of the design or a test shall be carried out prior to the construction of any permanent and temporary works, Vendor shall cause such tests to be executed in a timely manner so as not to cause delays in the execution of the Construction Works and/or disrupt the Construction Timetable.

                    (i) Vendor shall take all the necessary steps to ensure that the Development Companies shall not be held in breach of any Construction Agreements, and that the conduct and execution of the Construction Works shall not be delayed or disrupted, subject however to the provisions of § 3.9 below. However, the provisions of this sub-section shall not be applicable to legitimate and bona-fide disputes with the Contractors or any of them pertaining to the quality of the workmanship, compliance with the provisions of the relevant Construction Agreements, or entitlement to payment of the contract price for those or any other reasons.

                    (j) Vendor undertakes to keep the Purchaser informed on a fortnightly basis as to the progress of the execution of the Construction Works, and will allow such Representatives access to the works site on not less than 3 (three) Business Days’ advance notice. Vendor shall give positive and serious consideration to recommendations and advice given by Purchaser during the course of the Construction Works, and shall take recognition of comments made by Purchaser on material issues pertaining to the Construction Permits, the Construction Agreements and the Construction Documentation. However, it is clearly understood that the rights of inspection and access enjoyed by Purchaser shall not impose upon Vendor and/or the Development Companies any obligation to follow the comments or recommendations of Purchaser, but nor shall it restrict in any way Vendor’s Development Liability in terms of the provisions of § 3.10 below.

                    (k) In the event that the execution of the Construction Works fall into critical delay for reasons which would not justify a claim of Excusable Delay under § 3.9 below, Vendor undertakes to procure that the Development Company and/or the Contractors to exert such additional efforts, including without limitation the conduct of night work, in order to ensure that the Construction Works are completed within the Construction Timetable.

          3.7    Purchaser’s Surveyor

                    (a) Purchaser shall be entitled to appoint a qualified quantity surveyor to monitor the execution and progress of the Construction Works on its behalf (the “Purchaser’s Surveyor”), provided that (i) all costs associated therewith shall be borne by Purchaser; and (ii) the proposals made by Purchaser’s Surveyor shall be considered as consultative only and not binding upon Vendor unless such proposals are made in order to permit Purchaser to comply with its obligations under the Transaction Agreements.

                    (b) Purchaser’s Surveyor shall have the right to attend all project meetings (on an observer basis only) and to monitor the Construction Works at any time during the course of the Construction Works in order to ensure that the Construction Documentation and the Construction Timetable are being complied with. Purchaser’s Surveyor shall have free access to the building site, as well as to premises off site where works are being performed for inclusion in the Construction Works, provided that the Construction Supervisor shall not cause delays or otherwise interfere in the orderly execution of the Construction Works pursuant to the Construction Time Table, and shall comply with the directions of the Project Manager. Purchaser’s Surveyor shall be entitled to review updated working drawings, work orders, variation orders, sub-contracts and other technical and contractual documentation pertaining to the execution of the Construction Works, which shall be available on site at all times. Vendor undertakes to co-operate with Purchaser’s Surveyor and to ensure that he is permitted to exercise his mandate efficiently and productively, and shall cause its professional team to co-operate with Purchaser’s Surveyor. Purchaser’s Surveyor shall also act as Purchaser’s representative for the delivery of notices pertaining to modifications to the Construction Documentation as contemplated in §§ 3.2 and 3.3 above..

                    (c) Notwithstanding the aforegoing provisions, it is hereby specifically agreed and understood that Purchaser’s Surveyor will not in any way be authorized or empowered to delay or hinder the execution of the Construction Works in accordance with the Construction Documentation and/or the Construction Timetable.

          3.8    Insurance

                    (a) Vendor shall ensure that the Development Companies shall take out and maintain such insurance policies as are prudent and necessary for the developer, owner and (if relevant) operator of the Development Project until the Closing Date, and in any event such policies which it shall undertake to take out in terms of the Contractor’s Agreements.

                    (b) In addition, Vendor shall ensure that all Contractors shall take out and maintain customary Contractors All Risk (CAR) insurance policies in amounts sufficient to cover the liabilities of the Contractors and the owner as Vendor shall determine in its reasonable discretion.

          3.9    Excusable Delay (Force Majeure)

                    (a) Vendor shall not be held liable or responsible if the execution of the Construction Works and/or the performance of any of its obligations under this Article is prevented or delayed due to causes beyond its reasonable control and/or which it could not reasonably have been expected to anticipate, including but not limited to fire, strike, war, insurrection, acts of terrorism, Acts of God, law, regulation and embargo of a Competent Authority, riot, severely inclement weather, restriction on the use of power or any other cause beyond its reasonable control and not due to Vendor’s own fault or negligence (an “Excusable Delay”), provided however that Vendor:

                              (i)          gives notice of the event of Excusable Delay to Purchaser promptly after its occurrence;

                              (ii)         uses its reasonable efforts to overcome, mitigate and remove the cause of the event preventing or delaying performance;

                              (iii)        continues the performance of all its obligations that are not prevented or delayed; and

                              (iv)         upon cessation of the Excusable Delay, promptly performs or completes performance of the obligations which were so prevented or delayed.

                    (b) If an event of Excusable Delay occurs, all dates specified herein for the fulfillment by Vendor of its undertakings shall be deemed automatically to have been postponed by a period equivalent to the duration of such event of Excusable Delay.

                    (c) If Vendor is prevented from the performance of any of its obligations by reason of an Excusable Delay for a period exceeding 6 (six) months, then after the expiry of the said period of 6 months either Vendor or Purchaser shall be entitled to terminate this Agreement by serving written notice to that effect upon the other party.

          3.10    Development Liability

                    (a) It is specifically agreed and understood that with effect from the Closing Date and at all times thereafter, neither of the Development Companies shall bear any Development Liability whatsoever that shall have arisen before or after the Closing Date and that the situation at and after the Closing Date should be as analogous as possible to that of the acquisition by Purchaser of an existing operational project.

                    (b) Immediately prior to the Closing Date, Vendor shall assume full and unconditional responsibility and liability arising under the Construction Agreements with the Contractors and/or in respect of the construction operations, including specifically, but without limitation, all of the following, namely:

                              (i)          Vendor shall be accountable for all the works, services, faults or omissions of the Contractors;

                              (ii)         Vendor shall have the obligation to pay and settle in a timely manner all Contractors’ claims arising out of and/or in connection with the Construction Works and/or the Construction Agreements unless fully provided for in the Proforma Closing Accounts and the Final Closing Accounts (“Contractors’ Claims”), provided that nothing herein contained shall prevent Vendor from pursuing legitimate and bona-fide disputes with the Contractors or any of them pertaining to the quality of their workmanship, compliance with the provisions of the relevant Construction Agreements, or entitlement to payment of the contract price for those or for any other reasons.; and

                              (iii)        Vendor shall ensure that the Contractors fulfill their obligations under the Construction Agreements prior to and following the Closing in accordance with their respective terms;

                              (iv)        Vendor shall be responsible for obtaining the Final Occupancy Permit in respect of the Development Project, and shall at its own cost ensure that all demands and requirements of the Competent Authorities for the award of the Final Occupancy Permit shall be complied with in a timely manner. In this regard, Purchaser undertakes that following Closing, it shall co-operate with Vendor and render such reasonable assistance as is required in order to facilitate the award of the Final Occupancy Permit, provided that all reasonable costs incurred in that regard shall be for Vendor’s account. In the event that an objection to the granting of the Final Occupancy Permit shall be filed during the relevant periods prescribed by applicable Law, then and in such event the Parties, or either of them, may request the Senior Partner of Messrs. Martonyi es Kajtar Baker & McKenzie of 102 Andrassy ut., H-1062 Budapest to determine whether the objection so filed raises a reasonable potential risk that the Final Occupancy Permit will be withdrawn or invalidated. If in Baker & McKenzie’s opinion there is no reasonable potential risk of such withdrawal or invalidation, then and in such event the Final Occupancy Permit shall be deemed to have been granted and Vendor shall accordingly be deemed to have fulfilled its obligations in terms of this section. In the event that Messrs. Martonyi es Kajtar Baker & McKenzie are unwilling or unable to act in this capacity, the Parties shall jointly appoint an alternative law firm in Budapest with an international affiliation to issue the said opinion. Neither Messrs. Martonyi es Kajtar Baker & McKenzie nor any alternative law firm appointed by the Parties as aforesaid shall bear any liability by reason of their giving the said opinion (save only in the event of gross negligence or willful mis-conduct), and the Parties agree to waive all claims against them in that regard.

          (together, “Development Liability”)

                    (c) Vendor shall indemnify the Purchaser Indemnitees against any Development Liability.

                    (d) To the extent permitted by local applicable law and the Construction Agreements, Vendor shall use its best endeavours to obtain from the Contractors by no later than the Closing Date an estoppel certificate, confirming that the Contractors shall have no further claims against the Development Companies arising out of and/or in connection with the Construction Works and/or the Construction Agreements, subject to the agreement of the Contractors;

                    (e) Vendor shall ensure that all performance bonds, maintenance guarantees, and other forms of securities furnished by the Contractors as security for the fulfillment of their respective undertakings in terms of the Construction Agreements, as well as construction warranties issued arising under or mandated by operation of law (“Contractors’ Bonds”) issued after the Execution Date, will be issued in favor of Vendor and/or the Development Companies, jointly and severally. Vendor will use its best endeavours to procure that the Development Companies will be joined as joint and several beneficiaries to any Contractors’ Bonds issued prior to the Execution Date, to the extent that it has not already done so. However, Vendor retains the right to claim under the Contractors’ Bonds in order to enable it to fulfill its Development Liability in terms of this Section, and Purchaser shall not, and shall procure that the Development Companies shall not, make any claim under the Contractors Bonds without the express prior and written consent of Vendor, which shall not be unreasonably withheld or delayed. However, in the event that Vendor fails to fulfill its Development Liability obligations in terms of this § 3.10, and furthermore fails, refuses or neglects to make claims under the Contractors’ Bonds within 14 (fourteen) days of its receipt of a written demand by Purchaser and/or the Development Companies to do so, then and in such event the Development Companies shall have a “step-in right” and shall be entitled to make the relevant claims under the Contractors’ Bonds so as to facilitate the fulfillment of the Development Liability of Vendor in terms of this Section.

                    (f) For the avoidance of doubt, the liability of Vendor in terms of this Section relates to defects and deficiencies in the construction and fit-out works performed prior to the Closing Date (even if such defects and deficiencies are discovered or arise or remedied but re-arise following the Closing Date), but does not relate to any damage, defects and deficiencies in the construction of the Development Project and/or the operating systems of the Development Project which derive from and/or were caused by the negligent and/or improper use and operation of structure and/or the operating systems by the Development Companies and/or by the Management Company and/or by their employees.

ARTICLE IV - COMPLETION, OPENING AND DELIVERY

          4.1    Practical Completion

                    (a) Vendor shall cause the Construction Works, and each component of the Construction Works, to be built, tested and brought to a state of Practical Completion by not later than the Target Opening Date (subject at all times to the provisions of § 3.9 above).

                    (b) For all purposes hereunder, the term “Practical Completion” or “Practically Complete” shall mean:

                              (i)          that the Development Project has been completed in all material respects in accordance with the Construction Documentation, and the terms and provisions of the Contractors’ Agreements, except for those works specified in the Completion Punch List which do not materially affect the uninterrupted commercial use and operation of the Development Project either as a whole or in any material part;

                              (ii)         that a legal and valid Temporary Occupancy Permit has been issued by the Competent Authorities which permits the opening of the Development Project to the public and the commercial utilization of the Development Project in all material respects; and

                              (iii)        such other permits, approvals and authorizations have been obtained as are customarily required under applicable laws, regulations and safety requirements for the opening and commercial utilization of the Development Project, and for the operation of its systems (such as HVAC systems, water supply, drainage and sewerage systems), and of its equipment and machinery (such as elevators and escalators).

                    (c) Upon the Practical Completion of the Development Project, the Project Manager shall send to all of the Parties a “Certificate of Practical Completion” evidencing that the Development Project is Practically Complete in terms of this § 4.1.

                    (d) Upon the Practical Completion of the Development Project, Vendor shall cause the Development Companies and the Contractor(s) to compile a completion punch list (“Completion Punch List”) itemizing all those works which are to be executed and completed by the Contractors after Practical Completion in order to attain final completion. Vendor undertakes to invite Purchaser and a Representative of Purchaser to participate in the compiling of the Completion Punch List, and to give positive consideration to the recommendations of Purchaser.

                    (e) Vendor further undertakes to ensure that the works specified in the Completion Punch List are executed and completed and to ensure the fulfillment of such conditions as shall be necessary to obtain a Final Occupancy Permit within a period not exceeding 6 (six) months from the date of issue of the Certificate of Practical Completion, save in respect of such works the completion of which is mandated within a shorter period by Order of an Government Body, or such works the non-performance of which would constitute an offense under applicable Law or regulations or disrupt the normal commercial utilization of the Development Project.

                    (f) Any matters regarding the Practical Completion of the Development Project in respect of which this Agreement is silent, shall be resolved in the first instance in accordance with the provisions of the Construction Documentation and the Construction Agreement, or in the second instance in accordance with the then prevailing “Red-Book” FIDIC standards.

          4.2    Opening

                    (a) It is hereby specifically agreed and understood that Vendor shall be entitled to procure that the Development Companies commence the commercial operations of the Development Project, and to open the Development Project to the public, immediately upon the Practical Completion of the Development Project, notwithstanding that the CP Satisfaction Date shall not yet have occurred. The date of the commencement of the commercial operations of the Development Project as aforesaid shall hereinafter be referred to as the “Opening Date”.

                    (b) Subject to the completion of the Transaction in terms of § 12.3 below, Vendor shall indemnify Purchaser (for itself and on behalf of the Development Companies) against any liability (including any cost of any claim) arising as a result of the opening of the Development Project to the public prior to the CP Satisfaction Date and/or the Closing Date, same in terms of the provisions of § 15.6(b) below.

                    (c) During the interim period between the Opening Date and the Closing Date, Vendor undertakes to ensure that the Development Project shall be kept and maintained in a good and proper state of maintenance and repair (fair wear and tear excepted).

                    (d) For the avoidance of doubt, all revenues generated by the Development Project following the Opening Date and prior to the Closing Date in respect of that period shall be for the benefit of Vendor and all costs incurred by the Development Project following the Opening Date and prior to the Closing Date shall be for Vendor’s account.

          4.3    Project Management. The Parties have agreed that the Development Companies shall enter into a Management Agreement with the Management Company in the agreed form as attached hereto as Schedule 4.3, by not later than the Execution Date.

          4.4    CP Satisfaction Date

                    (a) The “CP Satisfaction Date” shall be the date upon which the Purchaser shall confirm, or shall be deemed to have confirmed, in terms of § 4.4(b) below, that all of the following conditions precedent for delivery (the “Conditions Precedent for Delivery”) have been either fulfilled to the reasonable satisfaction of Purchaser, or waived by Purchaser in its sole discretion, namely:

                              (i)     the Land Ownership Criteria shall have been satisfied; and

                              (ii)      the Development Project has been completed in terms of the Completion Criteria, and shall not have been destroyed or suffered any material damage; and

                              (iii)      the Lease-Up Criteria have been satisfied.

                    (b) Vendor shall furnish Purchaser with not less than 15 (fifteen) days advance written notice that Conditions Precedent for Delivery have been satisfied in full, accompanied by such documentation as shall reasonably be required in order to substantiate its assertions (the “CP Satisfaction Notice Date”). During the Supplemental Due Diligence Period (as defined in § 4.5 below) Purchaser shall have the right to verify the fulfillment of the Conditions Precedent for Delivery. By not later than the last day of the Supplemental Due Diligence Period, Purchaser shall furnish Vendor with either: (i) written confirmation that the Conditions Precedent for Delivery have been fulfilled to its satisfaction, or waived; or (ii) with an CP Defect Notice in terms of §4.5(c) below. In the absence of such written notice confirming that the Conditions Precedent for Delivery have been fulfilled or waived, and in the event that Purchaser shall not have furnished Vendor with an CP Defect Notice in terms of §4.5(c) below by the end of the Supplemental Due Diligence Period, then and in such event Purchaser shall be deemed to have confirmed that the Conditions Precedent for Delivery have been satisfied. The Parties anticipate that the CP Satisfaction Date shall occur on or about November 20th, 2007.

                    (c) Purchaser shall be entitled, in its sole discretion, to waive the fulfillment of such Conditions Precedent for Delivery, either entirely or on such terms and conditions as it deems fit, by serving written notice to that effect upon Vendor.

                    (d) In the event that the CP Satisfaction Date shall not have occurred by the Long Stop Date, then and in such event the following provisions shall apply:

                              (i)      Vendor shall be obliged to notify Purchaser in writing, by not later than a date 14 (fourteen) days prior to the Long Stop Date, that it has failed to fulfill the Conditions Precedent for Delivery, specifying the reasons therefor in reasonable detail;

                              (ii)     Purchaser shall be entitled, in its sole and unfettered discretion, to waive the fulfillment of the Conditions Precedent for Delivery;

                              (iii)     Alternatively, Purchaser shall be entitled at its option to extend the Long Stop Date by an additional period not to exceed 6 (six) months, provided that in such event it undertakes to extend the validity of the Payment Guarantee referred to in §§ 7.1

                              (iv)     Without derogating from the aforegoing, the Parties undertake to co-operate, to act in good faith and to exert their best endeavours to resolve the inability of Vendor to fulfill the Conditions Precedent for Delivery to their mutual satisfaction (including the granting of indemnities where appropriate);

                              (v)     However, in the event that Purchaser shall have declined to waive the fulfillment of the Conditions Precedent for Delivery, or in the event that the Conditions Precedent for Delivery have still not been fulfilled on the expiry of the extended Long Stop Date as aforesaid, and the Parties are unable to resolve the deadlock by amicable means as aforesaid, then and in such event, both Purchaser and Vendor shall have the right to terminate this Agreement in terms of the provisions of § 16.1 below, provided that nothing herein contained shall prevent either Party from referring the dispute to arbitration in terms of the provisions of § 17.3 below.

          4.5    Supplemental Due Diligence

                    (a) During the 15 (fifteen) day period following the CP Satisfaction Notice Date (the “Supplemental Due Diligence Period”), Purchaser shall be entitled to conduct a supplementary due diligence investigation pertaining to the Development Companies and/or the Development Project, in order to verify:

                              (i)     that the Conditions Precedent for Delivery have been fulfilled in all material respects and to the reasonable satisfaction of Purchaser;

                              (ii)     the integrity of title in and to the Equity Rights in the Development Companies to be acquired by Purchaser on the Closing Date, and the absence of Liens, other than Permitted Liens; and

                              (iii)     the integrity of title in and to the Project Property and/or Development Project and/or the Kerepesi Land, and the absence of Liens other than Permitted Liens.

                    (b) Vendor shall co-operate, and shall procure that the Development Companies co-operate with Purchaser so as to enable Purchaser to conduct its supplemental due diligence investigations in a timely and expeditious manner, and in any event to conclude same on or before the end of the Supplemental Due Diligence Period. To that end, Vendor undertakes to furnish Purchaser with its periodic management reports throughout the Construction Period, and to provide Purchaser with all documentation pertaining to the fulfillment of the Conditions Precedent for Delivery as soon as they become available. Additionally, Vendor shall furnish Purchaser with copies of all Lease Agreements signed prior to the CP Satisfaction Date on a monthly basis and after the CP Satisfaction Notice Date, as and when they are signed.

                    (c) Purchaser undertakes to act in good faith in order to carry out and conclude its supplemental due diligence as expeditiously as possible so as to facilitate the Closing. Additionally, Purchaser undertakes to notify Vendor promptly if it discovers any matter which does not comply with the Conditions Precedent for Delivery (a “CP Defect Notice”), so as to allow Vendor a period of 30 Business Days from the date of the relevant CP Defect Notice (“CP Defect Resolution Period”) to rectify such relevant matters to the reasonable satisfaction of Purchaser. To the extent that any matter the subject of a CP Defect Notice is not resolved to the reasonable satisfaction of the Purchaser within the CP Defect Resolution Period, the Purchaser shall notify Vendor with another CP Defect Notice stating the reasons for non-compliance and requesting resolution of such defect within another CP Defect Resolution Period. This process shall be repeated until the earlier of the resolution of the CP Defect or the Long Stop Date. Purchaser further agrees that it will not arbitrarily withhold its verification of the fulfillment of the Conditions Precedent for Delivery. For the avoidance of doubt, subject to Vendor’s compliance with § 4.5(b), in the event that Purchaser shall not furnish Vendor with a CP Defect Notice by the last day of the Supplemental Due Diligence Period, it shall be deemed to have confirmed that the Conditions Precedent for Delivery have been fulfilled to its satisfaction. The provisions of this § 4.5(c) shall not apply after the Long Stop Date, after which date the provisions of § 4.4(d) shall apply.

                    (d) All costs and expenses to be incurred by Purchaser in the conduct of such Supplemental Due Diligence investigations shall be for the sole cost and expense of Purchaser.

          4.6    Delivery

                    (a) Subject to the completion of the Transaction in the manner prescribed in § 12.3 below, on the Closing Date Vendor shall cause the transfer and delivery of the possession and control of the Development Project to Purchaser and Representative of the Purchaser. All operating manuals, equipment guarantees and other relevant documentation pertaining to the operation and maintenance of the Development Project and the equipments and machineries comprising part of the Development Project which are available at the Closing Date shall be delivered on that date, while all remaining operating manuals, equipment guarantees and other relevant documentation, as well as a set of “As-Built” drawings, shall be delivered to Purchaser’s Representatives within 90 (ninety) days of the Closing Date, provided that Vendor shall ensure that Purchasers and the Development Companies shall have full access to all relevant documentation at all times following the Closing Date.

                    (b) The transfer of the possession and control of the Development Project as aforesaid shall not derogate from the assumption by Vendor of the Development Liabilities in terms of the provisions of § 3.10 above.

                    (c) Following Closing, Purchaser undertakes to procure that the Development Companies maintain the Development Project in a good, proper and efficient state of operation and repair at all times prior to the Final Price Adjustment Date.

          4.7    Failed Transaction Indemnity

                    (a) In the event that: (i) the CP Satisfaction Date shall not have occurred by the Long Stop Date; and/or (ii) the Closing Date shall not have occurred by the Long Stop Date for reasons which are attributable to Vendor; and provided that Purchaser shall have elected to terminate this Agreement in terms of the provisions of §16.1(b)(i) below, then and in such event Vendor hereby undertakes that it shall immediately upon receipt of Purchaser’s first written demand to do so indemnify Purchaser and hold it harmless for the full amount of the Failed Transaction Costs incurred by Purchaser (as evidenced by detailed calculations made by the Issuing Bank) in respect of the Transaction and/or in respect of this Agreement specified in the Failed Transaction Costs Schedule attached hereto as Schedule 4.7, provided that: (A) the maximum amount payable by Vendor in respect of the issuance of the Bank Guarantee shall not exceed € 2,100,000 (two million one hundred thousand Euro); and (B) the maximum amount payable by Vendor in respect of the currency hedging facility taken out by Purchaser shall not exceed € 2,000,000 (two million Euro).

                    (b) Notwithstanding the provisions of § 4.7(a)(B) above, Vendor shall be entitled in its sole discretion to take over the currency hedging facility taken out by Purchaser, in which event it shall pay to the Issuing Bank the maximum amount of € 2,000,000 (two million Euro).

                    (c) Save as provided to the contrary in §4.7(a) above, and to that extent only, all other costs and expenses incurred by the Parties shall be for their own account.

ARTICLE V - LEASE UP OF THE DEVELOPMENT PROJECT

          5.1    Lease-Up during Construction. During the period prior to the Closing Date, Vendor shall carry out, at its sole cost and expense, the lease-up and commercialization of all units within the Development Project in accordance with the Lease Up Strategies (Schedule 5.1).

          5.2    Lease-Up following Closing.

                    (a) During the Lease-Up Period (as hereinafter defined), Vendor shall carry out, at its sole cost and expense, the lease-up and commercialization only of those units within the Development Project which were not rented as at the Closing Date and had not been previously leased prior to the Closing Date (hereinafter “New Leases”).

                    (b) Lease-Up of the New Leases shall be carried out in accordance with the Lease-Up Strategies. Vendor shall keep the Management Company fully informed and in a timely manner of the progress made during the Lease-Up Period by way of periodic written reports to be issued not less than every 30(thirty) days. In addition, Vendor shall permit an observer on behalf of the Management Company to participate in all meetings with the tenants, and shall ensure that the observer is given reasonable advance notice of the conduct of such meetings so as to enable his participation, provided that such observer shall not be entitled to participate in the negotiations with the tenants and shall refrain from any act or omission which may influence the negotiations with the tenants.

                    (c) For the purposes of this Article V, the term “Lease-Up Period” shall mean the period commencing on the Closing Date and terminating on the earlier of (i) the 1st (first) anniversary of the Closing Date; or (ii) the Lease-Up Break-Off Date (as hereinafter defined).

          5.3    Break-Off.

                    (a) Notwithstanding the provisions of § 5.2 above, Vendor shall have the option in its sole discretion to dis-continue its lease-up activities following delivery at any time during the Lease-Up Period, provided that it shall be required to furnish Purchaser, the Management Company and the Development Companies with not less than 14 (fourteen) days advance written notice of its intention to do so, and specifying the date upon which the dis-continuance of its lease-up activities shall take effect (the “Lease-Up Break-Off Date”).

                    (b) In such event, Vendor shall also have the option to determine that the Final Price Adjustment Date shall occur simultaneously with the Lease-Up Break-Off Date, and in such event the Final Price Adjustment to be made in terms of the provisions of § 6.4 below shall be conducted on the Lease-Up Break-Off Date.

          5.4    General Provisions relating to Lease-Up.

                    (a) All units shall be leased in compliance with the Lease-Up Strategies. Primary Areas shall be leased to Good Standing Tenants only, subject to the provisions of § 2.8(b) above. Any material deviations from the agreed Lease-Up Strategies shall require the prior approval of Purchaser, not to be unreasonably withheld or delayed.

                    (b) Unless otherwise approved by Purchaser in advance, Vendor shall systematically and exclusively use the Standard Form Lease in respect of all tenants of the Primary Areas, and the standard form attached as Exhibit II to the Lease-Up Strategies Schedule in respect of all tenants of the Secondary Areas, (save in respect of (i) Excepted Leases; and (ii) those units where the use of a different format is contractually mandated, such as upon the execution of an option by the tenant). Vendor undertakes to report to Purchaser prior to the finalization of any lease negotiation, specifying any material deviations from the Standard Form Lease, using a standard reporting format in agreed form. All material modifications to the Standard Form Lease, whether general or tenant specific, which are not in compliance with the Lease-Up Strategies shall require the advance approval of Purchaser not to be unreasonably withheld or delayed, provided that if Purchaser shall not have responded within 5 (five) Business Days of its receipt of the reporting schedule setting out the proposed modifications, it shall be deemed to have approved same.

                    (c) At the Closing, each of the Development Companies and the Management Company shall award to Vendor a special mandate and power of attorney in agreed form, so as to enable Vendor to carry out its lease-up responsibilities in terms of this Article during the Lease-Up Period. Vendor shall be entitled to delegate all or part of the powers and authorities vested in terms of the said powers of attorney to a leasing agent, as contemplated in § 5.4(d) below. It is agreed and understood that the power of attorney awarded to Vendor will specifically exclude the power or authority to sign and execute the leases (or any amendment thereto) for and on the behalf of the representatives of the Development Companies, which shall require the signature of the authorized signatories of the Development Companies. Vendor shall be required, and hereby undertakes, to present all Lease Agreements to be signed with tenants following the Closing Date to the Development Companies for signature and execution. However it is hereby specifically agreed and understood that:

                              (i)     Purchaser and/or the Development Companies may not refuse to execute any lease in Standard Form Lease which complies with the Lease-Up Strategies Schedule; and

                              (ii)     where amendments or modification to the Standard Form Lease are entailed, and in respect of leases with Critical Tenants, the Purchaser and/or the relevant Development Company may not unreasonably or arbitrarily withhold or delay its consent to the amendment and execution of such lease agreements

                    (d) Vendor shall be entitled to engage the services of a reputable leasing agent approved by Purchaser in advance, such approval not to be unreasonably withheld or delayed. Furthermore, subject to Purchaser’s rights of prior approval as aforesaid, Vendor shall be entitled to replace or substitute its leasing agent in its discretion. Subject to the aforegoing, Vendor hereby notifies Purchaser that it has appointed Messrs. Cushman & Wakefield as its leasing agents.

                    (e) Vendor undertakes to fulfill its lease-up responsibilities in terms of this Article in a diligent, timely and efficient manner, and shall cause the leasing agent so to act.

                    (f) Vendor shall render the Lease-Up services in terms hereof without consideration. Accordingly, Purchaser, the relevant Management Company and the relevant Development Companies shall be under no obligation to pay any commissions, commercialization fees or other forms of remuneration to Vendor in respect of such services, nor shall the award of the power of attorney to Vendor in terms of sub-section (c) above be deemed to impose any obligation upon Purchaser and/or the Development Companies and/or the Management Company to make such payments. All costs incurred by Vendor in the rendering of the Lease-Up Services, including any fees due and payable to leasing agents appointed by it in terms of sub-section (b) above, shall be borne and paid solely by Vendor.

                    (g) For the avoidance of doubt, it is further specifically agreed and understood that the Management Company will not assume any Development Liability whatsoever, and Vendor undertakes to ensure that the Management Company is indemnified and held harmless in respect of all such liability.

ARTICLE VI - PAYMENT OF TRANSACTION PRICES

          6.1    Calculation of the Total Closing Payment Amount.

                    (a) On the Closing Date, the Parties shall:

                              (i)     calculate the Closing Primary GOI (provided however that the Closing Primary GOI shall under no circumstances exceed the Primary GOI Cap);

                              (ii)     calculate the Closing Secondary GOI (provided however that the Closing Secondary GOI shall under no circumstances exceed the Secondary GOI Cap, subject to the provisions of §2.9 above);

                              (iii)     calculate the Closing Additional GOI (provided however that the Closing Additional GOI shall under no circumstances exceed the Additional GOI Cap, subject to the provisions of §2.9 above);

                              (iv)     to the extent relevant, calculate the ATM Revenues as at the Closing Date in terms of §2.6 above; and

                              (v)     calculate the NAV Payment in terms of the provisions of § 8.2(b) below; and thereafter

                              (vi)     calculate the amount of the “Closing Purchase Price”, being that amount as is the aggregate of: (1) the Closing Primary GOI capitalized at the Primary GOI Yield; plus (2) the Closing Secondary GOI, the Closing Additional GOI and the ATM Revenues (if relevant), all capitalized at the Secondary GOI Yield; plus (3) the NAV Payment; less (4) the Construction Loan Repayment Amount; less (5) the Shareholder Loan Amounts.

                    (b) The Closing Purchase Price, the Construction Loan Repayment Amount and the Shareholders Loan Amount are collectively referred to herein as the “Total Closing Payment Amount”.

          6.2    Payment Regime on the Closing Date. On the Closing Date, and subject to the completion of the Transaction in terms of the provisions of § 12.3 below, Purchaser shall pay the Total Closing Payment Amount as follows :

                    (a) Subject to the provisions of § 3.5(c) above, pay the Construction Loan Repayment Amount to the Financing Banks, or procure that the Development Companies pay the Construction Loan Repayment Amount to the Financing Banks and discharge the Financing Bank Securities; and

                    (b) Pay the following amounts to Vendor, namely:

                              (i)     the Closing Purchase Price; and

                              (ii)     the Shareholder Loan Amounts (subject to § 2.3)

          6.3    Interim Price Adjustment.

                    (a) On the Interim Price Adjustment Date, the Parties shall:

                              (i)     calculate the Interim Primary GOI (provided that the Interim Primary GOI together with the Closing Primary GOI shall under no circumstances exceed the Primary GOI Cap);

                              (ii)     calculate the Interim Secondary GOI (provided that the Interim Secondary GOI together with the Closing Secondary GOI shall under no circumstances exceed the Secondary GOI Cap, subject to the provisions of §2.9 above);

                              (iii)     calculate the Interim Additional GOI (provided that the Interim Additional GOI together with the Closing Additional GOI shall under no circumstances exceed the Additional GOI Cap, subject to the provisions of §2.9 above); and

                              (iv)     to the extent relevant, calculate the ATM Revenues as at the Interim Price Adjustment Date in terms of §2.6 above (provided that such ATM Revenues have not previously been counted at the Closing Date); and thereafter

                              (v)     calculate the Interim Price Adjustment Payment, being the aggregate of: (1) the Interim Primary GOI capitalized at the Primary GOI Yield; plus (2) the Interim Secondary GOI, the Interim Additional GOI and the ATM Revenues (if relevant), all capitalized at the Secondary GOI Yield.

                    (b) Purchaser shall pay the Interim Price Adjustment Payment to Vendor within 5 (five) Business Days of the Interim Price Adjustment Date.

          6.4    Final Price Adjustment.

                    (a) On the Final Price Adjustment Date (or, at Vendor’s election, on the Lease-Up Break Off Date), the Parties shall:

                              (i)     calculate the Final Primary GOI (provided that the Final Primary GOI together with the Closing Primary GOI and the Interim Primary GOI shall under no circumstances exceed the Primary GOI Cap);

                              (ii)     calculate the Final Secondary GOI (provided that the Final Secondary GOI together with the Closing Secondary GOI and the Interim Secondary GOI shall under no circumstances exceed the Secondary GOI Cap, subject to the provisions of §2.9 above);

                              (iii)     calculate the Final Additional GOI (provided that the Final Additional GOI together with the Closing Additional GOI and the Interim Additional GOI shall under no circumstances exceed the Additional GOI Cap, subject to the provisions of §2.9 above); and

                              (iv)     to the extent relevant, calculate the ATM Revenues as at the Final Price Adjustment Date in terms of §2.6 above (provided that such ATM Revenues have not previously been counted at the Closing Date and/or the Interim Price Adjustment Date); and thereafter

                              (v)     calculate the Final Price Adjustment Payment, being the aggregate of: (1) the Final Primary GOI capitalized at the Primary GOI Yield; plus (2) the Final Secondary GOI, the Final Additional GOI and the ATM Revenues (if relevant), all capitalized at the Secondary GOI Yield; and

                              (vi)     calculate the Vacant Areas (if any), and thereafter the Vacant Area Payment, being the net area of the Vacant Areas multiplied by the estimated rentals (calculated as provided in § 6.7(c) below)chargeable in respect of the Vacant Areas and further multiplied by a factor of 50%, and thereafter capitalized at the Primary GOI Yield.

                    (b) Subject to §6.4(c) below, on a date not later than 5 (five) Business Days following the Final Price Adjustment Date (or following the Lease-Up Break Off Date, if and to the extent relevant), Purchaser shall pay to Vendor that amount which is the aggregate of the Final Price Adjustment Payment and the Vacant Areas Payment (if relevant).

                    (c) If a Final Occupancy Permit has not been awarded on the Final Price Adjustment Date, the following provisions shall apply:

                              (i)     by not later than a date falling 10 (ten) Business Days prior to the Final Price Adjustment Date, Vendor shall provide Purchaser with a written notice specifying those works which are outstanding and which are to be executed and completed in order to obtain the Final Occupancy Permit, which shall also be evidenced by a decree issued by the local building authority (“Final Works”), together with a detailed estimate of the costs and expenses to be incurred in the execution and completion of such works (“Final Work Cost Estimate”);

                              (ii)     Vendor undertakes to ensure that the Final Works are executed and completed with reasonable skill, care and diligence as soon as reasonably practicable, in terms of the provisions of §3.10 above;

                              (iii)     on the Final Price Adjustment Date, the Purchaser shall be entitled to retain and deduct from the Final Price Adjustment Payment an amount equivalent to 110% (one hundred and ten percent) of the Final Work Cost Estimate; and

                              (iv)     The amount retained by Purchaser in terms of §6.4(c)(iii) above shall be paid by Purchaser to Vendor immediately upon the issuance of the Final Occupancy Permit, together with interest in terms of § 6.6(a) below calculated from the Final Price Adjustment Date.

          6.5    Transaction Price Cap. Notwithstanding anything to the contrary herein contained, it is hereby specifically agreed and understood that the total aggregate amount to be paid by Purchaser pursuant to the provisions of this Agreement in consideration for the acquisition of the entire Equity Rights and in relation to the Construction Loan Repayment Amount and the Shareholder Loan Amount shall under no circumstances in aggregate exceed the Transaction Price Cap.

          6.6    Interest.

                     (a) In the event that Purchaser shall fail to execute payment of any amount due and payable by it to Vendor on the latter of the Closing Date, the Interim Price Adjustment Date or the Final Price Adjustment Date (as the case may be) and the calling of the Bank Guarantee or the Top-Up Guarantee (as the case may be) pursuant to the provisions of this Agreement within 14 (fourteen) days of the due date therefore, then and in such event any such amount shall bear interest at the prevailing 3 month EURIBOR rate of interest plus 1.8% per annum calculated from the due date for payment until the actual date of payment of such amount.

                     (b) In the event that Vendor shall fail to execute payment of any amount due and payable by it to Purchaser pursuant to the provisions of this Agreement within 14 (fourteen) days of the due date therefore, then and in such event any such amount shall bear interest at the prevailing 3 month EURIBOR rate of interest plus 1.8% per annum calculated from the due date for payment until the actual date of payment of such amount.

          6.7    General Provisions relating to Transaction Prices. For all purposes in terms of this Article VI:

                     (a) All amounts for payment in terms of the provisions of this Agreement shall be effected by wire transfer of immediately available funds in Euro Currency to such account or accounts (not to exceed three accounts) as Vendor may direct in its irrevocable payment instructions to be furnished to Purchaser at least 5 (five) Business Days before the Closing Date. Subject to the foregoing, Vendor shall be entitled to modify its payment instructions from time to time.

                     (b) All the values and prices shall be denominated in the Euro Currency prevailing on the relevant calculation dates. Amounts denominated in Hungarian Forint shall be converted at the published national rate of exchange of the Hungarian Central Bank prevailing on the relevant Calculation Date.

                     (c) Fourteen days prior to the Final Price Adjustment Date, the Parties shall discuss and endeavour to agree the estimated rentals chargeable in respect of the Vacant Areas within a period of seven days thereafter, failing which within two days thereof an independent expert shall be appointed by mutual agreement or, in the absence of agreement, by the Closing Agent thereafter in order to determine the estimated rentals.

                     (d) Vendor shall furnish Purchaser with the Tenant List, updated to the relevant Calculation Date, not later than 7 (seven) days prior to the relevant Calculation Date, so as to enable the Parties to jointly verify and calculate the payments to be made in terms of § 6.1 to § 6.4 inclusive above. In the event that a dispute shall arise between the Parties regarding the calculation of the relevant Gross Income, the matter will be resolved upon the request of either party, by the the Senior Partner of Messrs. Martonyi es Kajtar Baker & McKenzie of 102 Andrassy ut., H-1062 Budapest, whose decision shall be deemed determinative for the purpose of the price calculations, which shall be carried out on the relevant Calculation Date. However, nothing herein contained shall prevent either Party from referring the dispute to arbitration in terms of § 17.3 below, notwithstanding the determination of Baker & McKenzie, provided that such referral shall not prevent or delay the calculation and payment of the relevant payments in terms of § 6.1 to § 6.4 inclusive above. In the event that Messrs. Martonyi es Kajtar Baker & McKenzie are unwilling or unable to act in this capacity, the Parties shall jointly appoint an alternative law firm in Budapest with an international affiliation to issue the said opinion.

          6.8    Prohibition on Double Counting. For the avoidance of doubt, the Parties confirm that no elements of the Closing Primary GOI, the Interim Primary GOI, the Final Primary GOI, the Closing Secondary GOI, the Interim Secondary GOI, the Final Secondary GOI, the Closing Additional GOI, the Interim Additional GOI, the Final Additional GOI and the ATM Revenues shall be taken account, calculated or re-capitalized more than once in the calculation of the payments to be made by Purchaser to Vendor in terms of the provisions of this Agreement. However, nothing in this Section shall be deemed to derogate from Purchaser’s obligation to execute full payment of all amounts due and payable by it pursuant to the provisions of this Agreement.

ARTICLE VII - PAYMENT GUARANTEES

          7.1    The Bank Guarantees.

                     (a) As security for the fulfillment by Purchaser of its undertakings to execute and/or cause the payment of the Total Closing Payment Amount at the Closing Date as contemplated in § 6.1 above, Purchaser shall furnish to Vendor by not later than the Short-Stop Date (subject to agreed extensions) with an irrevocable and autonomous Bank Guarantee, substantially in the agreed form and attached hereto as Schedule 7.1(a) (the “Bank Guarantee”) (provided that any deviation from the wording contained in Schedule 7.1(a) shall require the prior approval of Vendor.

                     (b) The Bank Guarantee shall be issued by the Issuing Bank in respect of an aggregate amount which is not less than the Bank Guarantee Amount.

                     (c) The Bank Guarantee may be exercised by Vendor on the basis of a written certificate (“Payment Certificate”) issued by an independent third party expert (“Closing Agent”) in accordance with the provisions of the Closing Agent Agreement.

                     (d) In the event that the Total Closing Payment Amount exceeds the maximum amount guarantee under the Bank Guarantee, the exercise of the Bank Guarantee shall not derogate from Purchaser’s liability and obligation to execute full payment of all amounts due and payable pursuant to the provisions of this Agreement, provided that the Transaction Price Cap is not exceeded. In the event, however, that Total Closing Payment Amount is less than the maximum amount guaranteed under the Bank Guarantee, the Bank Guarantee may only be exercised in respect of an aggregate amount which is equal to the actual Total Closing Payment Amount.

                     (e) In order to facilitate the issuance of the Bank Guarantee and/or its proper exercise on the conditions detailed as specified above, on or before the Short-Stop Date, the Parties shall enter into a detailed agreement with the Closing Agent substantially in the form and text attached hereto as Schedule 7.1(e), subject to agreed amendments (“the “Closing Agent Agreement”).

                     (f) In the event that any of the deadline dates provided for herein shall be extended then in such event Purchaser undertakes to procure that the term of the validity of the Bank Guarantee shall be extended by a period equivalent to such extended period.

                     (g) Vendor undertakes to procure that the Development Companies execute and duly sign the Purchaser’s Security Documents held in escrow by the Closing Agent contemporaneously with and as a condition for the submission of its request to the Closing Agent to obtain the various expert opinions referred to therein, and to issue the Payment Certificate to the Issuing Bank.

          7.2    Top-Up Guarantees

                     (a) On the Closing Date Purchaser undertakes to furnish Vendor with a Top-Up Guarantee in the agreed form and attached as Schedule 7.2(a) (the “Top-Up Guarantee”).

                     (b) The Top-Up Guarantee shall be issued by the Issuing Bank in respect of an aggregate amount which is equal to the Top-Up Amount.

                     (c) The Top-Up Guarantee shall be capable of multiple draw downs, provided that the aggregate of the maximum guaranteed amount is not exceeded.

                     (d) The Top-Up Guarantee may be exercised by Vendor on the basis of a written certificate issued by the Closing Agent confirming the amounts to be paid out under the Top-Up Guarantee, namely: (aa) the Interim Price Adjustment Payment in terms of § 6.3(a)(v) above; and (bb) the Final Price Adjustment Payment and the Vacant Areas Payment, if relevant, in terms of §§ 6.4(a)(v) and 6.4(a)(vi) respectively above.

ARTICLE VIII - NET ASSET VALUE AND VERIFICATIONS

          8.1    Proforma Closing Accounts.

                     (a) By not later than a date 5 (five) Business Days prior to the Closing Date, Vendor shall prepare the proforma closing accounts as at the Closing Date in respect of the Development Companies, and deliver same to Purchaser (the “Proforma Closing Accounts”).

                     (b) The Proforma Closing Accounts shall be prepared by the Development Companies, and reviewed by the Transaction Accountants, in compliance with Hungarian Accounting Law (HAL); provided, however, that: (i) liabilities shall be reflected exclusive of any uneconomical liabilities; (ii) accumulated losses multiplied by a factor of 20% shall also be reflected as an asset, representing allowable but un-utilized tax losses in the Development Companies; and (iii) Non-allowable tax losses shall be excluded; all as provided for in the Net Asset Value Methodology (Schedule 1.1(vvvv))

                     (c) The Proforma Closing Accounts shall be subject to the approval of Purchaser prior to or at the Closing Date, such approval not to be unreasonably withheld or delayed. Vendor undertakes to grant Purchaser and/or its professional advisers with unlimited access to the financial documentation on the basis of which the Profroma Closing Accounts have been prepared.

                     (d) Vendor shall use its best endeavours to minimize the cash balances remaining in the Development Companies as at the Closing Date, subject to maintaining the necessary working capital reserves and subject further to the requirements of the Financing Banks.

                     (e) The Vendor warrants to the Purchaser that materially all assets, liabilities and receivables and prepayments set out in the Pro Forma Closing Accounts relate to the Businesses.

          8.2    Calculation and Payment of the Closing NAV.

                     (a) In determining the Net Asset Value of the Development Companies at any relevant calculation date, the parties shall apply the Net Asset Value Methodologies specified in Schedule 1.1(vvvv) attached hereto.

                     (b) On the Closing Date, the Net Asset Value of the Development Companies shall be calculated on the basis of the Proforma Closing Accounts (the “Closing NAV”).

                     (c) In the event that the Closing NAV reveals an excess of assets over liabilities of the Development Companies, then the NAV Payment shall equal the amount of such excess on the Closing Date (a positive amount). In the event, however, that the Closing NAV reveals that the liabilities of the Development Companies are in excess of its current assets, then the NAV Payment shall equal the amount of such shortfall at the Closing Date (a negative amount) which shall be set-off against the Closing Purchase Price due and payable by Purchaser on the Closing Date, in terms of § 6.2(b)(i) above..

                     (d) All amounts payable in terms of this § 8.2 shall bear interest at the rate specified in §6.6(a) or (b) above as the case may be.

                     (e) The Closing NAV shall be subject to the Final NAV Adjustment to be carried out in terms of the provisions of § 8.3(o) below on the basis of the Final Closing Accounts.

          8.3    Final Closing Accounts and NAV Verification.

                     (a) Within sixty (60) days following the Closing Date (such period hereinafter referred to as the “Verification Period”), Vendor will prepare the final definitive closing accounts of the Development Companies as at the Closing Date, prepared in accordance with Hungarian Accounting Law (HAL) (the “Definitive Closing Accounts”). The provisions of § 8.1(b) shall apply mutatis mutandis to the preparation of the Definitive Closing Accounts.

                     (b) By not later than the last day of the Verification Period, the Transaction Accountants shall carry out and complete a review of the Definitive Closing Accounts.

                     (c) The Parties shall reasonably cooperate with the Transaction Accountants during the Verification Period in order to enable the review of the Definitive Closing Accounts.

                     (d) The reasonable cost of the review of the Definitive Closing Accounts shall be borne in equal shares by Purchaser and Vendor

          Review of Definitive Accounts.

                     (e) The Purchaser’s Accountants will have thirty (30) days as from the expiration of Verification Period (the Review Period”) to review the Definitive Closing Accounts. Vendor shall reasonably cooperate with Purchaser’s Accountants in order to enable Purchaser’s Accountants to perform the review of the Definitive Closing Accounts.

                     (f) If Purchaser believes that any changes are required to be made to the Definitive Closing Accounts (including but not limited to changes based on differences between the Definitive Closing Accounts and the results of the review) (an “Uncertainty”), Purchaser shall by not later than the last day of the Review Period give written notice to Vendor (a “Dispute Notice”) of any such proposed change or Uncertainty, describing the change or Uncertainty and the basis for the change or Uncertainty in reasonable detail.

                     (g) The Definitive Closing Accounts shall be binding and conclusive upon, and deemed accepted by, Purchaser on the conclusion of the Review Period unless Purchaser shall have delivered a Dispute Notice to Vendor on or prior to the conclusion of the Review Period in terms of this section.

          Verification Disputes

                     (h) Any difference of opinion between the Parties and/or between the Transaction Accountants and Purchaser’s Accountants pertaining to the preparation, verification and review of the Definitive Closing Accounts with regard to any item contained therein (“Verification Disputes”) which cannot be promptly and amicably resolved by mutual agreement within 15 (fifteen) days of the expiry of the Review Period (or such longer period as shall be mutually agreed), shall be referred to an internationally reputable firm of auditors, who shall act in the capacity of third party experts (and not arbitrators) (the “Closing Experts”). If the Parties are unable to agree upon the identity of the Closing Experts within 14 days of a request by either party to do so, then and in such event each Party shall have the right to request the President for the time being of the London Court of International Arbitration (LCIA) to proceed to the appointment of the Closing Expert (preferably from amongst the “Big Four” international accounting firms, provided that the Closing Expert shall not act as the external auditors of any of the Parties to this Agreement, nor to any of the Development Companies).

                     (i) The Closing Expert will be instructed to select, in its discretion, the individuals within its organization who will have primary responsibility for this matter and to reach a determination within fifteen (15) days from the date of referral. The Closing Expert shall be required, if so requested by either party, to allow both Parties an opportunity to give explanations and/or to provide documentation in support of the position adopted by the respective Parties regarding the Dispute.

                     (j) The decision of the Closing Expert will be final and binding upon the Parties, and, in the absence of manifest error or fraud, shall not be subject to appeal. The Definitive Closing Accounts shall be adjusted by the Parties in order to reflect the decision of the Closing Expert.

                    (k) The reasonable fees, and the expenses and disbursements, of the Closing Expert shall be paid one-half by Vendor and one-half by Purchaser, unless otherwise determined by the Closing Expert.

                    (l) Notwithstanding the provisions of § 17.3 below (Dispute Resolution) and the provisions of applicable Law determined in terms of § 17.2 below (Governing Law), the procedures for the adjudication of Verification Disputes as provided for in this Section shall not be governed by the provisions of any applicable arbitration Laws now in effect or as hereafter amended, or any subsequent legislation replacing or supplanting same, and for this purpose the Closing Expert shall be deemed to be an expert and not an arbitrator.

                    (m) By executing this Agreement, the Parties hereto shall be deemed to have furnished the Closing Expert with instructions and with a mandate to fulfill the duties specified in this Section. In the event, however, that additional instructions or directions are required to be given to the Closing Expert, the Parties undertake to co-operate and to act reasonably in order to facilitate the resolution of any Verification Dispute.

          Final Closing Accounts.

                    (n) The Definitive Closing Accounts shall become final with respect to all or any portion thereof, and binding upon the Parties hereto upon the earlier of: (i) the failure by Purchaser to object to all or any portion thereof within the period specified under § 8.3 above; (ii) an agreement between Purchaser and Vendor with respect thereto; or (iii) the decision by the Closing Expert with respect to any disputed matters pursuant to § 8.3 above. The Definitive Closing Accounts, as adjusted pursuant to the agreement of Purchaser and Vendor or the decision of the Closing Expert as aforesaid, upon becoming final and binding pursuant to this § 8.3(n) shall be referred to herein as the “Final Closing Accounts”.

          Final NAV Adjustments.

                    (o) By not later than a date 15 (fifteen) days following the determination of the Final Closing Accounts in terms of § 8.3(n) above (“NAV Adjustment Date”), a net asset value adjustment of the Development Companies shall be carried out by the Parties (the “Final NAV”).

                    (p) In the event that variations or discrepancies are revealed between the Closing NAV calculated in terms of § 8.2 above and the Final NAV, then and in such event an NAV adjustment shall be carried out, either upwards by payment by Purchaser to Vendor of any increased NAV, or downwards by repayment by Vendor to Purchaser of any reduced NAV, both by not later than the NAV Adjustment Date, and such amounts shall bear interest at the rate specified in §6.6(a) or (b) above (as the case may be).

ARTICLE IX - REPRESENTATIONS AND WARRANTIES OF VENDOR

          9.1    Warranties

                     (a) Vendor hereby represents and warrants to Purchaser that: (i) the statements contained in this Article IX (“Warranties”) are true and correct in all respects and not misleading as of the date of this Agreement; and (ii) all the Warranties will be true and correct in all respects and not misleading as of the Closing Date (as though made at the Closing Date); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

                     (b) Vendor acknowledges that Purchaser is entering into this Agreement in reliance on each Warranty which has also been given as a representation and with the intention of inducing the Purchaser to enter into this Agreement and that the Purchaser has been induced to enter into this Agreement on the basis of and in full reliance upon them and that the Purchaser may rely on the Warranties in warranting to any subsequent purchaser of all or any of the Equity Rights.

                     (c) Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted by reference to or inference from any other term of this agreement or any other Warranty.

                     (d) Vendor waives and may not enforce any right which he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Development Companies or its officers or employees in enabling Vendor to give the Warranties and any representations or to prepare the Vendor’s Disclosure Schedule and/or the Supplemental Vendor’s Disclosure Schedule.

                     (e) Without derogating from and subject to the provisions of §§§ 9.1(h)(i)9.1(i) and 9.33 below, the Warranties shall not be deemed in any way modified or discharged by reason of any investigation made or to be made by or on behalf of Purchaser or by reason of any information relating to the Development Companies of which Purchaser has knowledge (actual, implied or constructive).

                     (f) If there is any breach or non-fulfillment of any of the Warranties resulting in: (i) the value of any of the Development Companies’ assets being or becoming less than it would have been had the relevant circumstances been as so warranted; or (ii) the Development Companies having incurred or incurring any liability or an increase in a liability which it would not have incurred had the relevant circumstances been as so warranted, then the loss arising from such breach may be calculated by reference to either: (i) the reduction in value of the assets or (as the case may be) the liability or increased liability thereby incurred by the Development Companies; or (ii) the reduction caused in the value of the Equity Rights.

                     (g) Purchaser accepts the benefit of Article IX (including, without limitation, the Warranties) for itself and as trustee for each undertaking which is at any time a subsidiary undertaking of Purchaser.

                     (h) The Warranties on the Exchange Date shall be qualified by such exceptions as shall be Disclosed in the Vendor’s Disclosure Schedule attached hereto as Schedule 9.1, (each exception referencing the corresponding Warranties’ section number to which it applies) to be supplied by Vendor to Purchaser on the Execution Date),

                     (i) The Warranties on the Closing Date shall be qualified by such exceptions as shall be Disclosed in the Supplemental Vendor’s Disclosure Schedule (each exception referencing the corresponding Warranties’ section number to which it applies) to be supplied by Vendor to Purchaser not less than 3 (three) Business Days prior to the Closing Date (and to be updated up to immediately before the Closing Date).

          Representations and Warranties applicable to Vendor

          9.2    Organization, Qualification, and Corporate Power

          Vendor:

                     (a) is a corporation duly organized, validly existing, and in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the Laws of the Kingdom of The Netherlands;

                     (b) is duly authorized to conduct its respective businesses and is in good standing (to the extent to which the concept of good standing exists in the relevant jurisdiction) under the laws of each other jurisdiction where such qualification is required for the conduct of such businesses and in which the failure to so qualify is reasonably likely to have a materially adverse effect on Vendor;

                     (c) is duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws of any jurisdiction; and

                     (d) has full corporate power and authority to carry on its businesses and to own and use its assets.

                     (e) is not subject to any insolvency process or no liquidator, administrator, receiver, administrative receiver or similar officer or analogous officer in its country of incorporation has been appointed in relation to the Vendor or any or all of its assets.

          9.3    Authorization Vendor has full power and authority to enter into, execute and deliver this Agreement and all Ancillary Transaction Agreements to which it is a party, and to complete the Transactions and to perform its obligations hereunder, including, without limitation, the sale and transfer of Equity Rights in and to the Development Companies and no further actions on the part of Vendor are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements to which Vendor is a party or, in the case of the Ancillary Transaction Agreements, do not require such approval. This Agreement and the Ancillary Transaction Agreements to which Vendor is a party and the transactions contemplated hereby and thereby have been approved by the affirmative vote of the Board of Directors of Vendor. The completion of the Transactions does not require the approval or consent of Vendor’s shareholders. This Agreement and the Ancillary Transaction Agreements to which Vendor is a party have been duly and validly executed and constitute the valid and legally binding obligations of Vendor, enforceable against Vendor in accordance with their respective terms and conditions.

          9.4    No Conflicts Neither the execution and the delivery of this Agreement and the Ancillary Transaction Agreements by Vendor nor the completion of the Transactions will:

                     (a) violate any constitution, Law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Vendor or the Development Companies are subject;

                     (b) violate or conflict with any provision of the respective Articles of Incorporation, by-laws or organizational documents of Vendor or the Development Companies; or

                     (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture, insurance or other arrangement to which Vendor or any of the Development Companies are a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of their respective assets); or

                     (d) result in the imposition or creation of a Lien upon or with respect to the Equity Rights of the Development Companies.

          9.5    Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Vendor, is required by or with respect to Vendor in connection with the execution and delivery of this Agreement or the completion of the Transactions (or, if so required have been obtained), except for the Transaction Approvals referred to in § 12.2(b) below.

          Representations and Warranties applicable to the Development Companies

          9.6    Capitalization. The registered, issued and outstanding registered capital (Quota) of each of the Development Companies is as set forth in the Rights Acquisition Schedule. Except as set forth in the Project Liabilities Schedule, or as mandated under applicable Hungarian Law, there are no outstanding securities convertible into or exchangeable for quotas or shares in either of the Development Companies, nor are there any outstanding options, rights, pre emptive or otherwise, or similar right or other right, contract, agreement, commitment or understanding of any kind or warrants to purchase or to subscribe for any quotas or shares of such stock or other securities of the Development Companies, or obligating either of the Development Companies to issue any additional shares or quotas of capital stock. The issued and outstanding Quotas of the Development Companies are held by the Vendor as listed in the Rights Acquisition Schedule, and in the amounts set forth.

          9.7    Validity of Quotas. The Quotas of the Development Companies have all been validly issued, are fully paid up and non-assessable, and free of any Liens or encumbrances (save in respect of the Financing Bank Securities, where applicable) and have been issued in compliance with all applicable Laws and in accordance with the relevant Articles of Association.

          9.8    Articles of Association and Constitutive Documents.

                     (a) The copies of the Articles of Association and other constitutive documents of each of the Development Companies which have been furnished to Purchaser within the framework of their due diligence investigations are true and accurate copies thereof, and same have not been amended or modified except as disclosed in writing to Purchaser.

                     (b) The Development Companies are corporations duly organized, validly existing, and in good standing under the Laws of Hungary. The Development Companies are duly authorized to conduct business and are in good standing under the Laws of each jurisdiction where such qualification is required. The Books and Records of the Development Companies are correct and complete. None of the Development Companies is in default under or in violation of any provision of its charter or by-laws.

                     (c) The Development Companies are duly qualified or otherwise authorized to transact business and is in good standing (to the extent the concept of good standing exists in the relevant jurisdiction) in each jurisdiction in which such qualification or authorization is required by applicable Laws of any jurisdiction; and

                     (d) The Development Companies have full corporate power and authority to carry on its Businesses and to own and use the Purchased Assets.

          9.9    Legal Title.

                     (a) At Closing, Vendor is the beneficial and the owner of record of, and has good, valid and marketable title in and to, all (100%) of the Equity Rights (Quota) of the Development Companies, which are to be acquired by Purchaser pursuant to the provisions of this Agreement and/or the Formal Share Purchase Agreements, free and clear of all Liens save in respect of Financing Bank Securities which shall be terminated and deleted on the Closing Date;

                     (b) None of the Development Companies owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person; and

                     (c) All easements which constitute Permitted Liens are not violated by the current use or occupancy of the Development Project, or the operation of the Development Companies as currently conducted thereon.

                     (d) There is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against Vendor in respect of the Equity Rights or Vendor’s entitlement to dispose of the Equity Rights and there are no facts known to Vendor which might give rise to any such proceedings or any such dispute.

          9.10   Transferability. The Quotas of the Development Companies are not subject to any restrictions with respect to their transferability, save to mandatory pre-emption rights determined in terms of the Financing Bank Securities and save as mandated under applicable Hungarian Law which shall be procured by the Vendor to be waived by the Closing Date.

          9.11   Shareholders’ Loans. The Shareholder Loan Schedule sets forth all of the Shareholder Loans due by the Development Companies to Vendor and/or its Affiliates as at the Closing Date. All the Shareholder Loans: (i) are recorded in the books of account of the relevant Development Companies as being an Indebtedness at Closing of an amount equal to the Shareholder Loan Amounts due and payable to Vendor and/or its Affiliates; (ii) have been properly reported to and/or recorded with the competent authorities, including the National Bank of Hungary, in compliance with all applicable Laws and regulations, if necessary; (iii) are valid, binding and enforceable in accordance with their terms, and free from any Lien, except for the Financing Bank Securities; (iv) are capable of repayment in Euro currency in accordance with their respective terms and conditions without restriction, save in respect of the subordination rights of the Financing Banks under the Financing Bank Securities which shall cease to exist on the Closing Date; and (v) none of the Shareholder Loans shall or shall have been repaid in whole or in part, or increased, nor has any interest thereon been paid, since the CP Satisfaction Date.

          9.12   Construction Loan Facilities.

                     (a) Subject to obtaining the Waivers and Consents of the Financing Banks as specified in § 12.2(b)(ii) below, and without derogating from Vendor’s undertakings to effect full repayment of the Construction Loan Facilities by not later than the Closing Date in terms of §§ 3.5(c) and 6.2(a) above, the Transactions shall not give rise to any breach of any obligation, undertaking or covenant of the Development Companies under the Construction Loan Facilities, nor shall any event of default or other adverse event occur under the Construction Loan Facilities as a result thereof.

                     (b) The Development Companies have not and are not currently in breach of any obligation, undertaking or covenant of the Development Companies under the Construction Loan Facilities which gives rise to an event of default or adverse effect (or any fact or circumstance which could give rise to an event of default or adverse effect) under the Construction Loan Facilities which remains outstanding.

                     (c) Subject at all times to the provisions of the relevant Construction Loan Facility Agreements and to §§ 3.5(c), upon prior written notice of the relevant borrower that it intends to prepay its Construction Loan Facility, the relevant borrower shall be entitled to prepay such loan on the next interest payment (“roll-over”) date or, prior to such date as the case may be.

          9.13   Financial Statements.

                     (a) At the Execution Date and the Closing Date, Vendor shall attach as Schedule 9.13 the financial statements of each of the Development Companies, which have been audited or reviewed, for each of the fiscal year preceding the Execution Date and the Closing Date, if available, as the case may be. By no later than a date 5 (five) Business Days before the Execution Date and the Closing Date following the CP Satisfaction Date, Vendor shall in addition furnish Purchaser with the Proforma Closing Accounts referred to in § 8.1(a) above (jointly, the “Financial Statements”).

                     (b) The Financial Statements (including the notes thereto) have been and shall be prepared in accordance with Hungarian Accounting Law (HAL) applied on a basis consistent with that adopted in the preparation of the audited accounts for each of the last two preceding financial periods, present a true and fair view of the financial condition, the assets and liabilities and state of affairs of the relevant Development Company as of such date and the result of operations, and the profits and losses of the relevant Development Company for such periods, are correct and complete, and are consistent with the Books and Records of the relevant Development Company.

                     (c) The Financial Statements disclose all the assets and either make full provision or reserve for or, as appropriate, disclose all bad and doubtful debts and all accruals and liabilities whether actual, contingent, unquantified or disputed and all capital commitments whether actual or contingent of the Development Companies as at the date of the Financial Statement.

                     (d) Except as stated in the Financial Statements for each of the last two preceding financial years of the Development Companies, no changes in the policies of accounting have been made therein for any of those financial years and the method of valuing stock and work in progress and the basis of depreciation and amortisation adopted has been consistent during each of these financial years.

          9.14   Undisclosed Liabilities.

                     (a) None of the Development Companies has any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due), except (as at the Closing Date) for those set forth on the face of the Proforma Closing Accounts and the Final Closing Accounts (rather than in any notes thereto).

                     (b) None of the Development Companies is subject to any insolvency process or no liquidator, administrator, receiver, administrative receiver or similar officer or analogous officer in its country of incorporation has been appointed in relation to the Development Companies or any or all of its assets.

          9.15    Events Subsequent to Most Recent Fiscal Period End. Other than in the ordinary course of business and consistent with past practise, and save in respect of the Construction Works and the Development Liabilities assumed by Vendor pursuant to the provisions of § 3.10 above, since the last financial year end date or the Execution Date, (as the case may be) there has not been any material adverse change in the business, operations, assets (including intangible assets), liabilities (contingent or otherwise), results of operations or financial performance, or condition (financial or otherwise) of the Development Companies. Without limiting the generality of the foregoing, since that date:

                     (a) Neither Vendor nor any of the Development Companies have sold, pledged, leased, transferred, or assigned any of the Purchased Assets, tangible or intangible, used or held for use in, or necessary for the continued conduct of, the Businesses outside the ordinary course of business;

                     (b) Neither Vendor nor any of the Development Companies have entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a “Contract”) or extended or modified the terms of any Contract related to the Businesses or the Purchased Assets which (i) involves the payment by the Development Companies or any of them of greater than € 100,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Vendor other than in the ordinary course of business, or (iii) involves the sale of any material assets;

                     (c) Save as otherwise notified in writing to Purchaser and with its approval and consent, and save in respect of prepayment notices sent to the Financing Banks with the consent and approval of Purchaser, no party (including Vendor and the Development Companies) has accelerated, terminated, made modifications to, or canceled (or advised or been advised of an intention to cancel) any agreement, contract, lease, or license of a material nature related to the Businesses or the Purchased Assets to the Development Companies are parties or by which they are bound, nor have they modified, canceled or waived or settled any material debts or claims held by them related to the Business or the Purchased Assets, or waived or settled any rights or claims of a substantial value related to the Businesses or the Purchased Assets, outside the ordinary course of business;

                     (d) none of the Purchased Assets, tangible or intangible, has become subject to any Lien (excluding Permitted Liens);

                     (e) Save as disclosed to Purchaser, and other than in respect of the Management Agreement, the Development Companies have not entered into any employment contract (or a contract of similar nature which may be re-classified as an employment contract by the Competent Authorities) or collective bargaining agreement, made any other change in employment terms for any Employees, or adopted any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any Employees (it being understood, however, that where the Development Companies have employed any persons prior to the Closing Date, Vendor undertakes to cause such employees to be transferred either to Vendor and/or its Affiliates by not later than the Closing Date, and to fully indemnify the Development Companies against all and any liability arising out of and/or in connection with the employment of such persons).

                     (f) Neither of the Development Companies have changed any of the accounting principles or methods followed by the Businesses or the method of applying such principles or the accounting reference period;

                     (g) Neither of the Development Companies have made any distribution of dividends or made any other contractual payment to their direct or indirect Affiliates (including repayment of Shareholder Loans);

                     (h) The Development Companies have paid its creditors in accordance with their respective credit terms;

                     (i) There has been no deterioration in the financial or trading position of the Development Companies compared with the same period during each of the two preceding years;

                     (j) There has not been any material change in the assets or liabilities (including contingent liabilities) of the Development Companies as shown in the Financial Statements except for changes arising from routine payments and from routine supplies of goods or of services in the normal course of trading;

                    (k)  Neither Vendor nor any of the Development Companies have become obligated to do any of the foregoing.

                    (l)  Save as disclosed to Purchaser, no claims were made under the insurance policies of the Development Companies.

          9.16   Legal Compliance. The Businesses are being conducted and all of the Development Companies are in compliance with all applicable Laws (including without limitation rules, regulations, codes, plans, injunctions, judgments, orders, extension orders, decrees, rulings, and charges). Except as set forth in the Proceedings Schedule (Schedule 9.25), no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or to the Knowledge of Vendor, is threatened against Vendor or any of the Development Companies by any Governmental Body or third parties alleging any failure to so comply. The Development Companies have all Permits and qualifications that are necessary for the conduct of the Businesses and/or the ownership and operation of the Purchased Assets and, so far as Vendor is aware, there are no circumstances which indicate that any of such Permits, qualifications and permissions may be revoked or not renewed in the ordinary course of events nor are there any circumstances which indicate that equivalent Permits, qualifications and permissions on no less favourable terms would not be granted to the Development Companies following the acquisition of the Equity Rights by the Purchaser.

          9.17   Tax Matters. In respect of each of the Development Companies:

                     (a) For purposes of this Agreement, “Tax” or, collectively, “Taxes”, means any income taxes, turn over taxes, stamp severance, customs duties, franchise, withholding social security, value added tax, and any other type of tax of any kind whatsoever (including but not limited to: Corporate Income Tax, Value Added Tax, Local Business Tax, Personal Tax, and including any fines, penalties, default interest or other amounts imposed upon them by final adjudication) in respect of the Development Companies and/or the Businesses and/or the Purchased Assets.

                     (b) Each of the Development Companies has filed all declarations, forms, claim statements (“Tax Return”) that it was required to file for any type of Tax under applicable Laws, regulations and case Law. All such Tax Returns, including those which review is still pending at the time of the signature of this Agreement, or those which were only partially submitted for review, were correct and complete in all material respects and have been prepared in strict and substantial compliance with all applicable Laws and regulations.

                     (c) The Development Companies have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                     (d) The provisions made in the Proforma Closing Accounts and the Final Closing Accounts are sufficient in order to cover any Tax payment pertaining to the time period elapsed on the Closing Date.

                     (e) There are no audits or investigations by any Tax authority of either of the Development Companies.

                     (f) To the Knowledge of Vendor, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien upon any Purchased Assets if unpaid by due date.

          9.18   Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment

                     (a) Each of the Development Companies has registered, good, valid and marketable title to the Development Project, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens, and each of the Development Companies has good, valid and marketable title to all other Purchased Assets, free and clear of all objection, adverse possession, Liens and other encumbrances other than Permitted Liens. The Property Schedule and the plans attached thereto accurately specify the nature, terms and conditions of the ownership rights (freehold or leasehold) held by the Development Companies.

                     (b) Each of the Development Companies has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, the relevant respective Purchased Assets owned by it (as specified in the Property Schedule), free and clear of any Liens, save for Permitted Liens. The Purchased Assets are not subject to expropriation or seizure as at the Execution Date and the Closing Date (as the case may be).

                     (c) Each material item of equipment owned or leased by the Development Companies and included in the Purchased Assets is (i) adequate for the conduct of the Businesses as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. None of the Purchased Assets are the subject of any assignment, royalty, overriding royalty, factoring arrangement, leasing or hiring agreement, hire purchase agreement for payment on deferred terms or any similar agreement or arrangement.

                     (d) Each of the Development Companies own, free and clear of any Liens, all tenant lists, customer contact information, customer correspondence and customer lease histories relating to the Development Project. Other than Vendor, the Development Companies and the relevant tenants to which such information relates, no person possesses any claims or rights with respect to use of the information.

                     (e) None of the Development Companies’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic processes whether computerised or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the respective Development Company. The computer systems of the Development Companies (“Computer Systems”) have been satisfactorily maintained. The Computer Systems have adequate capability and capacity for the projected requirements of the Development Companies for the processing and other functions required to be performed for the purposes of the business of the each Development Company. Disaster recovery plans are in effect and, so far as Vendor is aware, are adequate to ensure that the Computer Systems can be replaced or substituted without material disruption to the business of the Development Companies.

          9.19   Development Project.

                     (a) The Development Project comprises all of the real property used or intended to be used in, or otherwise related to, the Businesses; and, except as set forth in Vendor’s Disclosure Schedule neither of the Development Companies is a party to any agreement or option to purchase (including preference right) any real property or interest therein.

                     (b) All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Development Project (the “Improvements”) are in good condition and repair and sufficient for the operation of Businesses. There are no structural deficiencies or latent defects, affecting the Development Project and/or any of the Improvements and there are no facts or conditions affecting the Development Project or Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Development Project or Improvements or any portion thereof in the operation of Businesses as currently conducted thereon.

                     (c) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of the Development Project or any portion thereof or interest therein. Save as specified in the Proceedings Schedule, there is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Development Project or any portion thereof, or the operation of the Development Companies’ business as currently conducted thereon or any liability of the Development Company.

                     (d) The Development Project is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, and is in compliance with the legal requirements upon which the cover of the present insurance carrier is conditional, which affect the Development Project (collectively, the “ Development Projects Laws”), and the current use and occupancy of the Development Project and operation of Businesses thereon do not violate any Development Projects Laws. None of the Development Companies has received any notice of violation of any Development Projects Law and to Knowledge of Vendor there is no basis for the issuance of any such notice or the taking of any action for such violation, nor are there any pending or anticipated change in any Development Projects Law that will materially impair the ownership, lease, use or occupancy of the Development Project or any portion thereof in the continued operation of the Development Companies’ business as currently conducted thereon.

                     (e) The Development Project has direct vehicular and pedestrian access to a public street adjoining the Development Project, and such access is not dependent on any land or other real property interest which is not included in the Development Project or in respect of which valid leasehold interests exist which comply with the provisions of § 9.18(b) above.

          9.20   Intellectual Property.

                     (a) Vendor owns and possesses the trademark which is the subject of the Conditional Trademark License Agreement. The Development Companies own and possess or have the right to use pursuant to a valid and enforceable license, sublicense, agreement, or permission all intellectual property used in the operation of the Businesses as presently conducted. Each item of intellectual property owned or used by the Development Companies will be owned or available for use by the Development Companies on identical terms and conditions immediately subsequent to the Closing Date (subject to the rights awarded to Purchaser in terms of the Conditional Trademark License Agreement). The Vendor has taken all necessary action to maintain and protect each item of intellectual property that they own or use.

                     (b) Neither the Vendor nor the Development Companies have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and neither Vendor nor the directors and officers (and employees with responsibility for intellectual property matters) of the Development Companies has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation and there are no facts or matters in existence (including but without limitation acquiescence in the activities of third parties) which might give rise to any proceedings or to any threat to the validity or enforceability of the intellectual property used by the Development Companies.

                     (c) Vendor has taken all steps necessary or desirable for the maintenance and full protection of all the intellectual property and all rights therein including, without limitation, applying for, prosecuting and maintaining in force all possible letters patent, trade marks, service marks, copyright registrations and registered designs in all relevant countries and jurisdictions.

                     (d) To the knowledge of Vendor, none of the intellectual property being used by the Development Companies is currently being infringed (or would be infringed if valid) or has been so infringed in the past two years period preceding the Execution Date or the Closing Date (as the case may be).

          9.21   Notes and Accounts Receivable All notes and accounts receivable of the Development Companies are reflected properly on their Books and Records, are valid receivables which as at the Execution Date or the Closing Date (as the case may be) are not subject to setoffs or counterclaims pending at the Closing Date, are current and collectible, and are capable of being collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Final Closing Accounts.

          9.22   Insurance.

                     (a) The Development Companies and the Development Project are validly and adequately insured in scope and amount in accordance with valid insurance policies as detailed and specified in the Insurance Schedule attached hereto as Schedule 9.22 and also in accordance with the Construction Agreements. All the insurance policies owned by the Development Companies and/or on their behalf, provide for coverage that conforms to industry standards in respect of the risk and the amount covered. To the extent that the Development Companies have made claims, such claims have been made in accordance with the terms and conditions of such insurance policies in respect of all insured losses suffered thereby and have not been notified any denial of coverage and/or indemnification.

                     (b) With respect to all insurance policies specified in Schedule 9.22,: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms on and following the Execution Date and following the completion of the Transactions contemplated hereby provided that the insurance premiums due after the Execution Date or the Closing Date (as the case may be) are paid in a timely manner and other conditions the fulfillment of which is required following the Execution Date or the Closing Date are fulfilled; (iii) none of the Development Companies, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, or modification under the policy; and (iv) no party to the policy has repudiated any provision thereof.

          9.23   Lease Schedule (Tenant List)

                     (a) The Lease Schedule which is attached to this Agreement as Schedule 9.23 is true and accurate as at the Execution Date and will be updated on the Closing Date, the Interim Price Adjustment Date and the Final Price Adjustment Date, and will set out a complete and accurate list of (i) the Lease Agreements in force as at the relevant Calculation Date which has formed the basis of the calculation of the Gross Income on the relevant Calculation Date; and (ii) all the Lease Agreements that are in force on the relevant Calculation Date (specifying the Lease Agreements that have been terminated, renewed, modified or entered into between the previous calculation date and the present calculation date); and (iii) shall clearly identify all Advertising & Promotion Contracts and ATM Leases.

                     (b) With respect to each Lease Agreement itemized in the Lease Schedule: (i) the relevant Lease Agreement is duly executed, legal, valid, binding, enforceable in accordance with its terms, and in full force and effect in all respects; (ii) neither Vendor and/or the Development Companies, nor, to the Knowledge of Vendor, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Lease Agreement, nor have any notices been received from any party which purports to repudiated any provision of the Lease Agreement.

                    (c) The Development Companies have not collaterally assigned or granted any other Lien in any Lease Agreement or any interest therein, except under the Financing Bank Securities which shall terminate on the Closing Date.

                    (d) The provisions of this § 9.23 shall apply, mutatis mutandis, to the Lease Agreements reflected in the Tenant List applicable as at the Interim Price Adjustment Date and the Final Price Adjustment Date, as the case may be.

          9.24   Powers of Attorney Save as disclosed to Purchaser, there are no outstanding powers of attorney executed on behalf of Vendor and/or the Development Companies in respect of the Businesses and/or the Purchased Assets or otherwise. All powers of attorney issued issued by the Development Companies shall be deemed terminated and of no further force and effect as at the Closing Date, or may be unilaterally and unconditionally terminated at the sole discretion of the Development Companies. Upon the resignation at Closing of all the managing directors of the Development Companies nominated by Vendor, there shall be no valid and outstanding powers of attorney with respect to any Development Company, save as aforesaid.

          9.25   Litigation. The Proceedings Schedule attached hereto as Schedule 9.25 sets forth details as of the Execution Date and the Closing Date (as the case may be) of all outstanding injunction, order, decree to which the Development Companies or either of them are subject and of any and all hearings, actions, proceedings, investigations or litigation proceedings which are pending as at the Execution Date and the Closing Date (collectively the “Proceedings”), or in respect of which threats of litigation have been received or may reasonably be anticipated, which pertain to the Development Companies and/or the Businesses and/or the Purchased Assets. Other than as specified in the Proceedings Schedule, to the Knowledge of Vendor, there are no facts or circumstances that would form the reasonable basis of any claim against the Development Companies.

          9.26   No Development Risks. All development and construction risks and liabilities have been assumed by Vendor pursuant to the provisions of § 3.10 above, and accordingly none of the Development Companies shall be under such risks as and from the Closing Date. In addition, the Management Company has not been and shall not be exposed to any development risks in respect of the Development Project at any time prior to the Closing Date, or shall be thereafter.

          9.27   Employees.

                     (a) The Development Companies have no employees and have not entered into any such agreements of similar nature that may be reclassified by the Competent Authorities as employment contract.

                     (b) The employment contracts of the former employees of the Development Companies have been terminated in accordance with the applicable Laws.

                     (c) There are no severance or other similar contracts and no pension or retirement benefits, bonus, employment, change-in-control, deferred compensation profit sharing, stock purchase, stock option, company saving, employee benefit plans, agreements, programs, policies, arrangements or schemes or employee funds by reason of which any of the Development Companies has any current or future liability (such plans or funds, the “Benefit Plans”).

                     (d) Each of the Development Companies has been and is in compliance with all applicable Law respecting employment and employment practices.

                     (e) In respect of the Development Companies, there are no obligations of any kind nor any sum due to any present or former employee, agent or representative in connection with their employment and/or other contracts or agreements (including dismissal indemnities) except as liabilities disclosed in the Proforma Closing Accounts and the Final Closing Accounts (rather than in any notes thereto).

                     (f) The resignation of the managing directors of each of the Development Companies, as well as the resignations of all members of the supervisory boards of the Development Companies where relevant, on or prior to the Closing Date, shall not give rise to any payment obligation (including bonuses, indemnification, or golden parachute) on the part of any Development Company.

          9.28   Environment, Health and Safety.

                     (a) As at the Execution Date and the Closing Date (as the case may be) each of the Development Companiesis in compliance with all applicable Laws, regulations and orders pertaining to environment, health and safety (“Environment, Health and Safety Requirements”), and none of the Development Companies nor Vendor have received any notification of any alleged violation of such Laws, regulations and orders. Furthermore, no actions, proceedings (judicial or administrative) are currently pending against any of the Development Companies concerning any such alleged violation.

                     (b) Without limiting the generality of the foregoing, each of the Development Companies has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities, the development of the Development Project and the operation of their Business.

                     (c) Schedule 9.28(c) sets forth the accurate and complete list of all reports, investigations notices, and other environmental information regarding the Development Project. None of the Development Companies, nor to the Knowledge of Vendor, their respective predecessors or previous owners of the parcels or buildings has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                     (d)None of the Development Companies nor to the Knowledge of Vendor their respective predecessors or previous owners of the parcels or buildings have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any environmental, health, and safety requirements.

          9.29   Intergroup Agreements. Save as specified in the Vendor’s Disclosure Schedule, at the Execution Date and the Closing Date (as the case may be) there are no contracts and agreements currently in force between Vendor or any of its Affiliates (other than the Development Companies) on the one hand and any of the Development Companies, on the other hand. Upon reimbursement of the Shareholder Loans as set forth in § 2.3, no amount shall remain owed by any of the Development Companies to Vendor or any of their Affiliates, under any Shareholder Loan and, more generally, under any agreement or otherwise, save as specified in the Vendor’s Disclosure Schedule.

          9.30   Complete Copies of Materials. All relevant documents and information relating to the Development Companies, the Development Projects and the Purchased Assets which were provided to Purchaser during the due diligence phase are accurate in all material respects.

          9.32   Full Disclosure.

                    (a) No representation or warranty in this Article IX or in any document delivered by Vendor or its Representatives pursuant to the Transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Purchaser pursuant hereto or in connection with this Agreement, when taken as a whole and in light of the circumstances or the context in which they were made: (i) contains any untrue statement of a material fact; or (ii) omits to state a material fact; or (iii) is misleading.

                     (b) Vendor is not aware of any fact or event that would be materially adverse to the Businesses and/or the Project Property and/or the condition, operating results or operations of any Development Project and/or any Development Company, including any order, judgment, claims, pending or threatened, which would be material and would relate to the ownership, lease, use or occupancy of the properties.

          9.33   Due Diligence Excepted.

                    It is hereby specifically and expressly agreed, declared and understood that Vendor shall not be liable for any claims for breach of the warranties and representations set forth in this Article IX in respect of any matter which was examined by Purchaser or its Representatives within the framework of its due diligence investigations conducted prior to the Execution Date and/or in respect of any matter which it or its Representatives were given a fair opportunity to examine on the basis of documentation made available to them in the Vendor’s data room, and which Purchaser or its Representatives are aware would constitute a breach of such warranties and representations, irrespective as to whether such matter is reflected in the Vendor’s Disclosure Schedule or Supplemental Vendor’s Disclosure Schedule.

ARTICLE X - REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Vendor that the statements contained in this Article X are true and correct as of the date of this Agreement and will be true and correct as of the Execution Date and the Closing Date (as though made at the Closing Date) (as the case may be), provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

          10.1   Organization, Qualification, and Corporate Power

                     (a) Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of Hungary (to the extent the concept of good standing exists in the relevant jurisdiction);

                     (b) Purchaser is duly authorized to conduct its businesses under the Laws of Hungary.

          10.2   Authorization. Purchaser has full power and authority to enter into, execute and deliver this Agreement and the Ancillary Transaction Agreements to which it is party, and to complete the Transactions and to perform its obligations hereunder, and no other proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Transaction Agreements to which Purchaser is a party or, in the case of Ancillary Transaction Agreements, does not require such approval. This Agreement and the Ancillary Transaction Agreements to which it is party and the Transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Purchaser, or, in respect of the Ancillary Transaction Agreements, do not require such approval. The completion of the Transactions does not require the approval or consent of the shareholders of Purchaser. This Agreement and the Ancillary Transaction Agreements to which it is party constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms and conditions.

          10.3   No Conflicts Neither the execution and the delivery of this Agreement nor the completion of the Transactions contemplated hereby, will:

                     (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Purchaser is subject;

                     (b) violate or conflict with any provision of the charters, by-laws or organizational documents of Purchaser; or

                     (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Purchaser is a party or by which either is bound or to which any of its assets is subject, other than any of the foregoing which would not in the aggregate have a material adverse effect on Purchaser or adversely its ability of to complete the Transactions.

          10.4   Consents. No consent, waiver, approval, order, license, permit, certificates, filing or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with Purchaser is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the completion of the Transactions, except for the Transaction Approvals referred to in § 12.2(b) below.

ARTICLE XI - PRE-CLOSING COVENANTS

          With respect to all matters contemplated under the Transaction Agreements (save only for the Development Liability retained by Vendor in terms of §3.10 above) and in relation to the period from the Execution Date until the earlier to occur of the termination of this Agreement or the Closing Date (the “Covenant Period”), the following shall apply:

          11.1   Operation of Business.

                     (a) Vendor agrees that, for the duration of the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance in writing by Purchaser (which consent and approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Purchaser in terms of this Agreement), Vendor shall, and shall procure that the Development Companies shall:

                               (i)          use all commercially reasonable efforts to (aa) preserve intact the present business organization, reputation, contractual and other arrangements of the Development Companies and the Businesses then under the control of Vendor; (bb) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers and other Employees of the Businesses and subject to any right under applicable Law; (cc) maintain the Purchased Assets in good working order and condition, ordinary wear and tear excepted; (dd) maintain the goodwill of tenants, customers, suppliers and other Persons with whom Vendor have significant business relationships in connection with the Businesses; and (ee) continue all current business operations and activities relating to the Businesses in a manner consistent with past practice so as to maintain the same as a going concern;

                               (ii)          except to the extent required by applicable Law, (aa) cause the Books and Records of the Development Companies to be maintained in the usual, regular and ordinary manner, and (bb) not permit any change in any rentals, credit, allowance or Tax practice or policy of the Development Companies that would adversely affect the Businesses, the Development Companies or the Purchased Assets;

                               (iii)          comply with all Laws and Orders applicable to the Businesses, and promptly following receipt thereof deliver to Purchaser copies of any notice received from any Governmental Body or other Person alleging any violation of any such Law or Order.

                     (b) Vendor agrees that, during the Covenant Period, except as contemplated by this Agreement or as otherwise consented to or approved in advance and in writing by Purchaser (which approval shall not be unreasonably withheld or delayed to the extent that it does not prejudice the rights of Purchaser in terms of this Agreement), Vendor shall not, and shall procure that the Development Companies shall not:

                               (i)          make any representation or promise, oral or written, to any Employee, except for statements as to the rights or accrued benefits of any Employee under the terms of any applicable Law;

                               (ii)          engage or enter into any contract of employment with an Employee;

                               (iii)          adopt, enter into or become bound by any benefit plan, any employment-related contract or any collective bargaining agreement with respect to any of the Employees;

                               (iv)          not enter into any scheme or arrangement with creditors;

                               (v)          not pass any shareholders’ resolution;

                               (vi)          not create, allot, issue, acquire, redeem or repay any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire shares or any other interest in any other company;

                               (vii)          acquire, lease, license or dispose of or agree to acquire lease, license or dispose of any assets that would constitute Purchased Assets hereunder, other than in the ordinary course of business consistent with past practice, or create or incur any Lien, other than a Permitted Lien, on any assets that would constitute Purchased Assets hereunder;

                               (viii)          enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Business contract, in each case other than on an arm’s-length basis in the ordinary course of business consistent with past practice;

                               (ix)          violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Business Contract;

                               (x)          incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of the Development Companies under, any liability of or owing to the Development Companies in connection with the Businesses then under the control of Vendor that would constitute a Purchased Asset hereunder, other than in the ordinary course of business consistent with past practice;

                               (xi)          engage with any Person in any merger, consolidation or other business combination, unless such Person agrees in writing that such merger, consolidation or other business combination is subject to the terms and conditions of this Agreement and the Ancillary Transaction Agreements;

                               (xii)          make or commit to make any capital expenditures for additions to property, plant or equipment constituting capital assets on behalf of the Businesses, other than in the ordinary course of business consistent with past practice, or otherwise as are urgently required to maintain the equipment and assets of the Development Projects in operating condition and in compliance with safety regulations;

                               (xiii)          make any material changes in the conduct of the Businesses, except as specifically contemplated or permitted by this Agreement; or

                               (xiv)          not alter or agree to alter the terms of any existing borrowing facilities or arrange additional borrowing facilities;

                               (xv)          not create or agree to create any Encumbrance over any of its assets or make any loans or enter into any guarantee or stand surety for the obligations of any third party;

                               (xvi)          not grant any credit except normal trade credit given in the ordinary course of business;

                               (xvii)          not declare, make or pay any dividend or other distribution;

                               (xviii)          not change its accounting reference date;

                               (xix)          not enter into any litigation or arbitration proceedings;

                               (xx)          except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

                               (xxi)          not cancel or fail to renew by the due date the insurance policies in force at the date of this agreement nor do or omit to do anything to render such policies void or voidable; and

                               (xxii)          enter into any contract or arrangement to do or engage in any of the foregoing items set forth in this §11.1(b).

          11.2   Execution of Agreements Vendor shall procure that all and any Lease Agreements which have not been signed as at the Execution Date, will be duly and properly executed and sgned by the Development Companies by not later than the CP Satisfaction Date.

          11.3   AMO Approval. Vendor shall procure that all relevant information is supplied to Purchaser to enable it to assess whether an application to the Hungarian Anti-Monopoly Office is required for the purpose of obtained the AMO Approval.

          11.4   Termination of Management Agreement. Vendor undertakes to procure the unconditional termination of that certain Management Services and Cost Reimbursement Agreement dated November 15th, 2005 concluded by and between the Development Companies and Vendor (then known as Plaza Centers (Europe) BV), and same by not later than the Closing Date. Additionally, Vendor shall furnish the Development Companies at Closing with a waiver and release of all claims under the said Management Services and Cost Reimbursement Agreement.

          11.5   Notice of Developments. Vendor shall give prompt notice to Purchaser of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause, net and in the aggregate, any representation or warranty of Vendor contained in this Agreement to be untrue or inaccurate at or prior to the Closing; and (ii) any failure of Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this § 11.2 shall not limit or otherwise affect any remedies available to the Party receiving such notice.

          11.6   Exclusivity.

                     (a) From and after the Execution Date and until the Closing Date, or the termination of this Agreement, Vendor has not and shall not (nor has it permitted and shall it permit its Representatives to) directly or indirectly take any of the following actions with any Person other than Purchaser and their designees:

                               (i)          solicit, initiate or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Acquisition Proposal (as hereinafter defined) with Vendor or any of its subsidiaries (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                               (ii)          provide information with respect to Vendor and/or the Development Companies, other than to Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Acquisition Proposal with Vendor or any subsidiary of Vendor (whether such subsidiaries are in existence on the date hereof or are hereafter organized);

                               (iii)          enter into a contract or agreement (whether oral or written) with any Person, other than Purchaser, providing for an Acquisition Proposal with Vendor or any subsidiary (whether such subsidiaries are in existence on the date hereof or are hereafter organized); or

                               (iv)          make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal with Vendor or any subsidiary (whether such subsidiary is in existence on the date hereof or are hereafter organized) other than by Purchaser.

                     (b) Vendor shall, and shall cause its Representatives to, avoid and cause to be avoided any such contacts or negotiations with any Person relating to any Acquisition Proposal. In addition to the foregoing, if Vendor or any of its Representatives receives, prior to the Closing Date or the termination of this Agreement, any offer or proposal (formal or informal) relating to any of the above, Vendor shall immediately notify Purchaser thereof and provide Purchaser with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Purchaser fully informed of the status and details of any such offer of proposal.

                     (c) As used in this § 11.6, the term “Acquisition Proposal” shall mean a proposal or offer for a merger, consolidation or other business combination involving an acquisition of all or part of the share capital of the Development Companies and/or any of them and/or the Businesses and/or the Purchased Assets.

                     (d) For the avoidance of doubt, it is specifically agreed and understood:

                               (i)          that the provisions of this § 11.6 are not applicable to any property, assets or business activities of Vendor and/or its Affiliates which are excluded from the ambit of this Agreement; and

                               (ii)          the provisions of this § 11.6 are applicable, mutatis mutandis, in respect of each Development Company and/or in respect of any Acquisition Proposal made in respect of any one or more of the Development Companies.

          11.7   Reasonable Efforts. Each of the Parties will use their best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the Conditions).

ARTICLE XII - CLOSING AND COMPLETION

          12.1   Closing and Completion.

                     (a) The Closing of the Transaction for the acquisition of the Development Companies pursuant to this Agreement shall take place on a date which is not later than 15 (fifteen) days following the CP Satisfaction Date (unless otherwise agreed between the Parties) (the “Closing Date”).

                     (b) However, if the Transaction Approvals or the other Conditions in respect of the Transaction shall not have been obtained by the Closing Date, the Closing shall take place within five (5) Business Days after the date on which the Transaction Approvals or the last of the other Conditions will have been obtained (or waived in writing).

                     (c) The Closing shall take place at the offices of Vendor in Budapest, or such alternative venue as shall be agreed upon between the Parties.

          12.2   Conditions for Closing. Notwithstanding anything to the contrary contained in this Agreement, the Closing and completion of the Transaction shall be subject to the fulfillment of the following Conditions for Closing to the reasonable satisfaction of Purchaser (subject to Purchaser’s exclusive right to waive fulfillment of the Conditions for Closing). The Parties undertake to act in good faith and to use their best efforts to ensure that the Conditions for Closing are satisfied by the Closing Date.

                     (a) Bring Down Conditions. It shall be a condition to the Closing that -

                               (i)          The representations and warranties set forth in Articles IX and X respectively above shall be true and accurate in all respects as at the Closing Date;

                               (ii)          Vendor shall have performed and complied with all covenants, undertakings or conditions required by this Agreement to be performed and complied with prior to the Closing Date;

                               (iii)          No injunction or restraining orders shall be in effect forbidding or enjoining the completion of the Transaction contemplated hereby and no legal action or governmental investigation shall be pending or threatened which, if adversely determined, would reasonably be expected to result in such injunction or order; and

                     (b) Transaction Approvals. The following unconditional Transaction Approvals shall have been obtained (or, if issued subject to fulfillment of certain conditions, such conditions have been either fulfilled or waived in writing), and shall be valid, namely:

                               (i)          The approval of the Transactions, shall have been issued by the Hungarian Anti-Monopoly Office, if and to the extent required under applicable Law (the “AMO Approval”); and

                               (ii)          The relevant Financing Banks shall have delivered to Purchaser a duly signed Waiver and Consent substantially in the form and text attached hereto as Schedule 12.2(b)(ii); and

                               (iii)          The merger of the Development Companies shall be been finally completed as evidenced by the Merged Company Extract.

                     (c) Closing Protocol. The Parties shall have compiled and executed a Closing Protocol in respect of the Development Companies and Development Project, which shall have attached as schedules, the following:

                               (i)          The Proforma Closing Accounts;

                               (ii)          All of the following schedules, updated to the Closing Date and duly signed and dated, namely: the Rights Acquisition Schedule; the Property Schedule (including updated Land Registry Extracts); the Project Liability Schedule; the Shareholder Loan Schedule; the Lease Schedule (Tenant List as at the CP Satisfaction Date); Critical Tenant Schedule; Supplemental Vendor’s Disclosure Schedule; the Financial Statements; the Proceedings Schedule; the Environment Schedule; the Insurance Schedule; Land Registry Extracts in respect of the Project Property updated to a date immediately prior to the Closing Date;

                               (iii)          Bring Down Certificates signed by officers of Vendor and Purchaser respectively confirming that the Bring Down Conditions specified in § 12.2(a) above are true and accurate as at the Closing Date;

                               (iv)          Vendor’s Legal Opinion. shall have been received by the Purchaser from Vendor’s legal counsel in the agreed form set forth in Schedule 12.2(b)(ii)(iv).

                               (v)          Purchaser’s Legal Opinion. shall have been received by Vendor from legal counsel for Purchaser in substantially the agreed form and as set forth in Schedule 12.2(b)(ii)(v).; and

                               (vi)          A written declaration by the parties to the Ancillary Transaction Agreements and the Amended Rights of Use Agreement (including the Preliminary Easement agreement) that these agreements are in full force and effect with the same terms and those attached as schedules to this Agreement.

          12.3   Acts to be performed at Closing. At the Closing, the following acts, deeds and things shall be simultaneously executed, performed and perfected, namely:

                     (a) Vendor shall sell and transfer to Purchaser, and Purchaser shall acquire from Vendor, good, clean and valid title in and to the entire Equity Rights by way of the execution of Formal Share Purchase Agreement for the purposes of filing with the Hungarian company court in the agreed form attached hereto as Schedule 12.3(a) in respect of each of the Development Companies, together with all ancillary documentation including without limitation the Ancillary Transaction Agreements, required by operation of applicable Hungarian Law, as the case may be, in order to give full and proper effect thereto; Notwithstanding anything contained in the Formal Share Purchase Agreement, this Agreement shall be in addition thereto and the execution of the Formal Share Purchase Agreement shall not invalidate or make this Agreement ineffective or unenforceable vis-à-vis the Parties;

                     (b) Simultaneously with the sale and transfer of the Equity Rights (Quota) as set forth in § 12.3(a) and, subject to § 2.3, Vendor shall assign the Shareholder Loans to Purchaser;

                     (c) Purchaser shall pay, or shall cause the Development Companies to pay, the Construction Loan Repayment Amount to the Financing Banks in full in the manner provided for in §§ 3.5(c) and 6.2(a) above on the Closing Date and all Financing Bank Security shall terminate on the Closing Date;

                     (d) Vendor shall furnish Purchaser with unconditional letters of resignation of the managing directors of each of the Development Companies, as well as the resignations of all members of the supervisory boards of the Development Companies (save for employee representatives, if any) which shall be effective as at the Closing Date. Vendor undertakes to procure that none of the managing directors, and supervisory board members appointed by it and who shall resign at the Closing Date as aforesaid shall have any claims or rights against the relevant Development Company and/or any of the Development Companies, and that all their rights against such Development Companies are unconditionally waived and released.

                     (e) Purchaser shall nominate and appoint, in the manner required under applicable Hungarian Law, managing directors and management boards for the relevant Development Company, and, where required, members of the Supervisory Boards of the relevant Development Company.

                     (f) Vendor shall if necessary pass on or before the Closing Date, resolutions of the sole shareholder of each of the relevant Development Company in order to give full and proper effect to the Transactions contemplated herein (including without limitation the resolutions necessary to make effective vis-à-vis the Development Companies the notification by the Purchaser to the managing directors of the Development Companies on the acquisition of the Equity Rights in accordance with Section 127(4) of Act IV of 2006 on business companies by instructing, if necessary, the managing directors of the Development Companies to acknowledge receipt of such notifications), and to replace the managing directors and the supervisory board members of the relevant Development Company as aforesaid, where relevant.

                     (g) Purchaser shall execute payment to Vendor of the full amount of the Closing Purchase Price and the Shareholders Loan Amount, subject to and in accordance with the provisions of §§§ 2.3(a), 6.2 and 8.2 above;

                     (h) Against payment of the amounts specified in sub-sections (c) and (g) above, Vendor shall return the originals of the Bank Guarantee to Purchaser, unexercised;

                     (i) Against surrender of the originals of the Bank Guarantee to Purchaser in terms of sub-section (h) above, Purchaser shall procure that Vendor is furnished with the Top-Up Guarantee in terms of § 7.2 above;

                     (j) The Parties shall execute all additional documents, deeds and instruments which are required by operation of applicable Hungarian Law and regulations in order to give full and proper effect to the Transactions contemplated hereby, including: (aa)) the resolutions of the Vendor being the sole member of the Development Companies on the waiver of all respective pre-emption rights of the Development Companies and their right to appoint third parties to acquire the Equity Rights; and (bb) the member’s list of the Development Companies indicating the Purchaser as the sole member of the Development Companies.

          12.4   No Partial Closing. The Parties acknowledge that the Transaction contemplated in this Agreement is for the acquisition of both of the Development Companies. Accordingly, it is specifically agreed and understood that in the event that it is not possible to complete the acquisition of one of the Development Companies for any reason, then and in such event a failed closing shall be deemed to have occurred in respect of both Development Companies. The provisions of this Section shall be without prejudice to the rights and remedies available to either Party in terms of this Agreement and/or by operation of Law in consequence of the occurrence of a failed closing.

          12.5   Merged Development Company. In the event that the merger proceedings contemplated in § 2.4 above shall have been finalized by the Closing Date, then and in such event the provisions of this Article XII shall be construed and applied, mutatis mutandis, in respect of the Merged Development Company.

          12.6   Filing. Notwithstanding anything contained in this Agreement the Parties agree that Purchaser shall be entitled – without any further consent of or notification to Vendor – to file any additional documents with the Hungarian company court which are ordered by such court to be filed as a condition for the registration of the Purchaser’s ownership of the Quotas and the Purchaser’s membership in the Companies, even if such document qualifies as a business secret.

ARTICLE XIII - WITHDRAWAL OPTION

          13.1   Withdrawal Option. Notwithstanding anything to the contrary herein contained and in addition to any other right it may have, Purchaser shall have an option to withdraw from the Transactions and to terminate this Agreement at any time prior to the Closing Date, but only in the event that at any time on or prior to the Closing Date, Purchaser (whether as a result of its due diligence findings or otherwise) shall become aware of facts, events or objective findings that have a Material Adverse Effect (as hereinafter defined) resulting from:

                     (a) defects, deficiencies or encumbrances on the rights, title, interests and ownership of the relevant Development Company and/or the Development Project; and/or

                     (b) inconsistencies and/or inaccuracies in the financial information provided to Purchaser, including in the Proforma Closing Accounts; and/or

                     (c) any other matters (including a breach of the Warranties in Article IX (notwithstanding any matter Disclosed in the Supplemental Vendor’s Disclosure Schedule) or any of the pre-Closing covenants in Article XI or a material change in the operations of the Development Project or the Development Companies as a result of their operation in a manner which is inconsistent with the ordinary and usual course of business or with past practice).

          13.2   Material Adverse Effect Defined For the purposes of this Article XIII, and without prejudice to the Warranties given by Vendor in terms of Article IX hereof, the term “Material Adverse Effect” shall have the meanings ascribed to it hereunder, and each such event shall constitute an “MAE Event”:

                     (a) any matter(s) that has (have) or could reasonably be anticipated to have an adverse effect (direct or indirect, present or future, conditional or not) on Purchaser and/or on the rights and interests to be acquired by it (or the value thereof) directly or indirectly in the Development Companies and/or the Development Project in terms of this Agreement, which is or may be quantified with a financial value in the aggregate in excess of Euros 20,000,000 (provided that any matter which has a financial value of € 1,500,000 up to a financial value of € 20,000,000 shall be subject to indemnification by Vendor in terms of § 15.1 below, notwithstanding anything disclosed in the Vendor’s Disclosure Schedule and/or the Supplemental Vendor’s Disclosure Schedule)); or

                     (b) a discrepancy of more than 2% is revealed between the actual built up area of the Development Project and the area specified in the modified Building Permits in accordance with the Approved Plans and Designs; or

                     (c) any defect, impediment or encumbrance which would materially jeopardize or prejudice the value and/or integrity of the legal rights (including the permits and authorizations) and interests to be acquired directly or indirectly by Purchaser in respect of the Development Companies and/or Development Project, in such manner that Purchaser will be prevented from or unreasonably delayed in exercising free, permanent and unfettered rights of ownership, operation, possession and disposal (including syndication) of the assets and rights so acquired in respect of the Development Project and/or the relevant Development Company (it being specified that the existence of Financing Banks Securities pertaining to the Construction Loan Facility shall not per se constitute an MAE Event to the extent they are capable of release upon payment of the relevant Construction Loan Repayment Amount).

          13.3   Right of Withdrawal. Upon the occurrence of an MAE Event under § 13.2 above, Purchaser shall be entitled to withdraw from the Transactions.

          13.4   Withdrawal Notice and Rectification.

                     (a) Subject to the provisions of § 13.5 below, if the Purchaser elects to withdraw from the Transactions pursuant to the provisions of § 13.2above, it shall be entitled to do so by the giving of written notice of its intention to do so, specifying its reasons for doing so, and giving particulars of the MAE Event which has occurred in sufficient detail to enable Vendor to identify the nature of the event.

                     (b) Vendor shall be afforded an opportunity to rectify the MAE Event identified in the Withdrawal Notice within 30 (thirty) days from the date of receipt of the Withdrawal Notice (provided that if the MAE Event is incapable of being rectified within that period for reasons beyond the control of Vendor, Purchaser will not unreasonably withhold its consent to an extension of such rectification period, such period to expire on the earlier of the Long Stop Date and 30 (thirty) days after the consent to the extension).

                     (c) In the event that Vendor shall have failed to rectify the matter to the reasonable satisfaction of Purchaser within the said 30 (thirty) day rectification period (as extended, where relevant), then and in such event the Withdrawal Notice shall become effective.

          13.5   Restrictions on Rights of Withdrawal For the avoidance of doubt, it is hereby stated and declared that upon the Closing, the rights of withdrawal awarded to Purchaser in terms of this Article XIII shall automatically lapse and be of no further force and effect:

          13.6   Consequences of Withdrawal and Termination.

                     (a) The exercise by Purchaser of its rights of withdrawal and termination pursuant to this Article XIII shall be without sanction or penalty whatsoever to any of the Parties. All costs and expenses incurred by the Parties prior to the effective date of the termination of the Agreement and/or the Ancillary Transaction Agreements as aforesaid shall be for their own cost and account, and no rights of reimbursement, compensation or indemnity shall exist in that event.

                     (b) Upon the notice of withdrawal becoming effective as contemplated in § 13.4 above, this Agreement and all the Ancillary Transaction Agreements, insofar as they pertain to the relevant Development Company, shall be deemed to have been terminated by mutual consent and shall be of no further force and effect.

                     (c) Nothing in this Article XIII contained shall be deemed to derogate from the rights of Vendor to refer any dispute regarding the existence of an MAE Event to arbitration in terms of the provisions of § 17.3 below.

ARTICLE XIV - SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

          14.1   Representations, Warranties and Covenants

                     (a) The covenants contained in this Agreement and of any of the Ancillary Transaction Agreements shall survive the Closing Date indefinitely and without limitation except as otherwise specified therein. The representations and warranties contained in this Agreement shall survive the Closing Date and continue in full force and effect for a period of eighteen (18) months following the Closing Date, (such date upon which they expire being referred to herein as the “Survival Date”) and shall thereafter expire; provided, however, that notwithstanding the foregoing: (i) the Survival Date in respect of the representations and warranties of Vendor relating to Tax matters (including in § 9.17) shall be that date which is sixty (60) days following the expiration of the applicable statute of limitations (after giving effect to any extensions or waivers); and (ii) the representations and warranties of Vendor contained in § 9.2 (Organization, Qualification and Corporate Power) § 9.3 (Authorization), § 9.7 (Validity of Shares)§ 9.9 (Legal Title), § 9.18 (Title of Properties, Absence of Liens and Encumbrance) and § 9.28 (Environment, Health and Safety), and the representations and warranties of Purchaser contained in § 9.2 (Authorization), shall survive the Closing Date indefinitely and without limitation.

                     (b) Purchaser’s right to make a claim for indemnification under § 15.1, and Vendor’s right to make a claim for indemnification under § 15.2, for a breach of any representation or warranty shall be made on or prior to the Survival Date, if any, relevant for such representation or warranty, irrespective as to whether the Damages (as hereinafter in § 15.1 defined) may be suffered after the Survival Date. Any claims under Article XIV must be asserted in writing with reasonable particularity by the Party making such claim as to the nature of the claim and, if practicable, the amount claimed.

ARTICLE XV - INDEMNIFICATION

          15.1   Indemnification by Vendor. Subject to § 15.5 below, Vendor shall defend, indemnify and hold harmless Purchaser and, at the discretion of Purchaser, the Development Companies (and their respective successors, assigns and Affiliates) (individually, a “Purchaser Indemnitee”, and collectively, the “Purchaser Indemnitees”) from and against and in respect of any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses, including attorneys’ fees (both those incurred in connection with the defense or prosecution of the indemnifiable claim and those incurred in connection with the enforcement of this provision) (collectively, “Damages”) suffered or incurred by any Purchaser Indemnitee which is caused by, resulting from or arising out of, related to, in the nature of:

                   (a) any breach and/or inaccuracy of any representation or warranty of Vendor contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendor in connection herewith;

                   (b) any breach of any covenant of Vendor contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendor in connection herewith;

                   (c) Taxes either (i) chargeable to or payable by the Development Companies or (ii) asserted against the Development Companies in terms of a final assessment and/or enforceable judgment, in respect, in either case, of any period preceding the Closing Date or any event, act or transaction occurring on or prior to Closing, but only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Accounts (rather than in any notes thereto);

                   (d) Value Added Tax liabilities, including fines and penalties, pertaining to actions or supplies and/or recording of VAT and/or filing of VAT returns by and/or between the Development Companies in respect of any period preceding the Closing Date or any event, act or transaction occurring on or prior to Closing;

                   (e) the loss or non-existence of any relief, credit or deduction relating to Tax or right to repayment of Tax which was treated as an asset in or otherwise reflected in the Final Closing Accounts;

                   (f) any additional Tax liabilities assessed, and related sanctions such as fines, penalties and late payment interest) regarding any type of Tax imposed by the statutory Tax Authorities directly or indirectly related to the fiscal years or any part of any fiscal year (or events occurring in such period) prior to the Closing Date which are directly or indirectly attributable to the acts, deeds and omissions of Vendor; and

                   (g) any of the Proceedings set forth in the Proceedings Schedule (Schedule 9.25) under a final and enforceable judgment or Order.

          15.2   Indemnification by Purchaser Subject to § 15.5, Purchaser shall defend, indemnify and hold harmless Vendor and its respective successors, assigns and Affiliates (individually, a “Vendor Indemnitee”, and collectively, the “Vendor Indemnitees”) from and against and in respect of:

                   (a) any and all Damages suffered or incurred by any Vendor Indemnitee which is caused by, resulting from or arising out relating to, in the nature of any breach of any representation and warranty of Purchaser contained in this Agreement, or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Purchaser in connection herewith.

                   (b) any breach of any covenant of Vendor contained in this Agreement or in any Ancillary Agreement, or other agreement, certificate, instrument or other document entered into or delivered by Vendor in connection herewith.

          15.3   Claims and Third Party Claims.

                    Claims for Indemnity

                   (a) All claims made by Purchaser hereunder (a “Claim for Indemnification”) shall be made by written notice in accordance with the provisions of § 17.16 (a “Claim Notice”) stating in reasonable detail the reasons for the Claim for Indemnification and the amount to be indemnified against, if it may be determined or an estimation thereof (which amount shall not be conclusive of the final amount of the Claim for Indemnification).

                   (b) Absent any objection notified by Vendor to Purchaser within thirty (30) calendar days of the receipt by Vendor of a Claim Notice (“Claim Evaluation Period”), the related indemnification shall become due and payable within five (5) Business Days of the lapse of the Claim Evaluation Period. If, on the other hand, the Vendor notifies its objection to the payment of the Claim for Indemnification within such Claim Evaluation Period, and in the event that such dispute cannot be settled amicably within fifteen (15) days following Vendor’s notification of objection, then and in such event the Claim for Indemnification shall be referred to arbitration in accordance with the provisions of § 17.3. Purchaser shall provide Vendor with reasonable access to the information and documents that may be useful for the purpose of investigating any Claim for Indemnification, it being understood that any such information and documents shall be kept confidential by Vendor.

                   (c) The provisions of clauses (a) and (b) above shall apply, mutatis mutandis, to any Claim for Indemnification made by Vendor in terms of § 15.2 above.

                   Third Party Claims – Notice and Opportunity to Defend

                   (d) If any action, proceeding, claim, liability, demand or assessment shall be asserted by a third party against any Purchaser Indemnitee or any Vendor Indemnitee (the “Indemnitee”) with respect to any matter (a “Third Party Claim”) in respect of which such Indemnitee proposes to demand indemnification in terms of this Article XV, such Indemnitee shall notify the party obligated to provide indemnification pursuant to § 15.1 or § 15.2 (the “Indemnifying Party”) thereof within a reasonable period of time after assertion thereof; provided, however, that the failure to so notify the Indemnifying Party shall not affect the Indemnitee’s right to indemnification hereunder unless (and solely to the extent) the Indemnifying Party’s interests are actually and materially prejudiced thereby.

                   (e) Subject to rights of or duties to any insurer or other third Person having liability therefor, the Indemnifying Party shall have the right, within ten (10) days after receipt of such notice, to defend the Indemnitee against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee; provided, however, that the Indemnifying Party notifies the Indemnitee in writing within 15 days after the Indemnitee has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnitee from and against the entirety of any damage the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, and provided further that the Indemnifying Party may not assume such control without Indemnitee’s express written consent if: (i) the Third Party Claim does not involve only money damages but also seeks an injunction or other equitable relief; or (ii) settlement of, or an adverse judgment with respect to, the Third Party Claim is, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee. The Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently.

                   (f) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with § 15.3(e) above: (i) the Indemnitee may retain separate counsel at its sole cost and expense and participate in the defense of the Third Party Claim, provided that Indemnitee’s counsel may not oppose the professional decisions of the lead counsel engaged by the Indemnifying Party except on reasonable grounds; (ii) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (which may only be withheld in the event that such settlement would serve to create a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnitee).

                   (g) In the event that Indemnifying Party declines or fails to assume control of the defense of any Third Party Claim as specified in § 15.3(e) above, then the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate, subject to the consent of the Indemnifying Party which may not be unreasonably withheld or delayed. The Indemnifying Parties will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and will remain responsible for any Damage the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with the provisions of this Article XV.

          15.4   Remedies. Except for the right to seek to specifically enforce the covenants hereunder, and except as specifically provided in this Agreement (including, without limitation, the immediately succeeding sentence), following the Closing Date, in the absence of fraud or willful breach of this Agreement, the sole and exclusive remedy of the Purchaser (or, at the discretion of Purchaser, the Development Companies) and Vendor with respect to any breach of any representation or warranty contained in this Agreement, or in any agreement, certificate, instrument or other document entered into in connection herewith, shall be restricted to the indemnification rights set forth in this Agreement. Nothing contained in this Article XV or elsewhere in this Agreement shall limit the liability of any Party under this Agreement if this Agreement is terminated pursuant to Section 16.1 or otherwise, or if the Transactions shall not be completed for any reason.

          15.5   Certain Limitations. The liability of Vendor or Purchaser, as applicable, for claims under this Article (other than §15.1 (c) to (e)) shall be limited by the following (save that the following provisions in § 15.6 shall not apply to any claim where it can be provided that such claim is based on a dishonest or fraudulent act or omission or fraudulent misrepresentation of or by Vendor prior to the Closing Date):

                   (a) Subject to the exceptions provided for in § 14.1 above, at any time after the Survival Date, (i) Vendor shall have no further obligations under this Article XV for breaches of representations and warranties of Vendor nor shall Purchaser’s Indemnitees be entitled to claim indemnity for any Damages arising after the relevant Survival Date, except for Damages with respect to which the Purchaser Indemnitee has given Vendor written notice prior to such date in accordance with § 15.3(d) above; and (ii) the Purchaser shall have no further obligations under this Article XV for breaches of representations and warranties of the Purchaser nor shall Vendor’s Indemnitees be entitled to claim indemnity for any Damages arising after the relevant Survival Date, except for Damages with respect to which the Vendor Indemnitee has given the Purchaser written notice prior to such date in accordance with § 15.3(d).

                   (b) Purchaser Indemnitees shall not be entitled to recover Damages from Vendor pursuant to § 15.1 (other than § 15.1(c) to (e)) unless and until the accumulated aggregate amount of Damages in respect of all claims under § 15.1 shall exceed an amount which is the equivalent of € 500,000 (the “Vendor Indemnification Threshold”) in which case the Vendor shall be liable for both the initial € 500,000 and the excess.

                   (c) In no event shall the maximum aggregate liability of Vendor in respect of any claims by the Purchaser Indemnitees against Vendor pursuant to Section § 15.1 for Damages suffered or incurred by any Purchaser Indemnitee in respect of any Development Company exceed: (i) in respect of the representations and warranties contained in §§, 9.7, 9.8, 9.18 and 9.28 the aggregate of all amounts paid out by Purchaser pursuant to the provisions of §§§§ 6.2, 6.3, 6.4 and 8.2 above, as adjusted (the “Maximum Indemnity Amount”), and (ii) in respect of all other claims under § 15.1 above (other than §15.1 (c) to (e)), an amount equivalent to 25% (twenty five percent) of the Maximum Indemnity Amount.

                   (d) Any claim for indemnity made by any Purchaser Indemnitee relating to Taxes is subject to the condition that: (i) Purchaser and/or the Development Companies shall authorize and permit the tax advisers of Vendor at Vendor’s sole cost and expense to conduct, direct and process all dealings with the Tax Authorities in respect of all matters and/or all fiscal years and/or all assessments pertaining to the period prior to the Closing Date, in close co-operation with the accountants and tax advisers of the Purchaser and the Development Companies, provided that neither Vendor nor its tax advisers shall enter into any settlement or take any action before the courts, or otherwise compromise any tax matter that affects or may affect the tax liabilities of Purchaser or any of the Development Companies, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed; and (ii) with respect of claims which are not based upon a breach of Vendor’s representations and warranties given under § 9.17 above, the Tax Liability in respect of which the claim for indemnity is made (including penalties and late payment interest) does not result from a change adopted by Purchaser and/or the Development Companies in the accounting and/or tax policies of the Development Companies which has retroactive effect to the period preceding the Closing Date.

                   (e)The limitations contained in § 15.5(b) shall not apply to claims for indemnification by Purchaser Indemnitees against Vendor in respect of the indemnities specified in § 15.1 (b) above;

                   (f) Vendor Indemnitees shall not be entitled to recover Damages from Purchaser unless and until the accumulated aggregate amount of Damages in respect of all claims under § 15.2 above shall exceed an amount which is the equivalent of € 500,000 (the “Buyer Indemnification Threshold”) in which case the Purchaser shall be liable for both the initial € 500,000 and the excess.

                   (g) The limitations contained in § 15.5(f)(f) shall not apply to claims for indemnification by Vendor Indemnitees against Purchaser in respect of the indemnities specified in § 15.2(b);

                   (h) Notwithstanding anything to the contrary herein, in no event shall the maximum aggregate liability of Purchaser in respect of any claims by Vendor Indemnitees against Purchaser in respect of any Development Company pursuant to § 15.2 for Damages suffered or incurred by any Vendor Indemnitees exceed: (i) the Maximum Indemnity Amount, in respect of any breach of the representations and warranties contained in § 10.2, 10.3 and 10.4 above; and (i) in respect of all other claims in terms of § 15.2 above, an amount equivalent to 25% (twenty five) of the Maximum Indemnity Amount.

          15.6   Specific Indemnities. The following specific indemnities are granted by Vendor to Purchaser and shall be exempt from the Vendor Indemnity Threshold in terms of 15.5(b):

                   (a) Jones Lang LeSalle. All claims which may be submitted against the Development Company in respect of a certain marketing agreement concluded with Messrs. Jones Lang LeSalle relating to the marketing and lease-up of the Development Project;

                   (b) Early Opening. Any claims which may be submitted against the Development Companies by any third party and/or by any Competent Authority arising out of and/or in respect of the period during which the Vendor shall cause the Development Companies to operate the Development Project prior to the CP Satisfaction Date, as contemplated in §4.2 above.

                   (c) Development Liability. All claims arising under § 3.10 shall be exempt from the Vendor Indemnity Threshold.

                   (d) Failed Transaction Costs Indemnity The indemnity awarded to Purchaser in terms of §4.7 shall also be exempt from the Vendor’s Indemnity Threshold;

                   (e) RC Holdings Claim.Any indemnity for a claim made on the basis of a final and non-appealable judgement of the competent court in respect of the claim filed by RC Holdings Kft. shall be exempt from the Vendor’s Indemnity Threshold.

                   (f) Change of Control Indemnities. Additionally, Vendor shall indemnify Purchaser against any claim and/or any Damage caused to the Purchaser and/or the Development Companies by reason of the failure to obtain the prior approval of any of SADE Magyarország Kft., Strabag Zrt. and Hídépítő-Soletanche Bachy Mélyalapozó Kft and CCB NV for the sale of the Equity Rights of the Development Companies to Purchaser in terms of this Agreement (“change of control”).

          15.7   De-Merger Indemnity.

                   (a) Vendor hereby agrees to indemnify Purchaser and to hold Purchaser (and, at the election of Purchaser, the Development Companies) harmless against all and any Damages of whatsoever nature or kind (including without limitation Taxes) arising out of and/or in connection with and/or in consequence of the joint and several liability which shall devolve upon the Development Companies or any of them as a consequence of the De-Merger Agreement (as hereinafter defined) in respect of the Liabilities of Kerepesi 1 (as hereinafter defined) which precede or which pertain to the period prior to the approval of the De-Merger Agreement by the competent court, provided at all times, however, that Vendor’s indemnity to Purchaser and/or the Development Companies as aforesaid shall be limited to the extent of the indemnity given to Vendor by Messrs. Bouygues Batiment International in terms of that certain Framework Transaction Agreement dated November 15, 2005, and to that extent only.

                   (b) For the purposes of this Section: (i) “De-Merger Agreement” means that certain De-Merger Agreement April 17, 2005 entered into by and among Kerepesi 1, the Development Companies and the Excluded Companies, which was approved by the competent courts on June 15, 2005, as amended and supplemented by the three (3) amendments dated respectively September 30, 2005, November 10, 2005 and November 14, 2005; and (ii) “Kerepesi 1” means Kerepesi úti Lóversenypálya Ingatlanforgalmazó Ingatlankezelő és Szolgáltató Korlátolt Felelősségű Társaság, having its registered seat at Kerepesi út. 9, 8th District, Budapest, Hungary

ARTICLE XVI - TERMINATION

          16.1   Termination of the Agreement The Parties may terminate this Agreement provided below:

                   (a) The Parties may terminate this Agreement by their mutual written consent at any time prior to the Closing Date;

                   (b) Either Party may terminate this Agreement by written notice:

                        (i)     pursuant to the provisions of § 4.4(d) in the event that the CP Satisfaction Date shall not have occurred by the Long Stop Date, or in the event that the Closing Date has not occurred by the Long Stop Date; provided, however, that the right to terminate this Agreement under this § 16.1(b)(i) shall not be available to any Party whose action or omission or failure to act has been a principal cause of or resulted in the CP Satisfaction Date or the Closing Date respectively not occurring on or before the Long Stop Date and such action or omission or failure to act constitutes a breach of this Agreement;

                        (ii)     there shall be a final non-appealable order of a court of competent jurisdiction preventing completion of the Transactions; or

                        (iii)     there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Body that would make completion of the Transactions illegal;

                   (c) Purchaser on the one hand, and/or Vendor on the other hand, may terminate this Agreement by written notice pursuant to the provisions of § 3.9(c) in the event that an event of Excusable Delay continues un-remedied for a period exceeding 6 (six) months;

                   (d) Purchaser may terminate this Agreement by written notice (i) if there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Vendor, and such breach has not been cured within thirty (30) calendar days after written notice to the other Party (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured and provided however that Purchaser is not in material breach of its obligations under this Agreement); (ii) pursuant to § 13.3 upon the occurrence of an MAE Event; (iii) pursuant to §3.2 in the event that the modifications made by Vendor to the Modified Building Permit and/or the Marketing Plan entail a material reduction in the Gross Lettable Area (GLA) of the Development Project; or (iv) if Practical Completion of the Development Project has not occurred by the Long Stop Date.

                   (e) Vendor may terminate this Agreement by written notice if there has been a material breach of any covenant, undertaking, obligation or agreement contained in this Agreement on the part of Purchaser, and such breach has not been cured within thirty (30) calendar days after written notice to the other Party (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured and provided however that Vendor is not in material breach of its obligations under this Agreement).

                   (f) For the purposes of this § 16.1, a breach of this Agreement shall be deemed to be material if its goes to the root of this Agreement and/or may reasonably be deemed to substantially frustrate the purpose and intent of the Parties hereto. The provisions of this section shall not be applicable to termination upon the occurrence of an MAE Event in terms of §13.3 above.

          16.2   Effect of Termination If any Party terminates this Agreement pursuant to § 16.1 above, all rights and obligations of the Parties hereunder shall terminate without derogating from any liability of any Party to any other Party; provided that the provisions contained in § 17.4 (Confidentiality) and Article XVII(Miscellaneous) shall survive termination.

          16.3   Entire Transaction. The Parties acknowledge that the Transactions contemplated in this Agreement is for the acquisition of both of the Development Companies. Accordingly, it is specifically agreed and understood that the termination of this Agreement and/or the underlying Transaction in respect of one of the Development Companies only shall constitute sufficient cause for the automatic termination of this Agreement as a whole and the underlying Transactions in their entirety.

ARTICLE XVII - MISCELLANEOUS

          17.1   Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party (such approval not to be unreasonably withheld or delayed); provided, however, that the provisions of this Section shall not be applicable to (i) any mandatory reporting obligations imposed upon either Party or their Affiliates in terms of the laws and regulations of any securities authority in any jurisdiction to which they are subject or to which they have submitted, or in terms of the rules and regulations of any recognized stock exchange on which their respective shares are traded or (ii) any announcements, communications or circulars to Affiliates of Purchaser and/or investors in the Purchaser or (iii) any announcements, communications or circulars to employees, customers, suppliers and agents of the Development Companies and/or the Purchaser and/or any company which is a member of the same group as the Purchaser in such form as may be reasonably required by the Purchaser. In such event, the Party required to make such disclosure will use its reasonable efforts to advise the other Party prior to making the disclosure. The Parties may correspond with third parties in writing with respect to obtaining the Transaction Approvals.

          17.2   Governing Law. Subject to the provisions of sub-section § 17.2(b) below, this Agreement shall be governed by and construed in accordance with English Law, without regard to conflicts of laws or the choice of law principles of any jurisdiction, and without the need of any Party to establish the reasonableness of the relationship between English Law and the subject matter of this Agreement, and all questions concerning the validity and construction hereof shall be determined in accordance with English Law.

                   (b) Notwithstanding the provisions of sub-section § 17.2(a) above, it is hereby specifically agreed and understood that the following matters shall be executed in compliance with and governed by Hungarian Law, namely: (i) the transfer of ownership of the Equity Rights; (ii) the assignment of the Shareholder Loans, where relevant; (iii) all Lease Agreements; (iv) all matters pertaining to the Construction Permits and compliance with local building laws and regulations; (v) the integrity of title of the Development Companies in and to the Project Property; (vi) the corporate status of the Development Companies; and (vii) the Amended Rights of Use Agreements in respect of the Excluded Land.

          17.3   Dispute Resolution

                   (a) For any dispute, difference or claim arising out of or relating to this Agreement or the Ancillary Transaction Agreements (other than as set forth in § 17.3(i) below), the Parties shall first attempt in good faith to negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) days from the date of receipt of a Party’s request for such negotiations (“Date of Request”). Such negotiations shall be conducted by senior executives of Purchaser and Vender. In the event that Purchaser and Vendor fail to reach a written resolution within such fifteen (15) days from the Date of Request, or other period of time agreed upon by the Parties in writing, either Purchaser or Vender may seek to resolve the dispute or claim by arbitration in accordance with the procedures set forth in § 17.3(b) of this Agreement.

                   (b) Subject to § 17.3(a) above and other than as set forth in § 17.3(i) below, any dispute, difference or claim between the Parties with regard to this Agreement or the Ancillary Transaction Agreements, its performance, interpretation, application or validity, shall be solely referred for arbitration before a tribunal of three arbitrators in accordance with the Rules of Arbitration then in force of the London Court of International Arbitration (LCIA) (the “Rules”). Each of Purchaser and Vendor will be entitled to appoint a Party Appointed Arbitrator, while the third arbitrator, who shall act as Chairman of the Tribunal, shall be appointed by mutual agreement between the two Party Appointed Arbitrators, or failing agreement between them, by the President for the time being of the LCIA (the “Tribunal”).

                   (c) The arbitration shall be conducted in Budapest, Hungary, or at such other venue as shall be agreed upon between the Parties or failing such agreement as determined by the Tribunal. The arbitration proceedings shall be conducted in the English language on a continuous basis on consecutive working days until completed.

                   (d) The Tribunal will be bound solely by the substantive English Law and the terms of this Agreement (save in those instances where Hungarian Law is applicable as specified in § 17.2(b) above). However the Tribunal may, but only with the prior consent of the adjudicating Parties, act as amiables compositeurs.

                   (e) Upon request by either Party, the Tribunal may order the Parties to conduct Party and non-party oral depositions of witnesses outside the presence of the Tribunal, which shall be recorded by a stenographer.

                   (f) The Tribunal shall issue a written determination setting forth with particularity its findings of fact and conclusions of Law. The decision of the Tribunal shall be final and binding upon the Parties.

                   (g) The Tribunal shall be competent to grant interim relief by way of injunctions at the request of the Parties. Notwithstanding the foregoing, either party shall be entitled to apply to a court of competent jurisdiction to obtain temporary injunctive or other ancillary relief in aid of arbitration hereunder.

                   (h) The fees and expenses of the Tribunal shall be borne as determined in the arbitral awardof the Tribunal, provided that interim payments made on account shall be borne by the Parties in equal share.

                   (i) The provisions of this § 17.3 shall not apply to disputes and claims before the Closing Expert under § 8.3(i) above.

                   (j) If any dispute submitted to arbitration involves claims by or against a Party against or by a third party, and such third party cannot be made a party to such arbitration, the Tribunal shall be empowered to take such actions as it deems just and equitable in order to avoid prejudice to the Parties by reason of the inability of the Tribunal to adjudicate such third party claims, including without limitation, if the Tribunal so determines, conditioning its award upon the outcome of the third party or staying the arbitration pending the outcome of the third party claims.

                   (k) This § 17.3 constitutes a separate agreement to arbitrate which shall survive the termination of this Agreement for any reason.

          17.4   Confidentiality Each of the Parties hereto hereby agrees to keep such information or knowledge obtained in any due diligence or other investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge: (a) the disclosure of which is mandated by operation of any securities Law or regulations of any securities authority and/or any recognized stock exchange in any jurisdiction to which the Parties and/or their Affiliates are subject or have submitted; (b) which a Party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other Party; (c) which is generally known to the public and did not become so known through any violation of Law or the terms of this section; (d) which became known to the public through no fault of such Party; (e) which is later lawfully acquired by another Party from other sources; (f) which is required to be disclosed by order of court or government agency; or (g) which is disclosed in the course of any Proceedings between any of the Parties hereto.

          17.5   Additional Documents and Further Assurances On and after Closing each Party hereto, at the request and cost of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting the completion of the Transactions contemplated hereby.

          17.6   Delivery of Books and Records. Vendor shall on the Closing Date, deliver the originals of the Books and Records to the Purchaser (including a detailed list of such documents appropriate for the purposes of certifying the documents that have been handed over) but only to the extent that such Books and Records are not held by and/or in the possession of the Development Companies.

          17.7   Undertaking to act in Good Faith The Parties hereby undertake that in the exercise by them of their rights and interests, and in the fulfillment by them of their duties, undertakings and obligations, in terms of the provisions of this Agreement, the Ancillary Transaction Agreements and the schedules to this Agreement, they shall at all times act in good faith and in a spirit of co-operation with a view to consummating the Transactions which are the subject matter of this Agreement.

          17.8   Perfection of Schedules Save where specifically stated to the contrary, all schedules referred to in this Agreement shall be furnished on the Execution Date, save in respect of those schedules which are to be prepared on the Closing Date. Notwithstanding the aforegoing, all Schedules shall (where applicable) be updated and re-delivered on or immediately prior to the Closing Date and attached to the Closing Protocol.

          17.9   No Third-Party Beneficiaries

                    (a) Subject to § 17.9(b), a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

                    (b) The parties agree that § 15.1 confers a benefit on the Development Companies and that such provisions are intended to benefit, and be enforceable by, such persons in their own right under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding the foregoing, under no circumstances shall any consent be required from any such person for the termination, rescission, amendment, variation or extinguishment of any such benefit or enforceability.

          17.10  Entire Agreement and Modification This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, warranties or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                   (b) Except for any misrepresentation or breach of warranty which constitutes fraud or dishonesty:

                        (i) the Transaction Agreements supersede and extinguish all previous agreements between the Parties relating to the subject matter thereof and any representations and warranties previously given or made other than those contained in the Transaction Agreements;

                        (ii) each party acknowledges to the other (and shall execute the Transaction Agreements in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties contained in such documents;

                        (iii) each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement or any of the Transaction Agreements by reason of any misrepresentation and/or warranty not set forth in any such document.

                   (c) Each of the parties acknowledges and agrees for the purposes of the Misrepresentation Act 1967 and the Unfair Contract Terms Act 1977 that the provisions of this section § 17.10 are reasonable.

          17.11  Amendment This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

          17.12  Waivers The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          17.13  Successors and Assigns This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns. Purchaser may assign its rights under this Agreement to any company of which it is a subsidiary or of which it is a holding company. Purchaser may assign the whole or any part of the benefit of this agreement (either entirely or jointly with itself) to any person providing Purchaser with finance. Except as otherwise expressly provided, no Party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          17.14  Counterparts This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          17.15  Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          17.16  Notices

                   (a) Any notice, approval, request, authorization or other communication under this Agreement shall be given in writing and in the English language (“Notice”). Any Notice must be made by personal remittance, by fax (followed by a copy sent the same day or the following Business Day by registered letter with acknowledgment of receipt) or by prepaid international express mail with acknowledgment of receipt and shall be deemed to have been delivered (i) on the date of the personal remittance as certified by the receipt, in the case of personal service; (ii) on the Business Day following the date of sending the fax (with confirmatory copy of the mail) in the case of a transmission by fax (the date set out on the acknowledgment of transmission indicating the date of sending); or (iii) 48 hours after posting in the event of sending by international express mail.

                   (b) The relevant addresses and fax numbers of each Party for the purpose of this Agreement are as follows:

                   Vendor:

241 Keizersgracht,
EA1016 Amsterdam,
The Netherlands.
Tel: 31-20-3449560
Fax: 31-20-3449561
For the attention of Mr. Luc Ronsmans

With a copy to:

59 Andrassy ut.,
Budapest H-1057,
Hungary
Tel: 36-1-4627200
Fax: 36-1-4627201
For the attention of Mr. Ran Shtarkman.

                   Purchaser:

Symmetry Arena Kft.,
Alkotas utca 50,
H-1123 Budapest,
Hungary,
Tel: 36-30-3118091

For the attention of Mr. Andras Szalai

With a copy to:

aAIM Limited,
100 Picadilly,
London W1J 7NH,
United Kingdom
Tel: +44-20-7318 4500
Fax: +44-20-7318 4501
For the attention of Mr. Mat Webb-Jenkins.

                   (c) By written Notice sent as indicated above, the Parties may specify a new address or a supplementary address to which notification or communications should be sent subsequently with at least ten (10) Business Days’ advance written notice.

          17.17   Severability Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          17.18   Expenses Subject to the provisions of this Agreement, each Party will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All notarial fees and other costs (excluding taxes) which may be incurred in connection with the transfer of the Equity Rights in the Development Companies - shall be borne equally by Vendor and Purchaser.

          17.19   Construction and Interpretation

                   (a) In the event that a discrepancy shall arise between the provisions of this Agreement and the provisions of the Ancillary Transaction Agreements and/or any of the Schedules to this Agreement, then and in such event the provisions of this Agreement shall prevail.

                   (b) Any references to a “Party” is to either Vendor or Purchaser and references to “Parties” is to collectively Vendor and Purchaser.

                   (c) Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

                   (d) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

                   (e) Any reference to a document “in the agreed form” is to the form of the relevant document agreed between the Parties and for the purpose of identification initialed by each of them or on their behalf (in each case with such amendments as may be agreed by or on behalf of the Parties);

                   (f) Any references to Sections and schedules are to Sections of and schedules to this Agreement. Any references to parts or paragraphs are, unless otherwise stated, references to parts or paragraphs of the schedule in which the reference appears;

                   (g) References to this Agreement or any other document shall be construed as references to this Agreement or that other document as amended, varied, novated, supplemented or replaced from time to time;

                   (h) The expression “this Section” shall, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the sub-section, paragraph or other provision) in which the expression occurs;

                   (i) References to a person (or to a word importing a person) shall be construed so as to include: (aa) that person’s successors in title and assigns or transferees permitted in accordance with the terms of this Agreement; and (bb) references to a person’s representatives shall be to its officers, employees, legal or other professional advisers, sub-contractors, agents, attorneys and other duly authorised representatives;

                   (j) Where a wider construction is possible, the words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words;

                   (k) In this Agreement where the context admits:

                              (i)           sections 5, 6, 8 and 9 of and schedule 1 to the Interpretation Act 1978 apply in the same way as they do to statutes;

                              (ii)           reference to a statutory provision includes reference to:

                                             (1) any order, regulation, statutory instrument or other subsidiary legislation at any time made under it for the time being in force (whenever made);

                                             (2) any modification, amendment, consolidation, re-enactment or replacement of it or provision of which it is a modification, amendment, consolidation, re-enactment or replacement;

                              (iii)           reference to statutory obligations shall include obligations arising under Articles of the Treaty establishing the European Community and regulations and directives of the European Union as well as United Kingdom acts of Parliament and subordinate legislation;

                              (iv)           a person shall be deemed to be connected with another if that person is so connected within the meaning of section 839 of the Taxes Act;

                              (v)           where any statement is qualified by the expression “to the best of the knowledge information and belief of the Vendor” or “so far as the Vendor is aware” or “to the Vendors’ knowledge” or any similar expression each Vendor shall be deemed to have knowledge of anything of which it would have had knowledge had it made due and careful enquiry immediately before giving the Warranties.

          17.20  Time of Essence With regard to all dates and time periods set forth or referred to in this Agreement, time is not of the essence.

          17.21  Schedules and Exhibit The Schedules and Exhibits described herein and attached hereto constitute an inseparable part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule only if a specific cross reference is made thereto.

          17.22  Euro All currency amounts expressed herein (whether or not preceded by €) are in the currency of the Euro, unless preceded by HUF or USD, in which case, the amounts will be in the currency of the Hungarian Forint or the United States Dollar, respectively.

          17.23  Language This Agreement and all documents contemplated hereby or relating thereto shall be prepared and binding in the English language.

[THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Parties or their duly authorized representatives hereto have executed this Agreement as a deed on the date first above written.

Executed as a deed, but not delivered	)
until the first date specified on	)
page 1, by PLAZA CENTERS NV:	)	Signature	/s/ RAN SHTARKMAN

		Name (block capitals)	RAN SHTARKMAN

President & CEO

Executed as a deed, but not delivered	)
until the first date specified on	)
page 1, by SYMMETRY ARENA	)
KFT.:		Signature	/s/ MAT WEBB-JENKINS

		Name (block capitals)	MAT WEBB-JENKINS

Under Power of Attorney

ADDENDUM

to that certain

TRANSACTION AGREEMENT

Entered into on July 10th, 2007

BY AND AMONG

1.	SYMMETRY ARENA INGATLANKEZELŐ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG

As Purchaser

2.	PLAZA CENTERS N.V.

As Vendor

Dated December 18th, 2007

ADDENDUM

          THIS ADDENDUM (this “Addendum”) to that TRANSACTION AGREEMENT dated July 10th, 2007 (the “Transaction Agreement”), is made and entered into on this the 18th day of December, 2007, by and among:

(1)

SYMMETRY ARENA INGATLANKEZELŐ KORLÁTOLT FELELŐSSÉGŰ TÁRSASÁG, a limited liability company registered in Hungary and bearing company registration number 01-09-725686, of Alkotas utca 50, H-1123 Budapest, Hungary (“Purchaser”); and

(2)	PLAZA CENTERS NV, a Dutch corporation having its registered seat at 241 Keizersgracht, EA1016 Amsterdam, The Netherlands, and registered with the Chamber of Commerce under n° 33248324 (“Vendor”).

          Purchaser and Vendor are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

          A.          Pursuant to the provisions of the Transaction Agreement, Purchaser agreed and undertook to acquire from Vendor, and Vendor agreed to sell and transfer to Purchaser, the entire Equity Rights in and to Kerepesi 3 Áruház Ingatlankezelő Kft. (which is the surviving entity following the finalization of the merger proceedings between Kerepesi 2 Hypermarket Ingatlankezelő Kft. and Kerepesi 3 Áruház Ingatlankezelő Kft. as contemplated in § 2.4 of the Transaction Agreement) (the “Merged Development Company”);

          B.          On August 9th, 2007 the Parties and the Closing Agent, together with other parties, entered into the Closing Agent Agreement, the provisions of which govern, inter alia, the Amicable Closing of the Transaction which is the subject matter of the Transaction Agreement;

          C.          As at the date hereof: (i) the entire (100%) Equity Rights in and to the Merged Development Company are held by Vendor; and (ii) the Merged Development Company is the legal, beneficial and registered owner of the entire rights, title and interest in and to the Kerepesi Land, which includes the Project Property;

          D.          The Practically Completed Areas (as hereinafter defined) comprising the ground and first floors of the Development Project, have been Practically Completed (within the meaning ascribed to that term in § 4.1(b) of the Transaction Agreement and as evidenced by the Certificate of Practical Completion dated November 19th, 2007, a copy of which is included in the Sub-Escrow Documentation), and have been opened to the public at large on November 15th, 2007;

          E.          Save as specifically stated to the contrary in the Qualified CP Satisfaction Notice and waived by Purchaser under the Conditional Waiver Letter (as those terms are hereinafter defined), and subject to the fulfillment by Vendor of its undertakings and obligations in terms of Article V below, Vendor has fulfilled the Conditions Precedent for Delivery in respect of the Development Project;

          F.          In the light of the foregoing, the Parties have agreed upon certain mechanisms and procedures in order to facilitate the Amicable Closing of the Transaction, all as more fully detailed and specified in this Addendum;

          G.          Each of the Parties believes that it is in its respective best interests that the agreements set forth in this Addendum be implemented and, in furtherance thereof, has duly approved this Addendum and the procedures contemplated hereby.

          H.          Each of the Parties desires to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the covenants and representations set forth herein and in the Transaction Agreement, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE XVIII - DEFINITIONS

          18.1    Incorporation of Defined Terms. Capitalized Terms which are not specifically defined in this Addendum shall have the meanings ascribed to them in the Transaction Agreement.

          18.2    Certain Definitions. As used in this Addendum, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the Recitals and in the text of this Addendum.

                    (a)          “Additional Areas” means those constructed areas of the Development Project which are not covered by the Opening TOP or any other temporary occupancy permit issued as at the date of this Addendum;

                    (b)          “Amicable Closing” means the closing and consummation of the Transaction with the mutual consent and approval of Vendor and Purchaser, which shall be conducted in the manner specified in Section 5 of the Closing Agent Agreement;

                    (c)          “Amicable Closing Documentation” means all of the Sub-Escrow Documentation and all of the Escrow Release Trigger Documents held by the Sub-Escrow Agent in terms of the Sub-Escrow Agreement;

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                    (d)          “Confirmation Letter” means the letter which Purchaser shall deliver, in its absolute discretion, to the Sub-Escrow Agent on or before the Funding Date in the form and text attached as Schedule 6 to the Sub-Escrow Agreement, which shall comprise part of the Escrow Release Trigger Documents;

                    (e)          “Effective Closing Date” means November 30th, 2007;

                    (f)          “Escrow Deposit Date” means the date of the execution of this Addendum, namely December 18th, 2007;

                    (g)          “Escrow Release Trigger Documents” means all those documents, deeds and instruments which are to be delivered by Vendor and Purchaser to the Sub-Escrow Agent in order to enable the release of all of the Amicable Closing Documentation by the Sub-Escrow Agent to the Closing Agent in terms of the Sub-Escrow Agreement, namely those documents detailed and specified in the Schedule of Escrow Release Trigger Documents attached hereto and marked as Schedule 2;

                    (h)          “Funding Date” means the date upon which: (i) the Closing Agent shall finalize the transfer of ownership and title in and to 100% of the Equity Rights of the Merged Development Company into the name of Purchaser, as contemplated in Section 3.2 below, with retroactive effect from the Effective Closing Date; and (ii) payment of the Total Closing Payment Amount shall be executed in terms of the provisions of § 6.2 of the Transaction Agreement, subject to the provisions of Article IV below;

                    (i)          “Interim Closing Period” means the period commencing on the Effective Closing Date and terminating on the Funding Date;

                    (j)          “Interim Closing Period Interest Payment” means the payment to be made by Purchaser to Vendor on the Funding Date, calculated in the manner provided for in Section 4.2 below;

                    (k)          “Interim Closing Period Revenues” means all revenues due and payable by the tenants of the Development Project or any other person to the Merged Development Company in respect of the period prior to the Effective Closing Date (to the extent included in the Pro Forma Closing Accounts) and/or the Interim Closing Period, including without limitation: Primary GOI, Secondary GOI, Additional GOI and ATM Revenues;

                    (l)          “Opening TOP” means the Temporary Occupancy Permit issued on November 15th, 2007 in respect of the Practically Completed Areas, a copy of which comprises part of the Sub-Escrow Documentation;

                    (m)          “Practically Completed Areas” means all areas of the Development Project, excluding the Additional Areas;

                    (n)          “Qualified CP Satisfaction Notice” means the written notice furnished by Vendor to Purchaser on the date hereof in terms of the provisions of Section 2.1 below, and which comprises part of the Sub-Escrow Documentation;

                    (o)          Retention Account means the separate retention account in the name of the Merged Development Company to be operated subject to the power of attorney set out in the provisions of Section 5.2(c) below;

                    (p)          “Sub-Escrow Agent” has the meaning ascribed to it in the Sub-Escrow Agreement;

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                    (q)          “Sub-Escrow Agreement” means that certain Sub-Escrow Agreement dated on even date made and entered into by and among Vendor, Purchaser and the Sub-Escrow Agent, a copy of which is attached hereto as Schedule 3;

                    (r)          “Sub-Escrow Documentation” means all those documents, deeds and instruments required to facilitate an Amicable Closing, namely those documents detailed and specified in the Sub-Escrow Documentation Schedule attached hereto and marked as Schedule 1, which are to be deposited by Vendor and Purchaser in escrow with the Sub-Escrow Agent on the Escrow Deposit Date in terms of the Sub-Escrow Agreement;

                    (s)          Sub-Escrow Long Stop Date” means March 31st, 2008;

                    (t)          “Trigger Event” shall have the meaning ascribed to it in Section 3.2 below;

                    (u)          “Waiver Letter” means the letter addressed by Purchaser to Vendor waiving fulfillment of certain Conditions on the terms and conditions specified therein, and comprising part of the Sub-Escrow Documentation;

ARTICLE XIX - DECLARATIONS OF THE PARTIES

          19.1    Partial Fulfillment of Conditions Precedent for Delivery. Subject at all times to the provisions of Article V below, Vendor hereby declares that it has partially fulfilled the Conditions Precedent for Delivery in respect of the Development Project pursuant to the provisions of § 4.4 of the Transaction Agreement, and has issued the Qualified CP Satisfaction Notice on even date.

          19.2    Waiver. Subject at all times to the provisions of Article V below, and without derogating therefrom, Purchaser hereby declares:

                    (a)          that it has conducted a supplemental due diligence investigation, as provided for in §4.5 of the Transaction Agreement; and

                    (b)          that it has issued the Waiver Letter is respect of those matters where the Conditions have not been fulfilled;

          19.3    Amicable Closing.

                    (a)          Subject to the provisions of Sections 2.1 and 2.2 above, the Parties here declare that it is their intention and desire to implement and execute an Amicable Closing on the Funding Date but with retroactive effect from the Effective Closing Date, all in the manner set forth in Article III below.

                    (b)          The provisions of this Section 2.3 constitute a confirmation of Amicable Closing for the purposes of Section 5 of the Closing Agent Agreement.

          19.4    Pre-Closing Covenants. Vendor hereby declares and confirms that it has complied with the covenants specified in § 11.1 of the Transaction Agreement at all times prior to date hereof in respect of the Merged Development Company.

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ARTICLE XX - AMICABLE CLOSING PROCEDURES

          20.1    Sub-Escrow.

                    (a)          On the Escrow Deposit Date, the Parties shall deposit in escrow with the Sub-Escrow Agent all of the Sub-Escrow Documentation (which, for the avoidance of doubt, shall include this Addendum).

                    (b)          The Sub-Escrow Agent shall hold the Sub-Escrow Documentation in escrow strictly in accordance with the provisions of the Sub-Escrow Agreement pending the occurrence of the Trigger Event.

                    (c)          In the event that the Trigger Event shall not have occurred by the Sub-Escrow Long Stop Date, then and in such event the Sub-Escrow Agent shall return the Sub-Escrow Documentation to the Parties as specified in the Sub-Escrow Agreement and this Addendum shall be of no effect such that the Transaction Agreement shall not be amended by the provisions of this Addendum.

          20.2    Trigger Event and Effective Closing.

                    (a)          The Trigger Event shall occur (the “Trigger Event”) when all of the following conditions have been complied with namely:

                                   (i)          either (X) the Final Occupancy Permit has been awarded in respect of the entire Development Project or (Y) the Opening TOP has been amended such that it is in respect of the entire Development Project or (Z) a further Temporary Occupancy Permit(s) has been issued such that this / these, in combination with the Opening TOP, is / are in respect of the entire Development Project; and

                                   (ii)          the Parties shall have delivered all of the Escrow Release Trigger Documents (other than the Confirmation Letter) to the Sub-Escrow Agent in terms of the provisions of the Sub-Escrow Agreement; and

                                   (iii)          the Purchaser shall, in its absolute discretion, have delivered the Confirmation Letter to the Sub-Escrow Agent (with a copy to Vendor) in terms of the provisions of the Sub-Escrow Agreement.

                    (b)          Upon the occurrence of the Trigger Event, the Sub-Escrow Agent shall release all of the Amicable Closing Documentation to the Closing Agent. In this regard the Parties confirm that the Amicable Closing Documentation shall include all of the documentation referred to in Section 5.2 of the Closing Agent Agreement;

                    (c)          Upon delivery to it of the Amicable Closing Documentation as aforesaid, the Closing Agent shall implement the consummation of the Transaction on the Funding Date in accordance with the provisions of Sections 5.2 and 5.3 of the Closing Agent Agreement and Article XII of the Transaction Agreement, and same with retroactive effect from the Effective Closing Date.

          20.3    Re-registration. In order to register the charge over quota in respect of the Merged Development Company, immediately prior to the Funding Date, the Merged Development Company will make an application for the registration of the Purchaser as the sole quotaholder of the Merged Development Company. In the event that the Transaction is not consummated for any reason, the Purchaser agrees to sign all documents and take all measures necessary to re-register the Vendor as the sole quotaholder of the Merged Development Company.

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ARTICLE XXI - INTERIM CLOSING PERIOD REVENUES AND PRICE CALCULATIONS

          21.1    Interim Closing Period Revenues.

                    (a)          In consequence of the consummation of the Transaction with retroactive effect from the Effective Closing Date, it is hereby specifically agreed and understood that all Interim Closing Period Revenues in respect of the Interim Closing Period shall be for the sole and exclusive economic benefit of the Purchaser. The Vendor shall on or before the Funding Date provide Purchaser with a statement of the cash in hand of the Merged Development Company as at or immediately before the Funding Date.

                    (b)          Accordingly, it is hereby specifically agreed and understood that Vendor shall procure that all Interim Closing Period Revenues actually collected and received by the Merged Development Company or the Vendor or any of its Affiliates in respect of the Interim Closing Period shall be retained and held by the Merged Development Company at all times prior to and at the Funding Date in a separate designated bank account in the name of the Merged Development Company (“Operating Account”), and shall not be transferred by the Merged Development Company to Vendor and/or to any third party whatsoever (other than in the ordinary course of business) without the express prior and written consent of Purchaser.

                    (c)          Without derogating from the foregoing provisions, and in addition thereto, Vendor covenants to pay to the Purchaser on demand an amount equal to: (X) any Leakage (other than any Permitted Leakage), which has occurred between the Effective Closing Date and the Funding Date; and (Y) all Losses incurred by the Purchaser and/or the Merged Development Company which are attributable to such Leakage (other than any Permitted Leakage), where:

                                   (i)          “Leakage” means:

                                                  (1) any dividend or distribution declared, paid or made (whether actual or deemed) by the Merged Development Company to the Vendor and/or its Affiliates;

                                                  (2) any payments made or agreed to be made by the Merged Development Company to the Vendor and/or its Affiliates in respect of any share capital or other securities of the Merged Development Company being issued, redeemed, purchased or repaid or any other return of capital;

                                                  (3) any waiver of any debt or other liability owed by the Vendor and/or its Affiliates to the Merged Development Company;

                                                  (4) any payments made or agreed to be made by the Merged Development Company to any person other than in respect of the operation of the Development Project in the ordinary course of business which has not been approved in advance by Purchaser in writing;

                                                  (5) the failure to procure that the Merged Development Company complies with the provisions of § 11.1 of the Transaction Agreement as if the Covenant Period referred to the period from the Execution Date to the Funding Date; or

                                                  (6) the entry into, after the Effective Closing Date but on or before the Funding Date, of any contract, agreement, borrowing or lending with any third party other than in the ordinary course of business and other than at the written request of the management company or the Purchaser.

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                         (ii)     “Losses” means in relation to any matter, all liabilities, losses, claims, costs and expenses relating directly to that matter;

                         (iii)     “Permitted Leakage” means in respect of the Interim Closing Period:

                                   (1) Repayment of Shareholder Loans by the Merged Development Company to Vendor on the Funding Date as contemplated in Section 4.3(d) below;

                                   (2) Any payment made by the Merged Development Company in respect of Vendor’s Development Liability out of funds retained by the Merged Development Company specifically for that purpose in the Retention Account including the Punch List Retention (as defined in Section 5.1(c)) and the Development Liabilities Retention (as defined in Section 5.2(b)) and specifically provided for in the Proforma Closing Accounts or as required in connection with the Completion Punch List or the Completion Punch List Addendum; or

                                   (3) Any payments made by the Merged Development Company and approved by Purchaser in writing and in advance;

          21.2          Interim Closing Period Interest Payment.

                         (a)          On the Funding Date, Purchaser undertakes to pay to Vendor the Interim Closing Period Interest Payment, calculated by applying the following:

[A – B] * 5.9% * C / 365 = D

Where:

A	is:	the Total Closing Payment Amount;

B	is:	the Construction Loan Repayment Amount;

C	is:	the number of days comprising the Interim Closing Period; and

D	is:	the Interim Closing Period Interest Payment.

                         (b)          For the avoidance of doubt, the payment to be made in terms of this Section shall be in addition to payment of the Total Closing Payment Amount on the Funding Date.

          21.3        Provisions Applicable to the Calculation and Payment of the Total Closing Payment Amount on the Funding Date. The Parties have agreed that in respect of the calculation and payment of the Total Closing Payment Amount on the Funding Date, the following provisions shall apply, namely:

                         (a)          The Construction Loan Repayment Amount and the Shareholder Loan Amounts shall be determined in accordance with the updated Waivers and Consents and the updated Shareholders Loan Schedule, respectively submitted by Vendor as part of the Escrow Trigger Release Documents. The Parties have agreed that the Construction Loan Repayment Amount shall not be amended in relation to the interest accrued, in the period from the Effective Closing Date to the Funding Date, on the Construction Loan Repayment Amount as at the Effective Closing Date provided that the Construction Loan Repayment Amount shall be amended in relation to the interest accrued, in the period from the Effective Closing Date to the Funding Date, on the Construction Loan Repayment Amount as at the Effective Closing Date to the extent that such accrued interest arises in consequence of EURIBOR exceeding 5.0%.

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                         (b)          The Proforma Closing Accounts and the Definitive Closing Accounts as at the Effective Closing Date shall be adjusted, if necessary, to make provision for the aggregate of all unpaid amounts (including, without limitation, the Construction Loan Repayment Amount and the Shareholder Loan Amounts) which remain due and payable by the Merged Development Company as at the Funding Date, and the NAV Payment shall be re-calculated accordingly.

                         (c)          The Parties will thereupon re-calculate the Total Closing Payment Amount as at the Funding Date, if necessary.

                         (d)          Purchaser has notified Vendor that on the Funding Date it requires that all Shareholder Loans will be repaid by the Merged Development Company to Vendor (and not assigned by Vendor to Purchaser as contemplated in § 2.3 of the Transaction Agreement). Accordingly, on the Funding Date, Purchaser shall procure that: (i) an amount equivalent to the Shareholder Loan Amounts as at the Funding Date is transferred to the Merged Development Company; and (ii) immediately upon receipt thereof, the Merged Development Company shall transfer to Vendor the full amount of the Shareholder Loan Amounts as at the Funding Date to Vendor by way of full and final repayment of all Shareholder Loans outstanding as at the Funding Date.

                         (e)          The provisions of sub-section (d) above shall not derogate from the provisions of § 2.3(b) and 8.3 of the Transaction Agreement in respect of the verification of the Shareholder Loan Amounts and the NAV Payment in the Final Closing Accounts, which shall apply mutatis mutandis.

          21.4          Provisions Applicable to the Preparation of the Definitive Closing Accounts. The Parties have agreed that the provisions of § 8.3 of the Transaction Agreement shall be amended such that the Verification Period shall be deemed to refer to the period commencing on the Effective Closing Date and ending on the latter of (i) ninety (90) days following the Effective Closing Date and (ii) thirty (30) days following the Funding Date.

ARTICLE XXII - VENDORS’ OBLIGATIONS

          22.1          Completion Punch List

                         (a)          The Completion Punch List has been agreed between the Parties in respect of the Practically Completed Areas, and comprises part of the Sub-Escrow Documentation.

                         (b)          Vendor hereby undertakes to execute all those works required and necessary to perform and/or rectify all those items of work and/or defects as detailed and specified in the Completion Punch List, within the period which has been agreed upon between the Parties, as reflected therein, to the reasonable satisfaction of Purchaser. The provisions of §3.10 of the Transaction Agreement, subject to the provisions of Section 5.2 below, shall apply mutatis mutandis to the execution of the works which Vendor and/or its agents are required to perform and/or rectify as specified in the Completion Punch List.

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                         (c)          On or before the Funding Date, the Parties shall agree upon an addendum to the Completion Punch List, which shall comprise part of the Escrow Release Trigger Documents (the “Completion Punch List Addendum”). The Completion Punch List Addendum shall specify those additional works to be performed and/or defects to be rectified in respect (i) of the Practically Completed Areas (to the extent that such additional works to be performed and/or defects to be rectified arise as a consequence of the work carried out following the Effective Closing Date and prior to the Funding Date) and/or (ii) of the Additional Areas. The provisions of sub-section (b) above shall be applicable in all respects to the execution of such works in terms of the Completion Punch List Addendum. By not later than a date falling five (5) Business Days prior to the Funding Date, Vendor shall provide Purchaser with a detailed estimate of the costs and expenses to be incurred in the execution and completion of the works and/or defects to be rectified which are specified in the Completion Punch List and/or the Completion Punch List Addendum (“Punch List Cost Estimate”). On the Funding Date, Purchaser shall be entitled to retain and deduct from the Closing Purchase Price an amount equivalent to 110% (one hundred and ten percent) of the Punch List Cost Estimate (“Punch List Retention”) which amount is to be held in the Retention Account and shall be used towards the settlement of the costs and expenses to be incurred in the execution and completion of the works and/or defects to be rectified specified in the Completion Punch List and/or the Completion Punch List Addendum.

                         (d)          Save as specifically provided to the contrary in terms of the provisions of the Deed of Indemnity (Flooring Replacement) referred to in Section 5.3 below, and notwithstanding the provisions of Sections 5.1 and 5.2 hereto, Purchaser specifically reserve all its rights and/or the rights of Purchaser’s Indemnitees to claim indemnification for Damages pursuant to the provisions of § 15.1 of the Transaction Agreement in respect of works and/or defects which are not included in the Completion Punch List and/or in the Completion Punch List Addendum.

                         (e)          To the extent that the variations detailed in the Completion Punch List and/or in the Completion Punch List Addendum necessitate the application for and receipt of a further modification to the Modified Building Permit, the Vendor shall forthwith make such application and shall defend, indemnify and hold harmless Purchaser and, at the discretion of the Purchaser, the Purchaser Indemnitees from and against all Damages suffered or incurred by the Purchaser and any Purchaser Indemnitee which is caused by or resulting from or arising out of such variations.

          22.2          Assumption of Development Liability.

                         (a)          It is hereby agreed that in order to enable and facilitate the assumption of Development Liability by Vendor and/or its agents pursuant to the provisions of §3.10 of the Transaction Agreement, Vendor shall execute, and shall cause the Merged Development Company to execute, that certain Transfer Agreement which comprises part of the Sub-Escrow Documentation. The said Transfer Agreement shall be effective as and from the Effective Closing Date.

                         (b)          By not later than a date falling five (5) Business Days prior to the Funding Date Vendor shall provide Purchaser with a detailed estimate of the costs and expenses to be incurred in the transfer and/or settlement of all Development Liabilities (“Development Liabilities Cost Estimate”). On the Funding Date, Purchaser shall be entitled to retain and deduct from the Closing Purchase Price an amount equivalent to the sum of (i) 110% (one hundred and ten percent) of the Development Liabilities Cost Estimate less (ii) the balance of funds already held in the Retention Account by the Merged Development Company for the purpose of settling Development Liabilities (“Development Liabilities Retention”) which aggregate amount is to be held in the Retention Account and shall be used towards the settlement of the Development Liabilities.

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                         (c)          In order to enable Vendor to fulfill its undertakings in terms of §3.10 of the Transaction Agreement and in terms of the said Transfer Agreement, Purchaser shall procure that the Merged Development Company shall on Vendor’s request furnish Vendor and/or its agent and/or its representatives with a special power of attorney, proper in content and form, to enable Vendor and/or such agents or representatives to act in good faith on behalf of Merged Development Company, inter alia, for the purpose of causing the execution of all works specified in the Completion Punch List and the Completion Punch List Addendum and to enable the Vendor to draw down on the Punch List Retention and the Development Liabilities Retention in order to satisfy liabilities under Sections 5.1(c) and 5.2(b) respectively.

                         (d)          Upon completion of all works and rectification of all defects under the Completion Punch List and ⁄ or the Completion Punch List Addendum and upon settlement of the Development Liabilities, the Purchaser shall procure that the Merged Development Company pays to the Vendor any funds which remain in the Retention Account.

          22.3          Replacement of Flooring Indemnity.

                         (a)          Inasmuch as a dispute has arisen between the Parties regarding compliance with the specifications of the Benchmark Project in respect of the quality of the flooring in the public areas of the Development Project, Vendor shall furnish the Merged Development Company with a special indemnity to replace the flooring of the public areas as aforesaid, and same on the terms and conditions set forth in the Deed of Indemnity (Flooring Replacement) attached hereto and marked as Schedule 4.

                         (b)          The Deed of Indemnity (Flooring Replacement) shall be executed by Vendor in favour of the Merged Development Company by not later than the Funding Date, and shall constitute part of the Escrow Release Trigger Documents. The Vendor undertakes to procure that the Deed of Indemnity (Flooring Replacement) once executed is not amended prior to the Funding Date without the approval by Purchaser in writing and in advance.

          22.4          No Claims by Incumbent Director. Vendor undertakes to procure that the incumbent managing director of the Merged Development Company appointed by it, and who shall resign with effect from the Funding Date shall not have any claims or rights against Purchaser and/or the Merged Development Company, as the case may be, and that all the rights and claims of such incumbent managing director and/or other executives of the Merged Development Company appointed by it against such companies will be unconditionally and irrevocably waived and released on the Funding Date.

          22.5          Incumbent Director Indemnity. Inasmuch as at Purchaser’s request the incumbent managing director of the Merged Development Company appointed by Vendor shall on or about the date hereof execute all or part of the Purchaser’s Security Documents for and on behalf of the Merged Development Company, Purchaser has agreed to indemnify the incumbent managing director and/or the Vendor for and against any liability arising in that regard, and same in terms of the Deed of Indemnity in the agreed form attached hereto as Schedule 5, which shall comprise part of the Sub-Escrow Documentation.

          22.6          Filing Indemnity. The Vendor shall defend, indemnify and hold harmless Purchaser and, at the discretion of the Purchaser, the Purchaser Indemnitees from and against all Damages suffered or incurred by the Purchaser and any Purchaser Indemnitee which is caused by or resulting from or arising out of the delay until the Funding Date in the filing of the Security Documents and the Transfer Documents executed and deposited with the Sub-Escrow Agent in accordance with the terms of the Sub-Escrow Agreement.

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ARTICLE XXIII - MISCELLANEOUS

          23.1          Modification and Amendment. Subject to Section 3.1(c),(a) the provisions of this Addendum, and the agreements reached between the Parties as reflected herein, constitute the full and final agreements reached between the Parties in respect of the matters addressed herein. Accordingly, the provisions of the Transaction Agreement shall be deemed to have been amended in accordance with and subject to the terms and provisions of this Addendum, but to that extent only.

                         (b)          all other terms and provisions of the Transaction Agreement which have not been amended in terms of this Addendum, whether expressly or by implication, shall remain valid and binding upon the Parties to all intents and purposes.

                         (c)          without derogating from the generality of the foregoing and subject to clauses 6.1(d) and 6.1(e), all references to the “Closing Date” in the Transaction Agreement shall continue to refer to the Closing Date.

                         (d)          without derogating from the generality of the foregoing, the references to the “Closing Date” in the definitions of Calculation Date, Closing Additional GOI, Closing Primary GOI, Closing Secondary GOI, Construction Loan Repayment Amount, Final Price Adjustment Date, Interim Additional GOI, Interim Primary GOI, Prepayment Costs, Shareholder Loans, Shareholder Loan Amounts, Shareholder Loan Schedule and in §§4.2(d), 6.1(a), 6.3(a)(iv), 6.4(a)(iv), second reference in 8.1(a), 8.1(d), 8.2(c) and first reference in 9.11 of the Transaction Agreement shall be be deemed to refer to the Effective Closing Date as herein defined.

                         (e)          without derogating from the generality of the foregoing, the references to the “Closing Date” in the definition of Top Up Guarantee and §§6.2, 6.6(a), 7.1(a), 7.2 and 9.12(a) of the Transaction Agreement shall be deemed to refer to the Funding Date as herein defined.

                         (f)          all references in the Transaction Agreement to the Formal Share Purchase Agreement shall be deleted.

          23.2          Incorporation of Terms The terms and provisions of Article XVII of the Transaction Agreement are incorporated into this Addendum by reference.

          IN WITNESS WHEREOF, the Parties or their duly authorized representatives hereto have executed this Addendum as a deed on the date first above written.

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)
Executed as a deed, but not delivered	)
until the first date specified on	)
page 1, by PLAZA CENTERS NV:	)	Signature	/s/ RAN SHTARKMAN

		Name (block capitals)	RAN SHTARKMAN

Director

		Signature	/s/

Name (block capitals)

Director

Executed as a deed, but not delivered	)
until the first date specified on	)
page 1, by SYMMETRY ARENA	)
KFT.:		Signature	/s/ FARKAS GYONGYVEKEVA

		Name (block capitals)	FARKAS GYONGYVEKEVA

Director

		Signature	/s/ SOROGIVAM ANNA KATALI

		Name (block capitals)	SOROGIVAM ANNA KATALI

Director

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